Exhibit 10.1

[Execution]

LOAN AND SECURITY AGREEMENT

Dated as of May 19, 2021

COMPUTER TASK GROUP, INC.

as US Borrower

COMPUTER TASK GROUP BELGIUM NV

as Belgian Borrower

COMPUTER TASK GROUP LUXEMBOURG PSF S.A.

COMPUTER TASK GROUP IT SOLUTIONS S.A.

as Luxembourg Borrowers

any other Borrowers from time to time party hereto

COMPUTER TASK GROUP INTERNATIONAL, INC.

as US Guarantor

CTG ITS SA

as Belgian Guarantor

COMPUTER TASK GROUP EUROPE B.V.

as Dutch Guarantor

any other Guarantors from time to time party hereto

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

5.5 Application and Allocation of Payments	82
5.6 Collection Accounts	84
5.7 Loan Account; Account Stated	85
5.8 Taxes	85
5.9 Lender Tax Information	87
5.10 Nature and Extent of Each US Loan Party’s Liability	88
5.11 Currency Matters	91

SECTION 6. CONDITIONS PRECEDENT	91

6.1 Conditions Precedent to Initial Loans	91
6.2 Conditions Precedent to All Credit Extensions	95

SECTION 7. COLLATERAL	95

7.1 Grant of Security Interest	95
7.2 Lien on Deposit Accounts; Cash Collateral	98
7.3 Reserved	98
7.4 Other Collateral	98
7.5 Limitations	99
7.6 Further Assurances	100
7.7 Termination of Security Interests	100

SECTION 8. COLLATERAL ADMINISTRATION	101

8.1 Borrowing Base Reports; Reserves	101
8.2 Accounts	103
8.3 Reserved	103
8.4 Cash Management; Deposit Accounts; Securities Accounts	103
8.5 General Provisions	106
8.6 Power of Attorney	106

SECTION 9. REPRESENTATIONS AND WARRANTIES	107

9.1 General Representations and Warranties	107
9.2 Complete Disclosure	112

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS	112

10.1 Affirmative Covenants	112
10.2 Negative Covenants	117
10.3 Financial Covenant: Fixed Charge Coverage Ratio	127

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT	127

11.1 Events of Default	127
11.2 Remedies upon Default	129
11.3 License	129
11.4 Setoff	130
11.5 Remedies Cumulative; No Waiver	130

SECTION 12. AGENT	130

12.1 Appointment, Authority and Duties of Agent	130
12.2 Agreements Regarding Collateral and Borrower Materials	131
12.3 Reliance By Agent	132
12.4 Action Upon Default	132
12.5 Ratable Sharing	132
12.6 Indemnification	133
12.7 Limitation on Responsibilities of Agent	133
12.8 Successor Agent and Co-Agents	133
12.9 Due Diligence and Non-Reliance	134
12.10 Remittance of Payments and Collections	134
12.11 Individual Capacities	135
12.12 Titles	135
12.13 Certain ERISA Matters	135
12.14 Bank Product Providers	136
12.15 No Third Party Beneficiaries	136
12.16 Withholding Taxes	136
12.17 [Reserved]	136
12.18 Parallel Debt Obligations	136
12.19 Certain Belgian Matters	137

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS	137

13.1 Successors and Assigns	137
13.2 Participations	137
13.3 Assignments	138
13.4 Replacement of Certain Lenders	140

SECTION 14. MISCELLANEOUS	140

14.1 Consents, Amendments and Waivers	140
14.2 Indemnity	141
14.3 Notices and Communications	141
14.4 Performance of Borrowers’ Obligations	142
14.5 Credit Inquiries	143
14.6 Severability	143
14.7 Cumulative Effect; Conflict of Terms	143
14.8 Execution; Electronic Records	143
14.9 Entire Agreement	143
14.10 Relationship with Lenders	143
14.11 No Advisory or Fiduciary Responsibility	144
14.12 Confidentiality	144
14.13 Compliance with DAC 6	144
14.14 GOVERNING LAW	145
14.15 Consent to Forum; Bail-In of EEA Financial Institutions	145
14.16 Waivers by Loan Parties	146
14.17 Patriot Act Notice	147
14.18 NO ORAL AGREEMENT	147

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Joinder Agreement
Exhibit D-1	Form of U.S. Tax Certificate for Foreign Lenders that are not Partnerships
Exhibit D-2	Form of U.S. Tax Certificate for Foreign Participants that are not Partnerships
Exhibit D-3	Form of U.S. Tax Certificate for Foreign Participants that are Partnerships
Exhibit D-4	Form of U.S. Tax Certificate for Foreign Lenders that are Partnerships

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Belgian Security Documents; Luxembourg Security Documents; Dutch Security Documents
Schedule 1.3	Immaterial Subsidiaries
Schedule 8.4	Deposit Accounts; Securities Accounts
Schedule 8.5.1	Business Locations
Schedule 9.1.4	Subsidiaries, Equity Interests
Schedule 9.1.11	Patents, Trademarks and Copyrights
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.1.14	Post-Closing Matters
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of May 19, 2021, among COMPUTER TASK GROUP, INC., a New York corporation (“Parent,” and together with any other Person organized under the laws of a jurisdiction in the United States that becomes a party hereto as a Borrower, individually a “US Borrower” and collectively, “US Borrowers”), COMPUTER TASK GROUP BELGIUM NV, a limited liability company (naamloze vennootschap/société anonyme) incorporated and existing under the laws of Belgium, having its statutory seat at Culliganlaan 1D (N 140B), 1831 Machelen, Belgium and registered under number RLP Brussels (Dutch speaking section) 0450.277.958 (“CTG Belgium” and together with any other Person organized under the laws of Belgium that becomes a party hereto as a Borrower, individually a “Belgian Borrower” and collectively, “Belgian Borrowers”), COMPUTER TASK GROUP LUXEMBOURG PSF S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 10A, rue Zone Industrielle de Bourmicht, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B56109 and subject in its capacity as support professionals of the financial sector established in Luxembourg to the Luxembourg law of 5 April 1993 on the financial sector, as amended (“CTG Luxembourg PSF”), COMPUTER TASK GROUP IT SOLUTIONS S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 7, rue des Mérovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B110615 (“CTG Luxembourg IT,” and together with CTG Luxembourg PSF and with any other Person organized under the laws of Luxembourg that becomes a party hereto as a Borrower, individually, a “Luxembourg Borrower” and collectively, “Luxembourg Borrowers,” and together with the Belgian Borrowers, and US Borrowers and each other Subsidiary of the Parent that becomes a Borrower in accordance with Section 10.1.9, individually, a “Borrower” and collectively, the “Borrowers”), COMPUTER TASK GROUP INTERNATIONAL, INC., a Delaware corporation (“CTG International,” and together with any other Person organized under the laws of a jurisdiction in the United States that becomes a party hereto as a Guarantor, individually a “US Guarantor” and collectively, “US Guarantors”), CTG ITS SA, a limited liability company (naamloze vennootschap/société anonyme) incorporated and existing under the laws of Belgium, having its statutory seat at Avenue Pasteur 6, 1300 Wavre, Belgium and registered under number RLP Brabant Wallon 0822.125.181 (“CTG ITS,” and together with any other Person organized under the laws of Belgium that becomes a party hereto as a Guarantor, individually a “Belgian Guarantor” and collectively, “Belgian Guarantors”), COMPUTER TASK GROUP EUROPE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Hoofddorp, the Netherlands and its registered office address at Siriusdreef 17, 2132 WT Hoofddorp, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34073503 (“CTG Netherlands,” and together with any other Person organized under the laws of the Netherlands that becomes a party hereto as a Guarantor, individually a “Dutch Guarantor” and collectively, “Dutch Guarantors”), the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (together with any successor agent appointed pursuant to Section 12.10, the “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of fifty percent (50%) or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Loan Party or Subsidiary with another Person.

“Additional Account Security Actions” has the meaning set forth in Section 7.6.

“Additional Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any Incremental Commitment pursuant to an Incremental Facility Amendment in accordance with Section 2.1.9; provided, that, each Additional Lender (other than any Person that is a Lender, an Affiliate or branch of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of Agent, each Issuing Bank and each Swing Line Lender, such approval in each case not to be unreasonably withheld or delayed.

“Affected Financial Institution” means any EEA Financial Institution or UK Financial Institution.

“Affiliate” with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person. For purpose of this definition, (a) “Control” means the possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise and (b) “Controlled” has a correlative meaning.

“Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Section 12. Agent may from time to time designate one or more of its Affiliates or branches to perform the functions of Agent in connection with Loans denominated in any Available Currency other than Dollars, in which case references herein to the “Agent” shall, in connection with Loans denominated in any such Available Currency, mean any Affiliate or branch so designated.

“Agent Indemnitees” means Agent and its officers, directors, employees, Affiliates and Agent Professionals.

“Agent Payment Account” means the Deposit Account or Deposit Accounts of Agent from time to time designated as such, in writing, by Agent to Borrower Agent.

“Agent Professionals” means attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

“Allocable Amount” means as defined in Section 5.10.3.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” means the margin set forth below, as determined by the Monthly Average Total Excess Availability for the most recent calendar month determined as of the most recent determination date:

Level	Monthly Average Total Excess Availability	LIBOR Loans, EURIBOR Loans, Letter of Credit Fees	European/U.S. Base Rate Loans
I	Greater than 66% of the Total Loan Cap	1.50%	0.50%
II	Greater than 33% but less than or equal to 66% of the Total Loan Cap	1.75%	0.75%
III	Less than or equal to 33% of the Total Loan Cap	2.00%	1.00%

Until July 1, 2021, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each calendar month end. If Agent is unable to calculate Monthly Average Total Excess Availability for a calendar month due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Required Lenders, upon written notice to the Borrower Agent, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

“Approved Fund” means any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of Property of a Loan Party, including any disposition in connection with a sale-leaseback transaction, synthetic lease or by Division.

“Assignment and Acceptance” means an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

“Available Currency” means (a) with respect to the Belgian Facility and Luxembourg Facility, Dollars and Euros, (b) with respect to the US Facility, Dollars, and (d) with respect to the issuance of Letters of Credit, without limiting the foregoing clauses (a) and (b) any other lawful currency that is readily available and freely transferable and convertible into Dollars and acceptable to Agent and the applicable Issuing Bank.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Account Pledge Agreement” means (a) each Pledge over Bank Accounts Agreement, dated on or about the date hereof, by and between each Belgian Loan Party and Agent with respect to the bank account(s) of such Belgian Loan Party in Belgium, (b) each Luxembourg account pledge agreement, dated on or about the date hereof, by and between each Luxembourg Loan Party and Agent with respect to the bank account(s) of such Luxembourg Loan Party in Luxembourg, and (c) any pledge agreement or other Security Document with respect to a Deposit Account or Securities Account in each case that purports to pledge or grant a security interest or other Lien on any Deposit Account or Securities Account of a Loan Party to secure any of the Obligations.

“Bank of America” means Bank of America, N.A., a national banking association, and its successors and assigns.

“Bank of America (London)” means Bank of America, N.A. (acting through its London branch).

“Bank of America Indemnitees” means Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any other Subsidiary of Parent by a Lender or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedge Agreements; (c) commercial credit card and merchant card services; (d) netting services, employee credit or purchase card or procurement programs and similar arrangements, (e) credit card processing services or credit card, debit card or stored value cards, and (f) foreign exchange facilities.

“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations of a Loan Party.

“Base Rate” means European Base Rate and/or US Base Rate, as the context requires.

“Base Rate Loan” means any Loan that bears interest based on the European Base Rate Loan and/or US Base Rate Loan, as the context requires.

“Belgian Availability Reserves” means the sum (without duplication and expressed in Dollars, based on the US Dollar Equivalent thereof) of (a) the Bank Product Reserve in respect of Secured Bank Product Obligations of Belgian Loan Parties; (b) Priority Payables Reserve in respect of Priority Payables of Belgian Borrowers; (c) the Payroll Reserve for Belgian Borrowers; (d) the Dilution Reserve for Belgian Borrowers; and (e) such additional reserves with respect to Belgian Loan Parties, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may determine to establish from time to time.

“Belgian Borrower” and “Belgian Borrowers” have the respective meanings set forth in the preamble to this Agreement, and shall include (a) CTG Belgium, (b) any other Person organized under the laws of Belgium that at any time after the date hereof becomes a Belgian Borrower and (c) their respective successors and assigns.

“Belgian Borrowing Base” means at any time, with respect to Belgian Borrowers, an amount equal to the sum (expressed in Dollars, based on the US Dollar Equivalent thereof) of, without duplication:

(a) ninety percent (90.0%) of Eligible Investment Grade Accounts of Belgian Borrowers (other than Eligible Unbilled Accounts) at such time, plus

(b) eighty-five percent (85.0%) of Eligible Non-Investment Grade Accounts of Belgian Borrowers (other than Eligible Unbilled Accounts) at such time, plus

(c) the lesser of (i) eighty-five percent (85.0%) of the net amount of Eligible Unbilled Accounts of Belgian Borrowers at such time and (ii) $5,000,000, minus

(d) all Belgian Availability Reserves.

“Belgian Collateral” means any and all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Belgian Loan Party in or upon which a Lien is granted, or purported to be granted, by such Person in favor of Agent or the Lenders under any of the Loan Documents to secure, either directly or indirectly, any of the Obligations; provided, that, the Belgian Collateral shall not include any Excluded Assets.

“Belgian Collection Account” means each Deposit Account of a Belgian Borrower used solely by a Belgian Borrower for purposes of the receipt of Collections and other payments and proceeds of Collateral in accordance with the terms hereof, including the Deposit Account identified as the Belgian Collection Account on Schedule 8.4.

“Belgian Commitment” means, with respect to each Belgian Lender, the commitment of such Belgian Lender to make Belgian Revolving Loans and to acquire participations in Belgian Protective Advances, Belgian Letters of Credit and Belgian Swing Line Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Belgian Lender’s Belgian Revolving Exposure hereunder, in each case as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Commitment Increases or Commitment Reallocations The initial amount of each Belgian Lender’s Belgian Commitment is set forth on the Schedule 1.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Belgian Commitment, as applicable. The initial aggregate amount of the Belgian Lenders’ Belgian Commitments is $14,000,000.

“Belgian Excess Availability” means, as of any date of determination, an amount equal to the Belgian Loan Cap minus the Belgian Revolver Usage.

“Belgian Facility” means, collectively, the Belgian Commitments and the extensions of credit made thereunder.

“Belgian Guarantors” means any Subsidiary of Parent formed under the laws of Belgium that is at any time a party to a Guaranty and not a Belgian Borrower.

“Belgian Issuing Bank” means each of Bank of America (London) any other Lender approved by Agent and acceptable to Borrower Agent which agrees to act as a Belgian Issuing Bank. Each Belgian Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Belgian Issuing Bank, in which case the term “Belgian Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Belgian LC Exposure” means at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding Belgian Letters of Credit at such time plus (b) the aggregate principal amount of all draws under Belgian Letters of Credit that have not yet been reimbursed at such time. The Belgian LC Exposure of any Belgian Lender at any time shall mean its Pro Rata share of the aggregate Belgian LC Exposure at such time.

“Belgian LC Sublimit” means the US Dollar Equivalent of $2,500,000.

“Belgian Lenders” means the Persons listed on Schedule 1.1 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Belgian Lenders” shall include any such Affiliate or branch with respect to the Belgian Loans made by such Affiliate or branch) as having a Belgian Commitment and any other Person that shall acquire a Belgian Commitment, other than any such Person that ceases to be a Belgian Lender pursuant to an Assignment and Assumption.

“Belgian Letter of Credit” means any Letter of Credit issued under the Belgian Facility. Belgian Letters of Credit shall be denominated in Dollars or Euros.

“Belgian Loan Cap” means, as of any date of determination, the lesser of (a) the Belgian Borrowing Base or (b) the Belgian Loan Limit.

“Belgian Loan Limit” means, as to a Belgian Borrower, the aggregate amount of the Belgian Commitments minus the aggregate outstanding amount of Loans to, and Letters of Credit for the account of, the other Belgian Borrowers. As of the Closing Date, the aggregate amount of the Belgian Loan Limit for Belgian Borrowers is $14,000,000.

“Belgian Loan Parties” means the Belgian Borrowers and the Belgian Guarantors.

“Belgian Loans” means, individually and collectively as the context may require, the Belgian Revolving Loans, the Belgian Swing Line Loans, and the Belgian Protective Advances.

“Belgian Non-Cooperative Jurisdiction” means a jurisdiction, or a territory, which has the competence to determine in an autonomous manner part or all aspects of the corporate income tax basis or of the corporate income tax rate, and that is a jurisdiction, or a territory, with no taxation or low taxation, or that is a non-cooperative jurisdiction within the meaning of Article 307, §1/2 of the Belgian Income Tax Code 1992 and any successor provision.

“Belgian Obligations” means Obligations of Belgian Loan Parties.

“Belgian Overadvance” means, as of any date of determination, the amount of any Belgian Revolver Usage in excess of the lesser of the Belgian Borrowing Base or the Belgian Loan Limit.

“Belgian Protective Advance” means a Protective Advance to a Belgian Borrower.

“Belgian Revolver Usage” means, as of any date of determination, the sum of (a) the principal amount of outstanding Belgian Loans (including Belgian Revolving Loans, Belgian Swing Line Loans and Protective Advances to or for the benefit of any Belgian Borrower), plus (b) the Stated Amount of outstanding Belgian Letters of Credit.

“Belgian Revolving Exposure” means, with respect to any Belgian Lender at any time, the US Dollar Equivalent of the sum of the outstanding principal amount of such Belgian Lender’s Belgian Revolving Loans and its Belgian LC Exposure and an amount equal to its Pro Rata Share under the Belgian Facility of the aggregate principal amounts of Belgian Swing Line Loans and Belgian Protective Advances outstanding at such time.

“Belgian Revolving Loan” means a revolving loan made by the Belgian Lenders to a Belgian Borrower pursuant to Section 2.1.

“Belgian Security Documents” means each of the documents listed in Schedule 1.2 hereto under the heading “Belgian Security Documents”, and all other agreements, documents and instruments governed by the laws of Belgium now or at any time hereafter executed and/or delivered by any Belgian Loan Party that purports to pledge or grant a security interest or other Lien on any property or assets securing any of the Obligations.

“Belgian Swing Line Lender” means Bank of America (London), in its capacity as lender of Belgian Swing Line Loans hereunder, or any other Belgian Lender that, at the request of Borrower Agent and with the consent of Agent agrees, in such Lender’s discretion, to become Belgian Swing Lender under Section 2.1.3.

“Belgian Swing Line Loan” means any Loan made by the Belgian Swing Line Lender under the Belgian Facility for the account of the Belgian Borrowers pursuant to Section 2.1.3.

“Belgian Swing Line Loan Limit” means the US Dollar Equivalent of $2,500,000.

“Belgian Termination Date” means the earliest of (a) the US Termination Date (without regard to the reason therefor), (b) the date on which Borrower Agent terminates or reduces to zero all of the Belgian Commitments pursuant to Section 2.1.6, and (c) the date on which the Belgian Commitments are terminated pursuant to Section 11.2. From and after the Belgian Termination Date, Belgian Borrowers shall no longer be entitled to request a Belgian Loan or a Belgian Commitment Increase pursuant to Section 2.1.9 hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230

“Benefit Plan” means any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Blocking Law” means: any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

“Borrowed Money” means with respect to any Loan Party or Subsidiary, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Loan Party or Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, loan agreements or similar debt instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); (b) Capital Lease Obligations; (c) reimbursement obligations with respect to letters of credit, banker’s acceptances or similar instruments issued for the account of such Loan Party or Subsidiary; and (d) guaranties of any of the foregoing owing by another Person.

“Borrower Agent” has the meaning set forth in Section 4.4.

“Borrower Materials” means Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other written information, reports, financial statements and materials delivered by Borrowers under the Loan Documents.

“Borrowing” means Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

“Borrowing Base” means (a) the Belgian Borrowing Base, (b) the Luxembourg Borrowing Base and/or (c) the US Borrowing Base, as the context requires.

“Borrowing Base Report” means a report of the Borrowing Base, in form reasonably satisfactory to Agent.

“Business Day” means any day excluding Saturday, Sunday and any other day that is a legal holiday under the Applicable Laws of the State of New York. Belgium or in Luxembourg, or is a day on which banking institutions located in such jurisdictions are authorized to close, or are in fact closed; and when used with reference to (a) a LIBOR Loan (and related interest rate settings, fundings, disbursements, settlements and payments), the term shall also exclude any day on which banks are authorized to close, or are in fact closed for the transaction of banking business in London, England, and (b) a Belgian Revolving Loan or a Luxembourg Revolving Loan (and related interest rate settings, fundings, disbursements, settlements and payments), shall also exclude any day (i) on which banks are not open for the transaction of banking business in London, England, Belgium or Luxembourg and (ii) in respect of any Loan denominated in Euros (and related interest rate settings, fundings, disbursements, settlements and payments), any day that is not a TARGET Day.

“Capital Expenditures” means all liabilities incurred or expenditures made by a Loan Party or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including capitalized costs relating to software projects developed for internal use in accordance with GAAP.

“Capital Lease” means any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.

“Cash Collateral” means cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

“Cash Collateralize” means the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) one hundred three percent (103%) of LC Obligations, and (b) with respect to any contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or that may become due. “Cash Collateralization” has a correlative meaning.

“Cash Dominion Event” means the period (a) commencing on the date that the Total Excess Availability is less than the greater of (i) twelve and one-half percent (12.5%) of the Total Loan Cap and (ii) $5,000,000 for any three (3) consecutive days or (b) the date of the occurrence of a Specified Event of Default, until in the case of clause (a), the date that Total Excess Availability has been not less than the greater of (A) twelve and one-half percent (12.5%) of the Total Loan Cap and (B) $5,000,000 for thirty (30) consecutive calendar days or in the case of clause (b), until all Specified Events of Default have been cured or waived by Agent in writing.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and AAA by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s;

(g) any money market fund of which the assets are comprised of not less than ninety percent (90%) of the items specified in clauses (a) through (c), (e) or (f) above; and

(h) with respect to any Foreign Subsidiary investments denominated in the currency of the jurisdiction in which such Person is organized which are similar to the items specified in clauses (a)

through (g) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved).

“Cash Management Bank” has the meaning set forth in Section 8.4.

“Cash Management Services” means services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including treasury, depository, overdraft, controlled disbursement, electronic funds transfers, e-payable services, wire transfers, information reporting, lockbox and stop payment services, cash pooling arrangements and cash management or related services or any automated clearing house transfers of funds.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that, “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) including CRD IV or any other Governmental Authority.

“Change of Control” means:

(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding Equity Interests of Parent;

(b) if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of Parent cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in clause (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in clauses (i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors;

(c) if Parent shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding Equity Interests of each Loan Party, except if as a result of merger, amalgamation or other disposition that is not prohibited by Section 10.2.9 hereof;

(d) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower or

(e) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Debt of the Loan Parties (other than the Obligations) that permits the holder thereof to accelerate or require the purchase or mandatory prepayment of such Material Debt.

“Citibank Lien Release Agreement” means the Lien Release and Acknowledgment Agreement, dated on or about the Closing Date, between Citibank, N.A., and Agent with respect to the Permitted Supply Chain Financing.

“Claims” means all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents, Borrower Materials or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document or Borrower Materials, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means the Belgian Collateral, the Luxembourg Collateral, the US Collateral, the Dutch Collateral and any other Property, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the Security Documents by any Loan Party to secure any Obligations; provided, that, notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, Collateral shall not include any Excluded Assets.

“Collateral Access Agreement” means an agreement, in form and substance satisfactory to Agent, of any owner, lessor, sublessor or other Person that owns or controls any premises where books and records of any Loan Party may be located or that otherwise may possess, handle or control any such books or records.

“Collections” means all cash, checks, notes, instruments, and other Payment Items (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Collection Accounts” means the US Collection Account, the Belgian Collection Account, the Luxembourg Collection Account, and any other Deposit Account of a Loan Party used solely for the receipt of Collections of a Loan Party.

“Commitment” means for any Lender, the aggregate amount of such Lender’s Belgian Commitment, Luxembourg Commitments and the US Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means any notice, request, election, representation, certificate, report, disclosure, authorization, or other information or statement relating hereto, including any Loan Document or Borrower Materials.

“Compliance Certificate” means a certificate, in form reasonably satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.

“Compliance Period” means any period beginning on the date that Total Excess Availability is less than the greater of (a) twelve and one-half percent (12.5%) of the Total Loan Cap and (b) $5,000,000, until the date that Total Excess Availability has been at least the greater of (i) twelve and one-half percent (12.5%) of the Total Loan Cap and (ii) $5,000,000 for thirty (30) consecutive calendar days

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Consolidated” means the resultant consolidation of the financial statements of Parent and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.1(j) hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of Capital Expenditures of Parent (specifically including any software development costs that are capitalized), as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill and amortization of deferred financing fees or costs, debt issuance costs, insurance costs, discounts, commissions, fees and expenses, bridge commitment and other financing fees, discounts and yields) of Parent for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, (a) Consolidated Net Income for such period, plus (b) without duplication, the aggregate amounts deducted in determining such Consolidated Net Income in respect of:

(i) Consolidated Interest Expense;

(ii) Consolidated Income Tax Expense;

(iii) Consolidated Depreciation and Amortization Charges;

(iv) non-cash expenses incurred in connection with stock-based compensation;

(v) net losses from divested or discontinued operations;

(vi) business optimization expenses, integration costs, retention, non-recurring charges, recruiting, relocation and signing bonuses and expenses, and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided, that, the aggregate amount added back to Consolidated EBITDA pursuant to this clause, together with the aggregate amount added back to Consolidated EBITDA pursuant to clause (x) below, shall not exceed fifteen percent (15%) of Consolidated EBITDA in such period (calculated after giving effect to this proviso);

(vii) non-recurring non-cash losses not incurred in the Ordinary Course of Business and other non-cash items reducing Consolidated Net Income,

(viii) unusual, non-recurring or one time charges, expenses or losses,

(ix) any transaction fees, expenses, costs or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, merger, consolidation or amalgamation, recapitalization or the incurrence, modification, amendment or repayment of Indebtedness, and any other transactions permitted to be consummated by this Agreement, in each case, whether or not such transactions are consummated (including any such fees, expenses, costs and charges relating to the transactions contemplated by the Loan Documents, and any amendment or other modification of permitted Indebtedness),

(x) the pro forma “run-rate” cost savings, operating expense reductions, other operating improvements, synergies and similar initiatives and restructurings (net of the amount of actual amounts realized) related to any permitted asset sales, acquisitions, investments, dispositions, initiatives with respect to cost savings, operating expense reductions, other operating improvements, synergies and other initiatives, restructurings and specified transactions that are reasonably identifiable and projected by Borrowers in good faith to result from actions that have been taken, with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Parent) within eighteen (18) months of the date of consummation of such asset sale, acquisition investment, disposition, initiative or other transaction, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) a duly completed certificate signed by a Senior Officer of Borrower Agent shall be delivered to Agent together with the Compliance Certificate required to be delivered pursuant to Section 10.1.2, certifying that such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions within eighteen (18) months after the consummation of the transaction or any operational change, as applicable, and are factually supportable as determined in the reasonable, good faith judgment of Borrower Agent, (B) no amounts shall be added pursuant to this clause (x) to the extent duplicative of any amounts otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, with respect to such period, (C) projected amounts (not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (x) to the extent occurring more than six full fiscal quarters after the transaction or specified action taken in order to realize such projected cost savings and (D) the aggregate amount of the add backs made pursuant to this clause (x), together with the aggregate amount of the add backs pursuant to clause (vi), shall not exceed fifteen percent (15%) of Consolidated EBITDA in such period (calculated after giving effect to this proviso);

(xi) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement;

(xii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income);

(xiii) the amount of any minority interest expense consisting of income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted from Consolidated Net Income (and not added back in such period to Consolidated Net Income);

(xiv) the amount of any net income from discontinued operations in accordance with GAAP;

minus (c) to the extent included in Consolidated Net Income for such period, (i) net gains from divested or discontinued operations, and (ii) non-recurring non-cash gains not incurred in the Ordinary Course of Business and other non-cash items increasing Consolidated Net Income;

provided, that, for any period during which a Permitted Acquisition or other Permitted Investment is made, Consolidated EBITDA shall be recalculated to include the “EBITDA” of the acquired company (or acquired assets) (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or other Permitted Investment, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S -X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if such Acquisition or Investment occurred at the beginning of such period, and Parent during the twelve (12) month period following the date of any such Permitted Acquisition or Investment may include in the calculation of Consolidated EBITDA the necessary portion of the adjusted historical results of the entity acquired in such Permitted Acquisition and Investment that were achieved prior to the applicable date of acquisition for such time period as is necessary for Parent to have figures on a trailing four Fiscal Quarter basis from the date of determination with respect to such acquired entity or assets.

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense paid in cash, and (b) scheduled principal payments payable during such period on Consolidated Funded Indebtedness (other than optional prepayments of the Loans), including payments of the principal component of Capital Lease Obligations.

“Consolidated Funded Indebtedness” means, at any date, all Debt (excluding (a) Debt described solely in clauses (c), (e), (g) and (h) of the definition of Debt, and (b) Debt consisting of undrawn amounts under letters of credit) of Parent, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Parent and its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto and including federal, foreign, state, franchise, excise and similar taxes paid, permitted to be paid or accrued during such period), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capital Lease Obligations, synthetic leases and asset securitizations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements and excluding deferred financing costs) of Parent for such period, as determined on a Consolidated basis.

“Consolidated Net Income” means, for any period, the net income (loss) of Parent for such period, as determined on a Consolidated basis.

“Consolidated Unfunded Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not directly financed by Parent or its Subsidiaries with long-term Debt (other than Loans) or Capital Lease Obligations, as determined on a Consolidated basis.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto in the reasonable, good faith judgment of a Senior Officer of Borrower Agent.

“Control” means possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a US Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Covered Entity” means (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Credit Facility” means, collectively, the Commitments and the extensions of credit made thereunder.

“CSSF” means the Luxembourg Commission de surveillance du secteur financier, as supervisory authority of CTG Luxembourg PSF under the Luxembourg 1993 Law.

“DAC6” means the Council Directive 2011/16/EU, as amended by Council Directive (EU) 2018/822 on Administrative Cooperation (as implemented in Luxembourg, the Netherlands and/or Belgium).

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all reimbursement obligations in connection with letters of credit, banker’s acceptance, bank guarantees or similar instruments issued for the account of such Person; (d) all Disqualified Equity Interests; (e) all non-recourse Debt secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed; (f) all Capital Lease Obligations of such Person; (g) all obligations of such Person under Hedge Agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close out of such transaction, that amount); and (h) all Contingent Obligations of such Person; provided that Debt shall not include (i) trade payables and accrued expenses, in each case arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) endorsements of instruments for deposit or collection in the Ordinary Course of Business and (v) indemnity obligations, purchase price adjustments or earn-out obligations in effect on the Closing Date or entered into or incurred in connection with any Permitted Acquisition, Investment or other acquisition or disposition of assets or Equity Interests permitted under this Agreement. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such general partner or joint venturer is not directly or indirectly liable for such Debt.

“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” means for any Obligation under the Loan Documents (including, to the extent permitted by law, interest not paid when due), two percent (2.00%) plus the interest rate otherwise applicable thereto, or if such Obligation does not bear interest, a rate equal to the US Base Rate in respect of Obligations of US Loan Parties, and a rate equal to the European Base Rate in respect of Obligations of Belgian Loan Parties and Luxembourg Loan Parties, in each case as to US Loan Parties, Belgian Loan Parties and Luxembourg Loan Parties, plus two percent (2.00%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

“Deposit Account” means (a) any “deposit account” as such term is defined in Article 9 of the UCC and (b) with respect to any such Deposit Account located outside of the US, any bank account with a deposit function.

“Designated Jurisdiction” means a country or territory that is the target of a Sanction.

“Dilution Percent” means the percent, determined by Agent in its Permitted Discretion, for each of the US Borrowers in the aggregate, the Belgian Borrowers in the aggregate and the Luxembourg Borrowers in the aggregate, respectively, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to the applicable Borrower’s Accounts, divided by (b) gross sales of each of the US Borrowers in the aggregate, the Belgian Borrowers in the aggregate and the Luxembourg Borrowers in the aggregate, respectively.

“Dilution Reserve” means, with respect to each of the US Borrowers in the aggregate, the Belgian Borrowers in the aggregate and the Luxembourg Borrowers in the aggregate, respectively, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, the aggregate amount of reserves, as established by Agent from time to time, in an amount equal to the Value of the Eligible Accounts of all US Borrowers in the aggregate, all Belgian Borrowers determined for all Belgian Borrowers in the aggregate and all Luxembourg Borrowers in the aggregate, as the case maybe, multiplied by one percent (1%) for each percentage point (or portion thereof) that the Dilution Percent of all US Borrowers in the aggregate, all Belgian Borrowers in the aggregate and all Luxembourg Borrowers in the aggregate, as the case may be, with respect thereto exceeds (i) two and one-half percent (2.50%) as to Eligible Investment Grade Accounts (other than Eligible Unbilled

Accounts), (ii) five percent (5%) as to Eligible Non-Investment Grade Accounts (other than Eligible Unbilled Accounts) and (iii) five percent (5%) as to Eligible Unbilled Accounts.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is ninety-one (91) days after the Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Parent or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale or similar event will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that Parent or Subsidiary, as applicable, may not repurchase or redeem any such Equity Interests pursuant to such provisions until after the Full Payment of the Obligations. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or purchase, redemption, or other acquisition or retirement for value of any Equity Interest or the set aside of assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of any class of Equity Interests.

“Dollars” and “$” means the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Applicable Laws of the United States, any state, commonwealth or territory thereof or the District of Columbia.

“Dormant Subsidiary” means a Subsidiary of Parent that (a) is not a Loan Party or the direct equity holder of a Loan Party, (b) has aggregate assets of less than $250,000 (or the US Dollar Equivalent thereof), (c) has no direct or indirect Subsidiaries with aggregate assets, for such Subsidiary and all such Subsidiaries, of more than $250,000 (or the US Dollar Equivalent thereof), and (d) is not a Guarantor of any Debt incurred pursuant to any Material Debt (other than the Obligations) entered into by a Loan Party.

“Dutch Guarantor” means Computer Task Group Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Hoofddorp, the Netherlands and its registered office address at Siriusdreef 17, 2132 WT Hoofddorp, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34073503.

“Dutch Security Documents” means each of the documents listed in Schedule 1.2 hereto under the heading “Dutch Security Documents”, and all other agreements, documents and instruments governed by the laws of the Netherlands now or at any time hereafter executed and/or delivered by any Dutch Guarantor or any other Person organized under the laws of the Netherlands that purports to pledge or grant a security interest or other Lien on any property or assets securing any of the Obligations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or

(c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 14.8.

“Eligible Account” means an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is deemed by Agent, in its Permitted Discretion, to satisfy the criteria for an Eligible Account set forth herein. No Account shall be an Eligible Account if:

(a) it is unpaid more than sixty (60) days after the original due date or more than one hundred twenty (120) days after the original invoice date thereof;

(b) fifty percent (50%) or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the same Account Debtor to Belgian Borrowers, Luxembourg Borrowers or US Borrowers, as the case may be, it exceeds twenty-five percent (25%) of the aggregate amount of Eligible Accounts owing to all Borrowers (or such higher percentage as Agent may establish for the Account Debtor from time to time), other than with respect to Accounts for which IBM Corporation and its Affiliates is an Account Debtor, then fifty percent (50%) of the aggregate amount of such Eligible Accounts; in each case of the foregoing, to the extent of the obligations owing by such applicable Account Debtor in excess of such concentration percentage limit; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the applicable concentration limit;

(d) the original due date thereof is more than one hundred twenty (120) days after the original invoice date thereof;

(e) it does not conform with an applicable covenant or representation herein;

(f) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof so long as such offset, counterclaims, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance is in the Ordinary Course of Business and reflected in the Borrowing Base Report with respect to Account);

(g) an Insolvency Proceeding has been commenced by or against the Account Debtor (to the extent reasonably knowable or known by any Loan Party or Agent); or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (to the extent reasonably knowable or known by any Loan Party or Agent), or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the applicable Borrower to whom such

Account is owing is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(h) it is owing by an Account Debtor which is owed by an Account Debtor which is not organized or incorporated under the Applicable Law of an Eligible Account Debtor Jurisdiction unless (i) Agent determines to include such Account Debtor in its Permitted Discretion or (ii) such Account is supported by a letter of credit (delivered to and directly drawable by Agent) in form and substance satisfactory to Agent in its Permitted Discretion or (iii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion;

(i) it is owed in any currency other than Eligible Account Currencies;

(j) it is owing by any Governmental Authority, unless (i) in the case of Accounts owing by the United States or a federal governmental agency thereof, to the extent applicable thereto, the US Borrower has complied with the Assignment of Claims Act of 1940, 31 U.S.C. §15, as amended, and assigned its rights to payment of such Account to Agent accordingly, (ii) in the case of Accounts owing by any other Governmental Authority, Applicable Law permits the grant of a Lien therein and all requirements for the grant of the Lien therein under all Applicable Laws have been satisfied as determined by Agent in its Permitted Discretion, or (iii) such Account is supported by a letter of credit (delivered to and directly drawable by Agent) in form and substance satisfactory to Agent in its Permitted Discretion or is otherwise acceptable to Agent in its Permitted Discretion;

(k) it is owing by any Affiliate, employee, director, or officer of any Loan Party;

(l) it is evidenced by any promissory note, Chattel Paper or an Instrument of any kind or which has been reduced to judgment (to the extent of such amount or any other amounts owing in respect of any Accounts by the applicable Account Debtor, except as Agent may otherwise agree);

(m) it is not subject to a duly perfected and enforceable first priority Lien in favor of Agent (other than as to priority, Permitted Liens under Section 10.2.2(c)) under the laws of the jurisdiction in which the Borrower to whom such Accounts are owing is organized;

(n) it is subject to any Lien other than (i) the Lien in favor of Agent, (ii) those permitted in Section 10.2.2(c), or (iii) any other liens permitted under this Agreement that are subject to any intercreditor agreement between the holder of such security interest or lien and Agent pursuant to which such other Lien is subordinate to the Lien of Agent, which agreement is in form and substance reasonably satisfactory to Agent;

(o) it is subject to terms and conditions which prohibit or restrict the assignment thereof or grant of a Lien therein or by Applicable Law;

(p) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(q) its payment has been subject to any extension, compromise, settlement, modification, credit, deduction or return that has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder or the Account Debtor has made a partial payment;

(r) it arises from a sale to an Affiliate of a Loan Party;

(s) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(t) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(u) it is not payable to a Borrower or the applicable Borrower is not the sole payee or remittance party shown on the invoice;

(v) it has not been invoiced (except to the extent constituting an Eligible Unbilled Account);

(w) it is owing by an Account Debtor whose Accounts are sold or may be sold pursuant to a Permitted Supply Chain Financing;

(x) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(y) Accounts acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion; provided, that, notwithstanding anything in any Loan Document to the contrary, if a satisfactory field examination with respect to such Accounts has not been completed, such Accounts may be included in the Borrowing Base without regard to this clause (y) (but subject to the other requirements of the definition of Eligible Accounts), so long as the aggregate amount of such Accounts, together with any other Accounts acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower, that have not been subject to a completed, satisfactory field examination, that may be included in the Borrowing Base at any one time shall not exceed the amount equal to fifteen percent (15%) of the Borrowing Base of the applicable Facility at any time (after giving effect to including such Accounts).

“Eligible Account Currencies” means (a) with respect to Eligible Accounts of US Borrowers, Dollars, (b) with respect to Eligible Accounts of Belgian Borrowers and Luxembourg Borrowers, Dollars and Euros, and such other currencies determined by Agent in its Permitted Discretion.

“Eligible Account Debtor Jurisdictions” means (a) with respect to Accounts owing to US Borrowers, any jurisdiction in the United States or Canada (including, in each case, any state, territory or province thereof, as applicable), (b) with respect to Accounts owing to Belgian Borrowers or Luxembourg Borrowers, any jurisdiction that was a member state of the European Union prior to May 1, 2004, Switzerland, Canada and the United States; provided, that, without limitation of any other rights of Agent hereunder or under any other Loan Document, at any time during the continuation of a Cash Dominion Event, upon Agent’s written request, any Additional Account Security Actions shall have been satisfied with respect to Accounts owing from Account Debtors in any such jurisdiction within thirty (30) days of such request (or such longer period as Agent may agree), and (c) such other jurisdictions as shall be acceptable to Agent, in its Permitted Discretion (and including, but not limited to, the determination by Agent that Agent has a duly perfected and enforceable Lien on the applicable Accounts of Account Debtors organized or located in such jurisdiction under the Applicable Law of such jurisdiction).

“Eligible Assignee” means (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default under Section

11.1(a) or Section 11.1(j), any Person acceptable to Agent in its discretion.

“Eligible Investment Grade Accounts” means any Eligible Accounts owing from an Account Debtor that has a corporate family rating of (a) at least BBB- by S&P or Fitch or (b) at least Baa3 Moody’s.

“Eligible Non-Investment Grade Accounts” means any Eligible Accounts that are not Eligible Investment Grade Accounts.

“Eligible Unbilled Accounts” means an Account (a) which has been earned by a Borrower’s performance and which is accrued on such Borrower’s books and records but which has not been invoiced by such Borrower; (b) which remains uninvoiced for no longer than thirty (30) days (or such longer period as may be agreed by Agent in its Permitted Discretion) after the date on which such Borrower’s right to payment under such Account was earned and the service was provided; (c) which is reflected on such Borrower’s books and records in form reasonably acceptable to Agent; and (d) except for clauses (a), (b) and (c) above, would satisfy the criteria applicable to Eligible Accounts.

“Enforcement Action” any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

“Environmental Laws” Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of a Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of a Loan Party or ERISA Affiliate from a Multiemployer Plan or notification that a

Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on a Loan Party or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (h) failure by a Loan Party or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (i) the engagement by a Loan Party or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; or (j) the imposition of a lien upon a Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“EU Participating Member States” means the member states of the European Communities that adopt or have adopted the Euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“EURIBOR” means, with respect to any Loan denominated in Euros, the per annum rate of interest determined by Agent at or about 11:00am (Brussels, Belgium time) two Business Days prior to an interest period, in each case for a term equivalent to such interest period, equal to the Euro Interbank Offered Rate, or a comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time), provided that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice, and provided further, that in no event shall EURIBOR be less than one quarter percent (0.25%).

“EURIBOR Loan” means a Loan that bears interest based on EURIBOR.

“Euro” and “€” means the lawful single currency of the EU Participating Member States which have adopted the euro unit as their single currency pursuant to the Treaty of Rome of March 25, 1957, establishing the European Community.

“European Base Rate” means, with respect to Loans denominated in Euros and Dollars that are funded outside the U.S., the rate per annum equal to the sum of (a) (i) LIBOR, with respect to Loans denominated in Dollars, or (ii) EURIBOR, with respect to Loans denominated in Euros, in each case for an interest period of one month’s duration as in effect on the first Business Day of the then current calendar month, and (b) one percent (1.00%), provided that in no event shall the European Base Rate be less than one-quarter percent (0.25%).

“Event of Default” has the meaning set forth in Section 11.

“Excess Availability” means Belgian Excess Availability, Luxembourg Excess Availability or US Excess Availability, as the context may require.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the Exchange Rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

“Excluded Assets” means any asset of any Loan Party excluded from the Collateral pursuant to Section 7.1.2, but only to the extent, and for so long as, so excluded thereunder.

“Excluded Deposit Accounts” means those Deposit Accounts held in the name of a Loan Party (a) Deposit Accounts used solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits in the Ordinary Course of Business; (b) escrow accounts or fiduciary or trust accounts for the benefit of third parties (other than Loan Parties); (c) zero balance disbursement accounts; (d) any other Deposit Account, whose balance does not exceed $250,000 at any time, and which is designated by Borrower Agent as an Excluded Account in writing to Agent, so long as the aggregate balance of all such designated Deposit Accounts does not exceed $1,000,000 at any time and (e) blocked account LU83 0031 1389 0562 0000 of CTG Luxembourg IT at BGL BNP Paribas, Societe Anonyme, 50, avenue J.F. Kennedy, L-2951, Luxembourg (“BGL BNP”), pledged in favor of BGL BNP to secure the reimbursement obligations of CTG Luxembourg IT in respect of the guarantee issued by BGL BNP for the account of CTG Luxembourg IT to the European Union represented by the European Parliament, DG ITEC-DIRES-Finance Unit relating to the contract under the Framework Service Contract of CTG Luxembourg IT with the Parliament, provided, that, the balance in such blocked account shall not exceed €750,000 at any time.

“Excluded Subsidiary” means each and any of the following: (a) any Dormant Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary of Parent acquired after the date hereof that is prohibited by Applicable Law from guaranteeing all of the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), provided, that, such Subsidiary shall not be an Excluded Subsidiary in the event that it is permitted to guarantee certain of the Obligations (even if not all Obligations or Obligations of all other Loan Parties) or such governmental consent, approval, license or authorization is not required for it to guarantee certain of the Obligations (even if not all of the Obligations or Obligations of all other Loan Parties), (c) any Foreign Subsidiary of Parent other than (i) Computer Task Group Europe B.V. and its successors and assigns, (ii) a Subsidiary organized under the laws of Belgium or Luxembourg and (iii) any Subsidiary that is the direct owner of Equity Interests in another Subsidiary of Parent that is or is required to be a Loan Party, and (e) any non-Wholly Owned Subsidiary formed or acquired after the date hereof where the Equity Interests are not owned by an Affiliate of a Loan Party that is prohibited from guaranteeing all of the Obligations by the organizational or related shareholder documents of such Subsidiary. Within thirty (30) days (or such later date agreed to by Agent) after any such Subsidiary ceases to be an Excluded Subsidiary, such Subsidiary shall comply with Section 5.11, to the extent applicable.

“Excluded Swap Obligation” means with respect to a US Loan Party, each Swap Obligation as to which, and only to the extent that, such Loan Party’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Loan Party does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Loan Party and all guarantees of Swap Obligations by other Loan Parties) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap

Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Loan Party.

“Excluded Taxes” means (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) US federal withholding Taxes or Belgian withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) US federal withholding Taxes imposed pursuant to FATCA; and (e) Taxes imposed on interest payments paid or attributed to certain Luxembourg tax resident natural persons as defined in the Luxembourg Law of 23 December 2005, as amended. In no event shall “Excluded Taxes” include any US federal withholding Tax imposed on amounts paid by or on behalf of a foreign Loan Party to a Recipient that has complied with Section 5.9.2.

“Extraordinary Expenses” means, without duplication, all costs, expenses or advances that Agent may incur during an Event of Default, or during the pendency of any Insolvency Proceeding of Parent or any other Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Issuing Bank, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Borrower Materials, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any Taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, travel expenses, receivers’ and managers’ fees and legal fees, except for any Luxembourg registration duties (droit d’enregistrement) payable due to registration, submission or filing by Agent or any Lender of any Loan Document when such registration, submission or filing is or was not required to create, maintain or preserve the rights of the Lenders under any Loan Document. Any stamp duty registration and similar taxes due in respect of a voluntary registration will be paid by the relevant party. Extraordinary Expenses shall not include any Excluded Taxes.

“Facility” means each of the Belgian Facility, the Luxembourg Facility and the US Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version to the extent substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any intergovernmental agreements in force with respect thereto, any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the FRBNY on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to the nearest 1/100th of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fiscal Month” means any four-week or five-week fiscal period of any Fiscal Year, in accordance with the fiscal accounting calendar of the Loan Parties as in effect on the date hereof.

“Fiscal Quarter” means each thirteen (13) week fiscal period of any Fiscal Year, in accordance with the fiscal accounting calendar of the Loan Parties as in effect on the date hereof.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, as determined on the last day of the most recently completed four (4) Fiscal Quarters, on a Consolidated basis, the ratio of (a) Consolidated EBITDA for such period, minus (i) Consolidated Unfunded Capital Expenditures, (ii) Consolidated Income Tax Expense paid in cash, and (iii) Distributions made in cash during such period, to (b) Consolidated Fixed Charges, in each case for such period.

“FLSA” means the Fair Labor Standards Act of 1938.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

“Foreign Lender” means (a) with respect to each Borrower that is a US Person, each Lender or Issuing Bank that is not a US Person, and (b) with respect to each Borrower that is not a US Person, each Lender or Issuing Bank that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for Tax purposes.

“Foreign Loan Party” means the Belgian Loan Parties, Luxembourg Loan Parties, Dutch Guarantors and any other Foreign Subsidiary now or hereafter party hereto as a Loan Party, and “Foreign Loan Parties” means all such Persons, collectively.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary employed outside of the United States (other than any governmental arrangement).

“Foreign Subsidiary” means a Subsidiary of Parent that is not a Domestic Subsidiary.

“FRBNY” means Federal Reserve Bank of New York.

“Fronting Exposure” means a Defaulting Lender’s interest in LC Obligations, Swing Line Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

“Full Payment” means

(a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, (ii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, and (iii) all other Obligations that are due and payable or otherwise accrued and owing, regardless of whether demand has been made therefor, at or prior to the time such principal and interest are paid, other than Obligations described in clauses (b), (c), (d) and (e) below and other than unasserted contingent indemnification and reimbursement obligations;

(b) in the case of contingent reimbursement obligations with respect to Letters of Credit, Cash Collateralization, or at Agent’s option, the delivery to Agent of a letter of credit payable to Agent (or at Agent’s option the issuing bank with respect to such Letters of Credit) issued by a bank reasonably acceptable to Agent and in form and substance reasonably satisfactory to Agent;

(c) in the case of obligations with respect to Bank Products (other than Hedge Agreements), providing Cash Collateralization (or at Agent’s option, the delivery to Agent of a letter of credit payable to Agent (or at Agent’s option, the provider of such Bank Products) issued by a bank reasonably acceptable to Agent and in form and substance reasonably satisfactory to Agent), except to the extent either (i) such Bank Products are terminated, and all payments in respect thereof are made at such time and there are no further obligations outstanding with respect thereto or (ii) such Bank Products are allowed, at such time, by the applicable Secured Bank Product Provider thereof to remain outstanding without being required to be repaid or subject to Cash Collateralization (or such letter of credit);

(d) in the case of obligations with respect to Hedge Agreements, the termination of the applicable Hedge Agreement and payment in full of any termination and other amounts then applicable, except to the extent of any such Hedge Agreement that, at such time, is allowed by the applicable Secured Bank Product Provider to remain outstanding without being required to be repaid, or such other arrangements reasonably acceptable to the applicable provider and Borrower Agent have been made;

(e) the Cash Collateralization to secure any other contingent Obligations for which a claim or demand for payment has been made in writing on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), for which Agent or a Lender are entitled to indemnification by a Loan Party, such cash collateral to be in such amount as Agent reasonably determines is appropriate, in consultation with Borrower Agent in good faith, to secure such contingent Obligations; and

(f) the termination of all of the Commitments of Lenders.

“GAAP” means generally accepted accounting principles in effect in the United States, from time to time, applied consistently, subject to Section 1.2 hereof.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

“Guarantor Payment” has the meaning set forth in Section 5.10.3.

“Guarantors” means Belgian Guarantors, Luxembourg Guarantors, US Guarantors, Dutch Guarantor and each other Person that guarantees payment or performance of Obligations that is not a Borrower.

“Guaranty” means each guaranty agreement executed by a Guarantor in favor of Agent.

“Hedge Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purpose of hedging Parent’s or any Subsidiary of Parent’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices not for speculative purposes.

“Immaterial Subsidiary” means, at any date of determination, any one or more Subsidiaries whose aggregate assets on the last day of the most recent period for which balance sheets have been delivered pursuant to Section 10.1.2 were less than $1,000,000, as determined in accordance with GAAP, and which Subsidiaries have been designated in writing by Borrower Agent to Agent as “Immaterial Subsidiaries”. As of the Closing Date, the Immaterial Subsidiaries are set forth on Schedule 1.3 hereto.

“Issuing Bank” means (a) a Belgian Issuing Bank, (b) a Luxembourg Issuing Bank and/or (c) a US Issuing Bank, as the context requires.

“Issuing Bank Indemnitees” means (a) Belgian Issuing Bank Indemnitees, (b) Luxembourg Issuing Bank Indemnitees and/or (b) US Issuing Bank Indemnitees, as the context requires.

“Incremental Commitment” has the meaning set forth in Section 2.1.9.

“Incremental Facility Amendment” has the meaning set forth in Section 2.1.9.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” means Agent Indemnitees, Lender Indemnitees and Issuing Bank Indemnitees.

“Insolvency Laws” means, collectively, (a) the US Bankruptcy Code, (b) Book XX of the Belgian Code of Economic Law, (d) the Insolvency Regulation, (e) (i) articles 437 et seq. of the Luxembourg commercial code (faillite), (ii) the Luxembourg law of 14 April 1886 on composition with creditors to prevent bankruptcy, as amended (concordat préventif de faillite), (iii) articles 593 et seq. of the Luxembourg commercial code (sursis de paiement), (iv) the grand ducal regulation of 24 May 1935 on controlled management (gestion contrôlée), (v) the relevant provisions of the Luxembourg law of 10 August 1915 on commercial companies, as amended, relating to voluntary or compulsory judicial winding-up/dissolution or liquidation, and (vi) article 23 of the Luxembourg 1993 Law, (f) the Dutch Bankruptcy Act (faillissementswet), and (g) any other applicable state, provincial, territorial or federal bankruptcy or insolvency laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the US Bankruptcy Code or any other Insolvency Law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, examination or other similar relief or debt adjustment, or a custodian or a trustee, receiver, interim receiver, national receiver, receiver-manager, monitor, liquidator, administrator or similar custodian is appointed for, or takes charge of, all or substantially all of the property of any Person or any of its Subsidiaries, or any corporate, limited or unlimited liability company or similar action is taken by such Person or any of its Subsidiaries for the purpose of effecting any of the foregoing.

“Insolvency Regulation” means the Regulation (EU) of the European Parliament and the Council 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property” means the rights in and to (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) designs, industrial designs and industrial design applications, (f) all rights in computer software (including data and related documentation), (g) all other proprietary rights and (h) all licenses and agreements in connection therewith.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Parent’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, among Parent, its Subsidiaries and Agent.

“Interest Payment Date” means (a) for each LIBOR Loan or EURIBOR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

“Interest Period” has the meaning set forth in Section 3.1.3.

“Investment” means, for any Person: (a) the purchase or acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, Debt or other securities of any other Person (including any capital contribution); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) the entering into of any guarantee of, or other Contingent Obligation with respect to, Debt of any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, calculated net of any cash payments received by such Person as returns, profits, distributions and similar amounts from such Investment (which, in each case, shall not exceed the amount of such Investment

(valued at cost) at the time such Investment was made).

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means 2006 ISDA Definitions (or successor definitional booklet for interest rate derivatives) published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time.

“Issuing Bank” means Belgian Issuing Bank, Luxembourg Issuing Bank and/or US Issuing Bank, as the context requires.

“Issuing Bank Indemnitees” means each Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

“LC Application” means an application by Borrower Agent to an Issuing Bank for issuance of a Letter of Credit, in form reasonably satisfactory to such Issuing Bank and Agent.

“LC Conditions” means upon giving effect to issuance (or any amendment or extension) of a Letter of Credit by an Issuing Bank, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the LC Sublimit and Total Revolver Usage does not exceed the Total Borrowing Base; (c) in the case of a Letter of Credit issued for the account of a Belgian Borrower, the LC Obligations of Belgian Borrowers do not exceed the Belgian LC Sublimit and Belgian Revolver Usage does not exceed the Belgian Borrowing Base; (d) in the case of a Letter of Credit issued for the account of a Luxembourg Borrower, the LC Obligations of Luxembourg Borrowers do not exceed the Luxembourg LC Sublimit and the Luxembourg Revolver Usage of such Luxembourg Borrower does not exceed the Luxembourg Borrowing Base of such Luxembourg Borrower; (e) in the case of a Letter of Credit issued for the account of a US Borrower, the LC Obligations of US Borrowers do not exceed the US LC Sublimit and US Revolver Usage does not exceed the US Borrowing Base; (f) the Letter of Credit and payments thereunder are denominated in Dollars or other Available Currency reasonably satisfactory to the applicable Issuing Bank; and (d) the purpose and form of the Letter of Credit are reasonably satisfactory to Agent and the applicable Issuing Bank in their discretion.

“LC Documents” means all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to an Issuing Bank or Agent in connection with a Letter of Credit.

“LC Exposure” means Belgian LC Exposure, Luxembourg LC Exposure and US LC Exposure.

“LC Obligations” means the sum of (a) all amounts owing by Borrowers for unreimbursed draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

“LC Request” means a request by Borrower Agent for issuance of a Letter of Credit by an Issuing Bank, in form satisfactory to Agent and such Issuing Bank.

“Lender Indemnitees” means Lenders and Secured Bank Product Providers, and Affiliates and branches of Lenders and Secured Bank Product Providers, and their respective officers, directors, employees, agents, advisors, attorneys, consultants, service providers and other representatives.

“Lenders” has the meaning set forth in the preamble to this Agreement, including (a) Bank of America and its Affiliates and branches in their respective capacities as the Belgian Swing Line Lender, Luxembourg Swing Line Lender and the US Swing Line Lender, (b) the Belgian Lenders, (c) the

Luxembourg Lenders, (d) the US Lenders and (e) their respective permitted successors and assigns and, where applicable, any Issuing Bank, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lending Office” means the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

“Letter of Credit” means any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

“LC Sublimit” means the US Dollar Equivalent of $10,000,000.

“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/16th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other available source designated by Agent from time to time); provided, that, (i) any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; and (ii) in no event shall LIBOR be less than one-quarter percent (0.25%).

“LIBOR Loan” means a Loan that bears interest based on LIBOR, provided, that, a European Base Rate Loan bearing interest as set forth in the definition of European Base Rate, or a US Base Rate Loan bearing interest as set forth in clause (c) of the definition of US Base Rate, shall not constitute a LIBOR Loan.

“LIBOR Replacement Date” means as defined in Section 3.6.2.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page that Agent designates to determine LIBOR (or such other commercially available source providing such quotations as designated by Agent from time to time).

“LIBOR Successor Rate” has the meaning set forth in Section 3.6.2.

“LIBOR Successor Rate Conforming Changes” means with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Base Rate, Interest Period, timing and frequency of determining rates and payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of look-back periods) as may be appropriate, in Agent’s discretion, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit its administration by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with administration of this Agreement or any other Loan Document).

“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property.

“Lien” means any mortgage, pledge (including, without limitation, disclosed, undisclosed, possessory and non-possessory), security interest, hypothecation, assignment, statutory trust, deemed trust, privilege, lien, charge, bailment or similar encumbrance, whether statutory, based on common law, contract or otherwise, and including any agreement to give any of the foregoing, any conditional sale, any retention of title or any other title retention agreement, or any financing lease in the nature thereof.

“Loan” a loan made by a Lender under the Credit Facility established by this Agreement, including Revolving Loans, Swing Line Loans and Protective Advances.

“Loan Account” has the meaning set forth in Section 5.7.1.

“Loan Documents” means this Agreement, any Control Agreement, any Other Agreement, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Collateral Access Agreement, any Perfection Certificate, any Security Document, the Citibank Lien Release Agreement, Beneficial Ownership Certification and any other agreement executed or otherwise authenticated by any Loan Party with, to or in favor or for the benefit of, Agent, any Lender or Issuing Bank relating to this Agreement or the Credit Facility.

“Loan Party” means each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations, including the Belgian Loan Parties, the Dutch Guarantors, the Luxembourg Loan Parties and the US Loan Parties.

“Local Time” means with respect to (a) US Revolving Loans, the prevailing time in New York, New York, and (b) Belgian Loans and Luxembourg Loans, the prevailing time in London, England.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg 1993 Law” means the Luxembourg law of 5 April 1993 on the financial sector, as amended.

“Luxembourg 2002 Law” means the Luxembourg law of 19 December 2002 on the Luxembourg Companies Register and on the accounting and annual accounts of undertakings, as amended

“Luxembourg 2011 Law” means the Luxembourg law of 2 September 2011 governing the access to artisan, commercial, industrial and some liberal professions in Luxembourg, as amended.

“Luxembourg Availability Reserves” means the sum (without duplication and expressed in Dollars, based on the US Dollar Equivalent thereof) of (a) the Bank Product Reserve in respect of Secured Bank Product Obligations of Luxembourg Loan Parties; (b) Priority Payables Reserve in respect of Priority Payables of Luxembourg Borrowers; (c) the Payroll Reserve for Luxembourg Borrowers; (d) the Dilution Reserve for Luxembourg Borrowers; and (e) such additional reserves with respect to Luxembourg Loan Parties, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may determine to establish from time to time.

“Luxembourg Borrower” and “Luxembourg Borrowers” have the respective meanings set forth in the preamble to this Agreement, and shall include (a) CTG Luxembourg PSF, (b) CTG Luxembourg IT, (c) any other Person organized under the laws of Luxembourg that at any time after the date hereof becomes a Luxembourg Borrower and (d) their respective successors and assigns.

“Luxembourg Borrowing Base” means at any time, with respect to a Luxembourg Borrower, an amount equal to the sum (expressed in Dollars, based on the US Dollar Equivalent thereof) of, without duplication:

(a) ninety percent (90.0%) of Eligible Investment Grade Accounts of such Luxembourg Borrower (other than Eligible Unbilled Accounts) at such time, plus

(b) eighty-five percent (85.0%) of Eligible Non-Investment Grade Accounts of such Luxembourg Borrower (other than Eligible Unbilled Accounts) at such time, plus

(c) the lesser of (i) eighty-five percent (85.0%) of the net amount of Eligible Unbilled Accounts of such Luxembourg Borrower at such time and (ii) $7,500,000, minus

(d) all Luxembourg Availability Reserves as to such Luxembourg Borrower.

“Luxembourg Collateral” means any and all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Luxembourg Loan Party in or upon which a Lien is granted, or purported to be granted, by such Person in favor of Agent or the Lenders under any of the Loan Documents to secure, either directly or indirectly, any of the Obligations; provided, that, the Luxembourg Collateral shall not include any Excluded Assets.

“Luxembourg Collection Account” means each Deposit Account of a Luxembourg Borrower used solely by a Luxembourg Borrower for purposes of the receipt of Collections and other payments and proceeds of Collateral in accordance with the terms hereof, including the Deposit Account identified as the Luxembourg Collection Account on Schedule 8.4.

“Luxembourg Commitment” means, with respect to each Luxembourg Lender, the commitment of such Luxembourg Lender to make Luxembourg Revolving Loans and to acquire participations in Luxembourg Protective Advances, Luxembourg Letters of Credit and Luxembourg Swing Line Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Luxembourg Lender’s Luxembourg Revolving Exposure hereunder, in each case as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Commitment Increases or Commitment Reallocations The initial amount of each Luxembourg Lender’s Luxembourg Commitment is set forth on Schedule 1.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Luxembourg Commitment, as applicable. The initial aggregate amount of the Luxembourg Lenders’ Luxembourg Commitments is $17,000,000.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg).

“Luxembourg Excess Availability” means, as of any date of determination, an amount equal to the Luxembourg Loan Cap minus the Luxembourg Revolver Usage.

“Luxembourg Facility” means, collectively, the Luxembourg Commitments and the extensions of credit made thereunder.

“Luxembourg Guarantors” means any Subsidiary of Parent formed under the laws of Luxembourg that is at any time a party to a Guaranty and not a Luxembourg Borrower.

“Luxembourg Issuing Bank” means each of Bank of America (London) and any other Lender approved by Agent and acceptable to Borrower Agent which agrees to act as a Luxembourg Issuing Bank.

Each Luxembourg Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Luxembourg Issuing Bank, in which case the term “Luxembourg Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Luxembourg Law of 23 December 2005” mean Luxembourg law dated 23 December 2005 introducing a domestic withholding tax on certain interest income on interest payments to resident individuals.

“Luxembourg LC Exposure” means at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding Luxembourg Letters of Credit at such time plus (b) the aggregate principal amount of all draws under Luxembourg Letters of Credit that have not yet been reimbursed at such time. The Luxembourg LC Exposure of any Luxembourg Lender at any time shall mean its Pro Rata share of the aggregate Luxembourg LC Exposure at such time.

“Luxembourg LC Sublimit” means the US Dollar Equivalent of $2,500,000.

“Luxembourg Lenders” means the Persons listed on Schedule 1.1 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Luxembourg Lenders” shall include any such Affiliate or branch with respect to the Luxembourg Loans made by such Affiliate or branch) as having a Luxembourg Commitment and any other Person that shall acquire a Luxembourg Commitment, other than any such Person that ceases to be a Luxembourg Lender pursuant to an Assignment and Assumption.

“Luxembourg Letter of Credit” means any Letter of Credit issued under the Luxembourg Facility. Luxembourg Letters of Credit shall be denominated in Dollars or Euros.

“Luxembourg Loan Cap” means, as of any date of determination, the lesser of (a) the Luxembourg Borrowing Base or (b) the Luxembourg Loan Limit.

“Luxembourg Loan Limit” means, as to a Luxembourg Borrower, the aggregate amount of the Luxembourg Commitments minus the aggregate outstanding amount of the Loans to, and Letters of Credit for the account of, the other Luxembourg Borrowers. As of the Closing Date, the aggregate amount of the Luxembourg Loan Limit is $17,000,000.

“Luxembourg Loan Parties” means the Luxembourg Borrowers and the Luxembourg Guarantors.

“Luxembourg Loans” means, individually and collectively as the context may require, the Luxembourg Revolving Loans, the Luxembourg Swing Line Loans, and the Luxembourg Protective Advances.

“Luxembourg Obligations” means Obligations of Luxembourg Loan Parties.

“Luxembourg Overadvance” means, as of any date of determination, the amount of any Luxembourg Revolver Usage in excess of the lesser of the Luxembourg Borrowing Base or the Luxembourg Loan Limit.

“Luxembourg Protective Advance” means a Protective Advance to a Luxembourg Borrower.

“Luxembourg Revolver Usage” means, as of any date of determination, the sum of (a) the principal amount of outstanding Luxembourg Loans (including Luxembourg Revolving Loans, Luxembourg Swing Line Loans and Protective Advances to or for the benefit of any Luxembourg

Borrower), plus (b) the Stated Amount of outstanding Luxembourg Letters of Credit.

“Luxembourg Revolving Exposure” means, with respect to any Luxembourg Lender at any time, the US Dollar Equivalent of the sum of the outstanding principal amount of such Luxembourg Lender’s Luxembourg Revolving Loans and its Luxembourg LC Exposure and an amount equal to its Pro Rata share under the Luxembourg Facility of the aggregate principal amounts of Luxembourg Swing Line Loans and Luxembourg Protective Advances outstanding at such time.

“Luxembourg Revolving Loan” means a revolving loan made by the Luxembourg Lenders to a Luxembourg Borrower pursuant to Section 2.1.

“Luxembourg Security Documents” means each of the documents listed in Schedule 1.2 hereto under the heading “Luxembourg Security Documents”, and all other agreements, documents and instruments governed by the laws of Luxembourg now or at any time hereafter executed and/or delivered by any Luxembourg Loan Party that purports to pledge or grant a security interest or other Lien on any property or assets securing any of the Obligations.

“Luxembourg Swing Line Lender” means Bank of America (London), in its capacity as lender of Luxembourg Swing Line Loans hereunder, or any other Luxembourg Lender that, at the request of Borrower Agent and with the consent of Agent agrees, in such Lender’s discretion, to become Luxembourg Swing Lender under Section 2.1.3.

“Luxembourg Swing Line Loan” means any Loan made by the Luxembourg Swing Line Lender under the Luxembourg Facility for the account of the Luxembourg Borrowers pursuant to Section 2.1.3.

“Luxembourg Swing Line Loan Limit” means the US Dollar Equivalent of $3,000,000.

“Luxembourg Termination Date” means the earliest of (a) the US Termination Date (without regard to the reason therefor), (b) the date on which Borrower Agent terminates or reduces to zero all of the Luxembourg Commitments pursuant to Section 2.1.6, and (c) the date on which the Luxembourg Commitments are terminated pursuant to Section 11.2. From and after the Luxembourg Termination Date, Luxembourg Borrowers shall no longer be entitled to request a Luxembourg Loan or a Luxembourg Commitment Increase pursuant to Section 2.1.9 hereof.

“Margin Stock” means as defined in Regulation U of the Federal Reserve Board of Governors.

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of US Loan Parties taken as a whole (and after giving effect to the guarantee of, or any similar instrument at any time in effect with respect to, the Obligations of the US Loan Parties by the Foreign Loan Parties); (b) the business or financial condition of the Loan Parties taken as a whole, (c) the rights and remedies of Agent or Lenders under any Loan Documents; (d) the ability of (i) the US Loan Parties, taken as a whole (and after giving effect to the guarantee of, or any similar instrument at any time in effect with respect to, the Obligations of the US Loan Parties by the Foreign Loan Parties), to perform their obligations under the Loan Documents or (ii) the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Contract” means any agreement or arrangement to which a Loan Party or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Obligations and Letters of Credit) of any one or more of the Loan Parties in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Debt, the “obligations” of any Loan Party or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maximum Facility Amount” means $50,000,000; provided that such amounts may be increased by up to an additional $15,000,000 in Commitment Increases in accordance with Section 2.1.9.

“Monthly Average Total Excess Availability” means, at any time, the daily average of the aggregate amount of the Total Excess Availability for the immediately preceding calendar month.

“Moody’s” means Moody’s Investors Service, Inc. or any successor acceptable to Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Equity Proceeds” means (a) with respect to any sale or issuance by Parent of Equity Interests of Parent (other than Disqualified Equity Interests) to any Person that is not a Loan Party or any Subsidiary of a Loan Party, the gross cash proceeds received by Parent therefrom less all reasonable and customary out-of-pocket legal, underwriting, advisory, brokerage, investment banking and other fees, expenses, discounts, costs and commissions incurred in connection therewith and (b) cash proceeds received by Parent in respect of equity capital contributions from any Person that is not a Loan Party or any Subsidiary of a Loan Party, less, if any, reasonable and customary out-of-pocket legal, underwriting, advisory, brokerage, investment banking and other fees, expenses, discounts, costs and commissions incurred in connection therewith.

“Net Proceeds” means with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“Notice of Borrowing” means a request by Borrower Agent for a Borrowing, in form reasonably satisfactory to Agent.

“Notice of Conversion/Continuation” means a request by Borrower Agent for conversion or continuation of a Loan as a LIBOR Loan or EURIBOR Loan, in form reasonably satisfactory to Agent.

“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses, Claims and other amounts payable by any Loan Party under any Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by any Loan Party pursuant to any Loan Document, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that, Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the US Treasury Department.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person undertaken in good faith.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); and (c) with respect to any unlimited liability company, partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, organization or incorporation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, organization or incorporation (as applicable) with the applicable Governmental Authority in the jurisdiction of its formation, organization or incorporation (as applicable) and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Agreement” means each LC Document, Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, or Notices of Conversion/Continuation.

“Other Connection Taxes” means Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

“Overadvance” means a Belgian Overadvance, a Luxembourg Overadvance or a US Overadvance, as the context may require.

“Participant” has the meaning set forth in Section 13.2.

“Participant Register” has the meaning set forth in Section 13.2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Conditions” means, with respect to any transaction or payment, the satisfaction of each of the following conditions:

(a) as of the date of any such transaction or payment and immediately after giving effect thereto, no Event of Default has occurred and is continuing;

(b) (i) in the case of Distributions and Debt payments (other than mandatory payments of any Debt), as of the date of any such transaction and payment, and after giving effect thereto, on a pro forma basis, Total Excess Availability shall have been not less than the greater of (A) seventeen and one-half percent (17.5%) of the Total Loan Cap and (B) $7,000,000, for each day during the immediately preceding thirty (30) consecutive day period and (ii) in the case of Acquisitions and Investments, as of the date of any such transaction and payment in respect thereof, on a pro forma basis, Total Excess Availability shall have been not less than the greater of (A) fifteen percent (15.0%) of the Total Loan Cap and (B) $6,000,000, for each day during the immediately preceding thirty (30) consecutive day period;

(c) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis the Fixed Charge Coverage Ratio of Parent and its consolidated Subsidiaries for the immediately preceding four (4) Fiscal Quarters ending on the last day of the Fiscal Quarter immediately prior to the date of such transaction or payment for which Agent has received financial statements shall be at least 1.00 to 1.00;

(d) Agent shall have received a certificate of a Senior Officer of Borrower Agent certifying as to compliance with the preceding clauses and specifying (in reasonable detail) the calculations required thereby.

“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

“Payment Recipient” has the meaning set forth in Section 12.17.

“Payroll Reserve” means, as of any date of determination, an amount equal to the average aggregate payroll of field employees and fees for services payable to independent contractors of a Borrower assigned to work for clients or customers of such Borrower for the period of four (4) weeks (or such other period as Agent may determine) preceding any such date of determination.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition” means any Acquisition by a Loan Party or Subsidiary in a transaction that satisfies each of the following requirements:

(a) the Acquisition is consensual and the board of directors (or other comparable governing body) of the Person to be acquired shall have duly approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law;

(b) the business or assets acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties or any of their Subsidiaries are engaged on the Closing Date and any line of businesses or business activities that are substantially similar, related, or incidental thereto;

(c) in the case of an Acquisition for which the Permitted Acquisition Consideration (to the extent not paid with Net Equity Proceeds received within ten (10) Business Days prior to such Acquisition and to the extent not paid or payable with Equity Interests of Parent other than Disqualified Equity Interests) is more than US$20,000,000 (or the US Dollar Equivalent thereof), the entity being acquired or the business unit, division, product line or line of business of whose assets being acquired shall have had positive pro forma Consolidated EBITDA for the twelve (12) consecutive month period most recently ended prior to such acquisition (with adjustments consistent with the addbacks as specified in the term “Consolidated EBITDA”);

(d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1 and 10.2.2;

(e) in the case of an Acquisition for which the Permitted Acquisition Consideration (to the extent not paid with Net Equity Proceeds received within ten (10) Business Days prior to such Acquisition and to the extent not paid or payable with Equity Interests of Parent other than Disqualified Equity Interests) is more than US$10,000,000, as of the date of such Acquisition and immediately after giving effect thereto, each of the Payment Conditions is satisfied;

(f) Agent shall have received (i) a certificate in form reasonably satisfactory to Agent of a Senior Officer of Borrower Agent stating that the Acquisition is a “Permitted Acquisition” and certifying compliance with the foregoing requirements on the consummation of such Acquisition and (ii) in the case of an Acquisition for which the Permitted Acquisition Consideration (to the extent not paid with Net Equity Proceeds received within ten (10) Business Days prior to such Acquisition and to the extent not paid or payable with Equity Interests of Parent other than Disqualified Equity Interests) is more than US$10,000,000, a copy of the governing acquisition agreement and such other material information and documents as may be reasonably requested by Agent in connection with such Acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, deferred payments, or Equity Interests, to be paid in connection with any applicable Permitted Acquisition in order to consummate the applicable Permitted Acquisition, but excluding earn-outs and transactional costs and expenses related to such Permitted Acquisition.

“Permitted Asset Disposition” means:

(a) sales, abandonment, or other dispositions of Equipment that is worn, damaged, or obsolete and Equipment, Real Estate or other tangible Property no longer used or useful in the conduct of the business of the Loan Parties or their Subsidiaries;

(b) the sale or discount, in each case without recourse, of Accounts (other than Eligible Accounts) arising in the ordinary course of business, in connection with the compromise, settlement or collection thereof;

(c) the licensing and sub-licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other Intellectual Property in the ordinary course of business;

(d) (i) expiration of any Intellectual Property at the time such expiration is required by applicable law, (ii) the lapse or expiration of registered patents, trademarks, copyrights, industrial designs and other Intellectual Property of any Loan Party or any of its Subsidiaries that are not necessary or material in the conduct of the business of such Loan Party or its Subsidiaries, or (iii) the abandonment of patents, trademarks, copyrights, industrial designs or other Intellectual Property, in each case of the foregoing clauses (ii) and (iii), to the extent not necessary or material to the conduct of its business;

(e) the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business;

(f) the granting of Permitted Liens;

(g) the making of Permitted Investments;

(h) the making of Distributions and payments of Debt that are expressly permitted to be made pursuant to this Agreement;

(i) any involuntary loss, damage or destruction of property;

(j) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(k) dispositions of Equipment or Real Estate to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(l) the unwinding of hedging obligations under Hedge Agreements or obligations in respect of cash management services;

(m) the issuance of director’s qualifying shares and shares issued to foreign nationals pursuant to the requirements of Applicable Law;

(n) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(o) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the dispositions and sale of certain Accounts pursuant to the Permitted Supply Chain Financing in accordance with the terms of the agreements with respect thereto;

(q) the sale, transfer and disposition of (i) Accounts or note receivables received in connection with the compromise, settlement or collection thereof or (ii) investments received in connection with the bankruptcy or reorganization of, or settlement of disputes with, or judgments against, or foreclosure or deed in lieu of foreclosure with respect to, customers and suppliers of a Loan Party or its Subsidiaries;

(r) sales or other dispositions of assets (other than transfers or sales of its own Equity Interests): (i) by any Loan Party to any other Loan Party, provided, that, in the case of any sale or other disposition of any Accounts, Payment Intangibles or General Intangibles related to any such Accounts or Payment Intangibles, by a Loan Party to another Loan Party that has not guaranteed the Obligations of the Loan Party that is transferring such assets to it or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee, as of the date of any such sale or other disposition and after giving effect thereto, the aggregate amount of the Value of all of such Accounts, Payment Intangibles or General Intangibles related thereto subject to all such sales or other dispositions shall not exceed US$5,000,000 (or the US Dollar Equivalent thereof) in any fiscal year of Parent, except that the amount of the Value of assets subject to such sales or other dispositions in any fiscal year less than US$5,000,000 (or the US Dollar Equivalent thereof) may be subject to such sales or other dispositions in the immediately succeeding fiscal year, but not in any fiscal year thereafter, and in no event shall the aggregate Value of assets subject to such sales or other dispositions in any fiscal year exceed US$10,000,000 (or the US Dollar Equivalent thereof), (ii) by any Loan Party to any Subsidiary of Parent that is not a Loan Party, provided, that, (A) as of the date of any such sale or other disposition and after giving effect thereto, the aggregate amount of the Value of the assets subject to such sales or other disposition shall not exceed US$5,000,000 (or the US Dollar Equivalent thereof) in any fiscal year of Parent, except that the amount of the Value of assets subject to such sales or other dispositions in any fiscal year less than US$5,000,000 (or the US Dollar Equivalent thereof) may be subject to such sales or other dispositions in the immediately succeeding fiscal year, but not in any fiscal year thereafter, and in no event shall the aggregate Value of assets subject to such sales or other dispositions in any fiscal year exceed US$10,000,000 (or the US Dollar Equivalent thereof), and (B) any such sale or other disposition shall comply with Section 10.2.17, (iii) by any Subsidiary of Parent that is not a Loan Party to any Loan Party, or (iv) by any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party; and

(s) sales or other dispositions of assets (other than sales or other dispositions of Accounts, Payment Intangibles, or General Intangibles related to any such Accounts or Payment Intangibles, or Equity Interests in each case of a Loan Party) not otherwise subject to clauses (a) through (r) above to a Person other than a Subsidiary or Affiliate of a Loan Party so long as (i) on the date of any such sale or other disposition and after giving effect thereto, no Event of Default exists or has occurred and is continuing, (ii) each such sale or other disposition is in an arm’s-length transaction and the applicable Loan Party or its Subsidiary receives at least the fair market value of the assets so disposed as determined in the reasonable, good faith judgement of Borrower Agent, (iii) the consideration received by the applicable Loan Party or its Subsidiary consists of at least seventy-five percent (75%) cash and Cash Equivalents and is paid at the time of the closing of such sale or other disposition, and (iv) on the date of any such sale or other disposition and after giving effect thereto, the aggregate amount of the Value of all assets sold or disposed of pursuant to this clause (s) shall not exceed US$5,000,000 (or the US Dollar Equivalent thereof) during any calendar year during the term of this Agreement, except that the amount of the Value of assets subject to such sales or other dispositions in any calendar year less than US$5,000,000 (or the US Dollar Equivalent thereof) may be subject to such sales or other dispositions in the immediately succeeding fiscal year, but not in any calendar year thereafter, and in no event shall the aggregate Value of assets subject to such sales or other dispositions in any calendar year exceed US$10,000,000 (or the US Dollar Equivalent thereof),

“Permitted Discretion” means a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Intercompany Loans” means loans in cash made:

(a) by any Loan Party to another Loan Party, provided, that, in the case of loans by a Loan Party to another Loan Party that has not guaranteed the Obligations of the Loan Party that is making the loan or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee, (i) as of the date of such loan and after giving effect thereto, subject to additional loans permitted under clause (ii) below, the aggregate amount of all such loans by Loan Parties to the Loan Parties that have not guaranteed the Obligations of Loan Parties making the loans, together with Investments permitted under Section 10.2.5(o)(i) shall not exceed the principal amount of US$7,500,000 (or the US Dollar Equivalent thereof) in the aggregate at any time outstanding (not including principal arising as a result of capitalized interest thereon)and (ii) any other such loans at any time that the aggregate amount of such loans permitted under clause (i) of this subsection made during the term of this Agreement exceed such amount, so long as on the date thereof and after giving effect thereto, each of the Payment Conditions is satisfied,

(b) by any Loan Party to any Subsidiary of Parent that is not a Loan Party, provided, that, (i) as of the date of such loan and after giving effect thereto, subject to additional loans permitted under clause (ii) below, the aggregate amount of all such loans by Loan Parties to Subsidiaries of Parent that are not Loan Parties, together with Investments permitted under Section 10.2.5(o)(ii), shall not exceed the principal amount of US$7,500,000 (or the US Dollar Equivalent thereof) in the aggregate at any time outstanding (not including principal arising as a result of capitalized interest thereon), and (ii) any other such loans at any time that the aggregate amount of such loans permitted under clause (i) of this subsection made during the term of this Agreement exceed such amount, so long as on the date thereof and after giving effect thereto, each of the applicable Payment Conditions is satisfied,

(c) by any Subsidiary of Parent that is not a Loan Party to any Loan Party, provided, that, the Debt of such Loan Party to such Subsidiary that is not a Loan Party arising from such loan is subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement, and

(d) by any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party.

“Permitted Investment” means each and all of the Investments permitted pursuant to Section 10.2.5.

“Permitted Lien” has the meaning set forth in Section 10.2.2.

“Permitted Purchase Money Debt” means Purchase Money Debt of a Loan Party or its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate outstanding principal amount or equivalent in the case of a Capital Lease does not exceed the US Dollar Equivalent of $10,000,000 at any time (not including principal arising as a result of capitalized interest thereon) and its incurrence does not violate Section 10.2.3.

“Permitted Supply Chain Financing” means the receivables financing pursuant to the Supplier Agreement, dated as of December 11, 2019, between Parent and Citibank N.A. and its branches and subsidiaries and affiliates (the “Supply Chain Purchaser”) in which Parent sells Accounts owing by International Business Machines Corporation and its Subsidiaries and its various subsidiaries and affiliates in each case incorporated in or otherwise organized under the laws of a jurisdiction in the United States, to the Supply Chain Purchaser; provided, that,

(a) no portion of any Debt or other obligations (contingent or otherwise) of Parent in connection with such receivables financing is with recourse to, or gives rise to obligations of, any Loan Party for any payment or subjects any property or asset (other than the Accounts sold and proceeds thereof under the terms of such agreements), directly or indirectly, contingently or otherwise, to the satisfaction of obligations in such transactions, in each case other than (i) the repurchase of non-eligible receivables under the terms of the applicable agreements or (ii) indemnification obligations under the terms of the applicable agreements;

(b) all amounts payable to any Loan Party under such financings shall be remitted to a Collection Account, which Collection Account shall be subject to a Control Agreement within the time period required under Section 8.4; and

(c) Borrowers shall receive fair value in the form of cash in exchange for the sale of the Accounts as determined by Borrower Agent in its reasonable, good faith judgment;

(d) all amounts payable by the Account Debtors in respect of the Accounts sold and subject to such Permitted Supply Chain Financing shall be paid directly by the applicable Account Debtor to the Supply Chain Purchaser.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

“Plan” means any employee benefit plan (other than a Multiemployer Plan or Foreign Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 14.3.3.

“Pre-Adjustment Successor Rate” has the meaning set forth in Section 3.6.2.

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Priority Payables” means, as to any Loan Party at any time, (a)(i) the amount past due and owing by each Loan Party, or the accrued amount for which such Loan Party has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (A) pension fund obligations, (B) unemployment insurance or (C) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; and (ii) the amount of fees which an insolvency administrator in an insolvency proceeding is allowed to collect pursuant to Applicable Law, including, without limitation, (A) determination fees and collection fees, (B) workers’ compensation, (C) vacation pay and (D) other like charges and demands; in each case, with respect to the preceding clauses (i) and (ii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents; (b) the aggregate amount of any other liabilities of each Loan Party (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral; in each case, pursuant to any Applicable Law, and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as Liens, trusts, security interests, pledges, Liens, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, Liens, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law); and (c) without duplication, the aggregate of amounts payable by the Loan Parties and secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority to or pari passu with Agent’s Liens and/or for amounts which represent costs in connection with the preservation, protection, collection or realization of the Collateral, including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any pension plan under any applicable law or otherwise as required to be contributed pursuant to any applicable law relating to pension plans, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or pari passu with any Liens granted to Agent in the future; in each case under the foregoing clauses (a), (b) and (c), net of the aggregate amount of all restricted cash and cash equivalents held or set aside for the payment of such obligations.

“Pro Rata” means with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitments by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect; and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” has the meaning set forth in Section 2.1.8.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as amended from time to time.

“Purchase Money Debt” means (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; and (b) Debt (other than the Obligations) incurred within ten (10) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof (to the extent such financing is used to pay the purchase price).

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt.

“Qualified ECP” means a Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient” means Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by a Loan Party under a Loan Document or on account of an Obligation.

“Refinancing Debt” means Debt of any Loan Party arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Debt (such extended, refinanced, replaced or substituted Debt, the “Refinanced Obligations”) to the extent permitted hereunder; provided, that:

(a) Agent shall have received not less than three (3) Business Days’ prior written notice (or such shorter notice as Agent may agree) of the intention to incur such Debt, which notice shall set forth in reasonable detail reasonably satisfactory to Agent the amount of such Debt, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request;

(b) the principal amount of such Refinancing Debt shall not exceed the sum of the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), any prepayment premiums and any accrued interest on account thereof;

(c) such Debt shall have a final maturity that is no earlier than the final maturity of the Refinanced Obligations;

(d) such Debt shall have a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of the Refinanced Obligations;

(e) such Debt shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms no less favorable to Agent and Lenders, than the Refinanced Obligations;

(f) if the Refinanced Obligations or any guarantees thereof are unsecured, such Debt and any guarantees thereof shall be unsecured;

(g) if the Refinanced Obligations or any guarantees thereof are secured, such Debt and any guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any guarantees thereof;

(h) if the Refinanced Obligations or any guarantees thereof are secured, the Liens to secure such Debt shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to Agent’s Liens on terms and conditions no less favorable to Agent or the Lenders in any material respect;

(i) if the Refinanced Obligations or any guarantees thereof are subordinated to any Debt of a Loan Party other than the Obligations, such Refinancing Debt and any guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms) no less favorable to Agent or the Lenders in any material respect;

(j) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Debt; and

(k) the terms and conditions (excluding as to pricing, premiums, fees and optional prepayment or redemption provisions or other terms customary for similar indebtedness in light of the then prevailing market conditions, or to the extent applicable after the Maturity Date, other terms customary for similar Indebtedness as reasonably determined by Borrower Agent in good faith) of any such Debt, taken as a whole, are not more restrictive with respect to Parent and its Subsidiaries in any material respect, as reasonably determined by Borrower Agent in good faith, than the terms and conditions of the Refinanced Obligations.

“Reimbursement Date” has the meaning set forth in Section 2.2.2.

“Related Adjustment” means in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Agent applicable to such LIBOR Successor Rate: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (i) is published on an information service selected by Agent from time to time in its discretion, or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to Agent; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

“Report” has the meaning set forth in Section 12.2.3.

“Reportable Event” means any event set forth in Section 4043(c) of ERISA, other than an event for which the thirty (30) day notice period has been waived.

“Required Lenders” means two or more unaffiliated Lenders holding more than fifty percent (50%) of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that, notwithstanding anything to the contrary in this Agreement, Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

“Reserves” means Belgian Availability Reserves, Luxembourg Availability Reserves and/or US Availability Reserves, as the context requires.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Loan Party or other Subsidiary (other than Excluded Subsidiaries) to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions (other than any such agreements included in any Organization Documents), to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.

“Sanction” means any sanction administered or enforced by the US government (including OFAC), United Nations Security Council, European Union, U.K. government or other sanctions authority.

“Scheduled Unavailability Date” has the meaning set forth in Section 3.6.2.

“Secured Bank Product Obligations” means Debt, obligations and other liabilities with respect to

Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that, Secured Bank Product Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider” means (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within ten (10) days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

“Secured Parties” means Agent, Issuing Banks, Lenders and Secured Bank Product Providers.

“Security Documents” means this Agreement, each Guaranty, the Belgian Security Documents, the Luxembourg Security Documents, the US Security Documents, the Dutch Security Documents and all other documents, instruments and agreements by any Loan Party with, to or in favor of Agent, any Lender or Issuing Bank now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Officer” means a member of the board, president, chief executive officer, chief financial officer or other executive officer reasonably acceptable to Agent of the applicable Loan Party.

“Settlement Report” means a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

“SOFR” means with respect to any Business Day, the secured overnight financing rate that is published for such day by FRBNY as administrator of the benchmark (or a successor administrator) on FRBNY’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the next Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Solvent” means as to any Person, such Person (a) in the case of a US Loan Party on a consolidated basis with the Subsidiaries of Parent, (i) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (ii) is able to pay all of its debts as they become absolute and matured; (iii) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person, (b) in the case of Belgian Loan Party, (i) it is not unable and does not admit its inability to pay its debts as they fall due, (ii) it is not deemed to, or is not declared to, be unable to pay its debts, (iii) it has not suspended or threatened to suspend making payments of any of its debts, (iv) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (v) no moratorium has been declared in respect of any indebtedness of any Belgian Loan Party, and (c) in the case of a Luxembourg Loan Party, (i) is able to pay its debts as they fall due (i.e. is not in a state of cessation of payments (“cessation de paiement”) and (ii) has not lost its creditworthiness (“ébranlement du crédit”), by reference to the conditions provided in article 437 of the Luxembourg commercial code, as amended. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Event of Default” means any Event of Default under (a) Section 11.1(a), (b) Section 11.1(b) as to matters set forth in any Borrowing Base Certificate, (c) Section 11.1(c) as a result of the failure to comply with Section 8.1, (d) Section 11.1(c) as a result of the failure to comply with Section 8.4, (e) Section 11.1(c) as a result of the failure to comply with Section 10.3, and (f) Section 11.1(j).

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

“Stated Amount” means the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

“Subordinated Debt” means Debt incurred by a Loan Party that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose Equity Interests of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) Equity Interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of Parent.

“Swap” means as defined in Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations” means obligations under an agreement relating to a Swap.

“Swing Line Lender” means the Belgian Swing Line Lender, the Luxembourg Swing Line Lender and/or the US Swing Line Lender, as the context requires.

“Swing Line Loan” has the meaning set forth in Section 2.1.3.

“TARGET Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by Agent) as long as any interest period option set forth in the definition of “Interest Period” and that is based on SOFR and has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service selected by Agent from time to time in its discretion.

“Termination Date” means May 19, 2026, or such earlier date on which all Commitments terminate hereunder.

“Test Period” means, for any determination under this Agreement, the most recent period of four (4) consecutive Fiscal Quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year in such period have been or are required to be delivered to Agent.

“Total Borrowing Base” means the sum of (a) the Belgian Borrowing Base, (b) the Luxembourg Borrowing Base and (c) the US Borrowing Base.

“Total Commitments” means the aggregate amount of Belgian Commitments, Luxembourg Commitments and US Commitments (not to exceed the Maximum Facility Amount), which amount shall on the Closing Date be equal to $50,000,000 consisting of (a) $14,000,000 in respect of the Belgian Commitments, (b) $17,000,000 in respect of the Luxembourg Commitments, and (c) $19,000,000 in respect of the US Commitments, in each case as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any Assignment and Acceptance, applicable Commitment Increases or Commitment Reallocations.

“Total Excess Availability” means, as of any date of determination, an amount equal to the Total Loan Cap minus the Total Revolver Usage.

“Total Loan Cap” means, as of any date of determination, the lesser of (a) the Total Commitments as of such date of determination and (b) the Total Borrowing Base as of such date of determination.

“Total Revolver Usage” means as of any date of determination, the sum of the Belgian Revolver Usage, the Luxembourg Revolver Usage and the US Revolver Usage on such date of determination.

“Total Revolving Exposure” means, as of any date of determination, the sum of the Belgian Revolving Exposure, the Luxembourg Revolving Exposure and the US Revolving Exposure on such date of determination.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“US” or “U.S.” or “United States” means the United States of America.

“US Availability Reserves” means the sum (without duplication and expressed in Dollars, based on the US Dollar Equivalent thereof) of (a) the Bank Product Reserve in respect of Secured Bank Product

Obligations of US Loan Parties; (b) Priority Payables Reserve in respect of Priority Payables of US Borrowers; (c) the Payroll Reserve for US Borrowers; (d) the Dilution Reserve for US Borrowers; (e) the US Deferred Payroll Tax Reserve; and (f) such additional reserves with respect to US Loan Parties, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may determine to establish from time to time.

“US Bankruptcy Code” means Title 11 of the United States Code.

“US Base Rate” means, for any day, a per annum rate equal to the greatest of (a) the US Prime Rate for such day; (b) the Federal Funds Rate for such day, plus one-half percent (0.50%); or (c) LIBOR for a thirty (30) day interest period as determined on such day, plus one percent (1.0%). In no event shall the US Base Rate be less than zero percent (0.00%).

“US Base Rate Loan” means any Loan that bears interest based on the US Base Rate.

“US Borrower” and “US Borrowers” have the respective meanings set forth in the preamble to this Agreement, and shall include (a) Parent, (b) any other Person organized under the laws of a jurisdiction in the United States that at any time after the date hereof becomes a US Borrower and (c) their respective successors and assigns.

“US Borrowing Base” means at any time, with respect to US Borrowers, an amount equal to the sum (expressed in Dollars, based on the US Dollar Equivalent thereof) of, without duplication:

(a) ninety percent (90.0%) of Eligible Investment Grade Accounts of US Borrowers (other than Eligible Unbilled Accounts) at such time, plus

(b) eighty-five percent (85.0%) of Eligible Non-Investment Grade Accounts of US Borrowers (other than Eligible Unbilled Accounts) at such time, plus

(c) the lesser of (i) eighty-five percent (85.0%) of the net amount of Eligible Unbilled Accounts of US Borrowers at such time and (ii) $5,000,000, minus

(d) all US Availability Reserves.

“US Collateral” means any and all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any US Loan Party in or upon which a Lien is granted, or purported to be granted, by such Person in favor of Agent or the Lenders under any of the Loan Documents to secure, either directly or indirectly, any of the Obligations; provided, that, the US Collateral shall not include any Excluded Assets.

“US Collection Account” means each Deposit Account of a US Borrower used solely by a US Borrower for purposes of the receipt of Collections and other payments and proceeds of Collateral in accordance with the terms hereof, including the Deposit Account identified as the US Collection Account on Schedule 8.4.

“US Commitment” means, with respect to each US Lender, the commitment of such US Lender to make US Revolving Loans and to acquire participations in US Protective Advances, US Letters of Credit and US Swing Line Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such US Lender’s US Revolving Exposure hereunder, in each case as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Commitment Increases or Commitment Reallocations. The initial amount of each US

Lender’s US Commitment is set forth on Schedule 1.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Commitment, as applicable. The initial aggregate amount of the US Lenders’ US Commitments is $19,000,000.

“US Deferred Payroll Tax Reserve” means, with respect to US Borrowers, reserves established from time to time by Agent in its Permitted Discretion in respect of payroll tax liabilities that have been deferred pursuant to Applicable Law, (a) which in the event that Total Excess Availability is less than $8,500,000 at any time during the month of September 2021, shall be in the amount of $540,000 as of October 1, 2021 and increase by $540,000 as of the first day of each calendar month thereafter, until the total amount of such reserve is $3,250,000 and such reserve shall be eliminated at the time that all payroll tax liabilities of US Borrowers then due in respect of the tax year ending December 31, 2020 have been paid at which time no such reserve will be required except as otherwise provided herein and (b) which in the event that Total Excess Availability is less than $8,500,000 at any time during the month of September 2022, shall be in the amount of $540,000 as of the October 1, 2022 and increase by $540,000 as of the first day of each calendar month thereafter, until the total amount of such reserve is $3,250,000 and such reserve shall be eliminated at the time that all payroll tax liabilities of US Borrowers then due in respect of the tax year ending December 31, 2020 have been paid, at which time no such reserve will be required.

“US Dollar Equivalent” means on any date, (a) with respect to any amount denominated in Dollars, such amount in Dollars, and (b) with respect to any stated amount in a lawful currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

“US Excess Availability” means, as of any date of determination, an amount equal to the US Loan Cap minus the US Revolver Usage.

“US Facility” means, collectively, the US Commitments and the extensions of credit made thereunder.

“US Guarantors” means any Subsidiary of Parent formed under the laws of a jurisdiction in the United States that is at any time a party to a Guaranty and is not a US Borrower.

“US Issuing Bank” means each of Bank of America, N.A. and any other Lender approved by Agent and acceptable to Borrower Agent which agrees to act as a US Issuing Bank. Each US Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such US Issuing Bank, in which case the term “US Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“US LC Exposure” means at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding US Letters of Credit at such time plus (b) the aggregate principal amount of all draws under US Letters of Credit that have not yet been reimbursed at such time. The US LC Exposure of any US Lender at any time shall mean its Pro Rata share of the aggregate US LC Exposure at such time.

“US LC Sublimit” means the US Dollar Equivalent of $5,000,000.

“US Lenders” means the Persons listed on Schedule 1.1 (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “US Lenders” shall include any such Affiliate or branch with respect to the US Loans made by such Affiliate or branch) as having a US Commitment and any other Person that shall acquire a US Commitment, other than any such Person that ceases to be a US Lender pursuant to an Assignment and Assumption.

“US Letter of Credit” means any Letter of Credit issued under the US Facility. US Letters of Credit shall be denominated in Dollars.

“US Loan Cap” means, as of any date of determination, the lesser of (a) the US Borrowing Base or (b) the US Loan Limit.

“US Loan Limit” means the aggregate amount of the US Commitments. As of the Closing Date, the US Loan Limit is $19,000,000.

“US Loan Parties” means the US Borrowers and the US Guarantors.

“US Loans” means, individually and collectively as the context may require, the US Revolving Loans, the US Swing Line Loans, and the US Protective Advances.

“US Obligations” means Obligations of US Loan Parties.

“US Overadvance” means, as of any date of determination, the amount of any US Revolver Usage in excess of the lesser of the US Borrowing Base or the US Loan Limit.

“US Person” “United States Person” means as defined in Section 7701(a)(30) of the Code.

“US Protective Advance” means a Protective Advance to a US Borrower.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the principal amount of outstanding US Loans (including US Revolving Loans, US Swing Line Loans and Protective Advances to or for the benefit of any US Borrower), plus (b) the Stated Amount of outstanding US Letters of Credit.

“US Revolving Exposure” means, with respect to any US Lender at any time, the US Dollar Equivalent of the sum of the outstanding principal amount of such US Lender’s US Revolving Loans and its US LC Exposure and an amount equal to its Pro Rata Share under the US Facility of the aggregate principal amounts of US Swing Line Loans and US Protective Advances outstanding at such time.

“US Revolving Loan” means a revolving loan made by the US Lenders to a US Borrower pursuant to Section 2.1.

“US Security Documents” means each of the documents listed in Schedule 1.2 hereto under the heading “US Security Documents”, and all other agreements, documents and instruments governed by the laws of a jurisdiction in the United States now or at any time hereafter executed and/or delivered by any US Loan Party that purports to pledge or grant a security interest or other Lien on any property or assets securing any of the Obligations.

“US Swing Line Lender” means Bank of America, in its capacity as lender of US Swing Line Loans hereunder, or any other US Lender that, at the request of Borrower Agent and with the consent of Agent agrees, in such Lender’s discretion, to become US Swing Lender under Section 2.1.3.

“US Swing Line Loan” means any Loan made by the US Swing Line Lender under the US Facility for the account of the US Borrowers pursuant to Section 2.1.3.

“US Swing Loan Limit” means $3,000,000.

“US Tax Compliance Certificate” means as defined in Section 5.9.2(b).

“US Termination Date” means the earliest of (a) the Termination Date (without regard to the reason therefor), (b) the date on which Borrower Agent terminates or reduces to zero all of the US Commitments pursuant to Section 2.1.6, and (c) the date on which the US Commitments are terminated pursuant to Section 11.2. From and after the US Termination Date, US Borrowers shall no longer be entitled to request a US Loan or a US Commitment Increase pursuant to Section 2.1.9 hereof.

“Value” means, for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation one hundred percent (100%) of whose Equity Interests are at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns one hundred percent (100%) of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (a) or (b), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent or any Subsidiary under Applicable Law).

“Write-Down and Conversion Powers” means (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms.

(a) Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Agent before the Closing Date and using the same lease accounting treatment as used in such financial statements; provided, that, Parent may adopt a change required or permitted by GAAP after the Closing Date and subject to the terms below. Upon request by Agent or Required Lenders, the financial statements of Parent and its Subsidiaries and any information in the Compliance Certificates affected by such change shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP. If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if Parent and its Subsidiaries adopt the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants herein or the related financial definitions, upon notice by any of Agent, the Required Lenders or the Borrower Agent, the parties agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or adoption with the intent of having the respective positions of Lenders and Borrowers after such change or adoption conform as nearly as possible to their respective positions immediately before such change was effective (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

(b) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt of Parent or any Subsidiary at “fair value” as defined therein and (ii) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP prior to the adoption of FASB ASC 842 (whether or not such operating leases and/or operating lease obligations were in effect on such date or whether or not such leases and /or lease obligations were entered into before or after such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as capital leases and/or Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as capital leases and/or Capital Lease Obligations.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right, “Money,” Payment Intangibles,” and “Supporting Obligation.”

1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.5 Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and the rule of ejusdem generis shall not apply to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the reasonable discretion of such Person exercised at any time in a manner consistent with its duties of good faith and fair dealing, unless it is expressly specified as sole discretion. Any determination (including calculation of Borrowing Base and financial covenants) made from time to time by Loan Parties under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

When the payment of any obligation or the performance of any covenant, duty or obligation under the Loan Documents is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided, that, Agent may charge the Loan Account of a Loan Party on the first day of any calendar month, whether or not it is a Business Day in accordance with its customary practice

1.6 Limited Condition Transactions. For purposes of (a) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio or any other financial ratio in the Loan Documents and (b) determining compliance with the representations and warranties or any provision requiring the absence of Defaults or Events of Default set forth in the Loan Documents, in each case, solely for purposes of determining whether the consummation of a Permitted Acquisition that Loan Parties or one or more of their respective Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (any such transaction, a “Limited Condition Acquisition”) is permitted hereunder, the date of any such determination shall, at the option of Borrower Agent (Borrower Agent’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) immediately after giving pro forma effect to such Limited Condition Acquisition and all Indebtedness incurred or assumed in connection therewith as if such events had occurred at the beginning of the most recently ended period of four (4) consecutive Fiscal Quarters prior to the LCA Test Date for which financial statements have been received or obtained by Agent (including financial statements for periods prior to the Closing Date) and all other appropriate pro forma adjustments related thereto (including the payment, retirement or redemption of Indebtedness); provided, that, (a) Excess Availability under this Agreement shall be tested at the time of the consummation of the Limited Condition Acquisition, (b) in the case of determining compliance with any provisions of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall be deemed satisfied so long as (i) no Event of Default exists on the LCA Test Date and (ii) no Event of Default under Section 11.1(a) or 11.1(j) exists at the time of or immediately after giving effect to the consummation of such Limited Condition Acquisition, (c) in the case of determining compliance with any provision of this Agreement which requires that any of the representations and warranties made by any Loan Party set forth in this Agreement or in any other Loan Document be true and correct, such condition shall be deemed satisfied so long as (i) the representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier therein) as of the LCA Test Date and (ii) customary “specified acquisition agreement representations” are true and correct in all material respects (or, in the case of such representations qualified by materiality, in all respects) at the time of, and immediately after giving effect to, the consummation of such Limited Condition Acquisition and (d) in all cases, such Limited Condition Acquisition shall be consummated on or before the date which is ninety (90) days after the LCA Test Date. If Borrower Agent has made an LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof or the making of any Investment) have been consummated.

1.7 Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder.

1.8 Currency Equivalent; Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise; provided that it is understood and agreed that for purposes of determining compliance with the terms under the Loan Documents, (a) no Default or Event of Default shall be deemed to have occurred solely as a result of any change in any exchange rate thereafter occurring; and (b) if Indebtedness denominated in currencies other than Dollars is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The US Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Exchange Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Loan Parties shall repay such Obligation in such other currency.

1.9 Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document into another currency, the Exchange Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency different from that specified in a Loan Document, a Loan Party shall discharge its obligation in respect of the sum due under the Loan Document only if, on the Business Day following Agent’s receipt of the payment in the judgment currency, Agent can use the amount paid to purchase the sum originally due in the Loan Document currency. If the purchased amount is less than the sum originally due, Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify Agent, Issuing Banks and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to the applicable Borrower (or to the Person legally entitled thereto).

1.10 Luxembourg Terms. Insofar as it applies to the Luxembourg Loan Parties, or a person or company (i) incorporated, (ii) established, (iii) constituted or (iv) formed in the Grand Duchy of Luxembourg, a reference in this Agreement or any other Loan Document to:

1.10.1 a winding-up, administration, liquidation, insolvency or dissolution, composition or arrangement includes, without limitation, bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payments (sursis de paiement), controlled management (gestion contrôlée), court-ordered liquidation (liquidation judiciaire), voluntary dissolution or liquidation (dissolution ou liquidation volontaire), ), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

1.10.2 a receiver, administrative receiver, administrator, trustee in bankruptcy, judicial custodian, compulsory manager, or similar officer includes:

(a) a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(b) juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(c) liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(d) juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August on commercial companies, as amended;

(e) commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(f) juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(g) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

1.10.3 attachments or similar creditors’ process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

1.10.4 a Lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

1.10.5 a guarantee includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code.

1.10.6 by-laws or constitutional documents includes its up-to-date (restated) articles of association (status coordonnés) or the articles of incorporation of that person, as appropriate;

1.10.7 a director or officer includes an administrateur or a gérant; and

1.10.8 an agent includes, without limitation, a mandataire.

1.11 Belgian Terms. Insofar as it applies to the Belgian Loan Parties, a reference in this Agreement or any other Loan Document to:

1.11.1 a custodian, trustee, receiver, interim receiver, national receiver, receiver-manager, monitor, liquidator, administrator or similar custodian includes a curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, commissaris inzake opschorting/commissaire au sursis, mandataris ad hoc/mandataire ad hoc, gerechtsmandataris/mandataire de justice, gerechtelijke deskundige/expert judiciaire, ondernemingsbemiddelaar/médiateur d’entreprise and an insolventiefunctionaris/praticien de l’insolvabilité, as applicable;

1.11.2 a Lien or security interest includes any mortgage (hypotheek/hypothèque), pledge (pand/nantissement), privilege (voorrecht/privilège), a reservation of title (eigendomsvoorbehoud/réserve de propriété), a real surety (zakelijke zekerheid/sûreté réelle), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) and a promise or mandate (mandaat/mandate) to create any of the security interests mentioned above;

1.11.3 seeking reorganization or other similar relief includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to Book XX of the Belgian Code of Economic Law;

1.11.4 a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

1.11.5 a reorganization, adjustment, composition, moratorium, assignment, arrangement or other similar relief includes a gerechtelijke reorganisatie/réorganisation judiciaire, minnelijk akkoord met schuldeisers/accord amiable avec des créanciers, collectief akkoord/accord collectif, as applicable;

1.11.6 an insolvency includes any insolventieprocedure/procédure d’insolvabilité, faillissement/faillite, gerechtelijke reorganisatie/réorganisation judiciaire and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

1.11.7 a bankruptcy, winding up, liquidation or dissolution includes vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/fermeture d’entreprise;

1.11.8 an amalgamation, merger or consolidation includes any overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction in accordance with article 12:7 and 12:8 (gelijkgestelde verrichting/opération assimilée) of the BCCA;

1.11.9 the “BCCA” means the Belgian Code of Companies and Associations dated 23 March 2019 (Wetboek van Vennootschappen en Verenigingen / Code des Sociétés et des Associations), as amended from time to time;

1.11.10 the “Belgian Civil Code” means the Belgian Burgerlijk Wetboek/Code Civil as amended from time to time;

1.11.11 the “Belgian Code of Economic Law” means the Belgian Wetboek van Economisch Recht/Code de Droit Economique dated 28 February 2013, as amended from time to time;

1.11.12 Organization Documents includes the deed of incorporation (oprichtingsakte/acte de constitution) and the (co-ordinated) articles of association (statuten/statuts);

1.11.13 a guarantee means, only for the purpose of a guarantee granted by a Belgian Guarantor pursuant to a joint and several liability clause in this Agreement, a separate guarantee agreement or any other Loan Document, an independent guarantee and not a surety (borg/cautionnement);

1.11.14 wilful misconduct or wilful breach means bedrog/dol;

1.11.15 a subsidiary shall be deemed to include a dochtervennootschap / filiale as defined in Article 1:15 of the BCCA;

1.11.16 a Loan Party or Subsidiary being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such Loan Party or Subsidiary has its statutory seat (statutaire zetel/siège statutaire within the meaning of the Belgian Law of 16 July 2004 on the conflicts of law code) in Belgium;

1.11.17 the “Belgian Financial Collateral Law” means the Belgian Law of 15 December 2004 on financial collateral arrangements, as amended from time to time;

1.11.18 the “Belgian Pledge Law” means the title XVII “Security over movable assets” of book III of the Belgian Civil Code, including its implementing decrees, as amended from time to time;

1.11.19 a successor means an algemene rechtsopvolger/successeur universel;

1.11.20 Other Taxes shall include (i) the documentary duty of EUR 0.15 that is payable for each original copy of an agreement containing a debt obligation, indebtedness or security interest for the benefit of credit institutions that is executed in Belgium, (ii) registration duties relating to the registration of the relevant Belgian Collateral in the Belgian pledge register or, as the case may be, (iii) notarial, registration and mortgage duties relating to any Security Documents entered into via a Belgian notarial deed; and

1.11.21 control has the meaning set out in Articles 1:14 et seq. of the BCCA.

1.12 Dutch terms. Insofar as it applies to the Dutch Guarantor, a reference in this Agreement or any other Loan Document to:

1.12.1 the laws of The Netherlands or to The Netherlands in a geographical sense, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands (Koninkrijk der Nederlanden) that is located in Europe (Europese deel van Nederland) and to the geographical part of the Kingdom of The Netherlands that is located in Europe;

1.12.2 a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

1.12.3 a winding-up, administration or dissolution includes a bankruptcy (faillissement, (preliminary) suspension of payment ((voorlopige) surseance van betaling)or dissolution (ontbinding);

1.12.4 a moratorium includes an afkoelingsperiode and a moratorium is declared or occurs includes an afkoelingsperiode afgekondigd;

1.12.5 Insolvency Proceeding includes a bankruptcy, suspension of payments and a moratorium;

1.12.6 any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands;

1.12.7 a receiver or an administrative receiver does not include a curator or bewindvoerder;

1.12.8 an administrator includes a bewindvoerder or a stille bewindvoerder;

1.12.9 an attachment includes a beslag;

1.12.10 negligence means nalatigheid;

1.12.11 gross negligence means grove nalatigheid;

1.12.12 wilful misconduct means bewuste roekeloosheid;

1.12.13 the “Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek);

1.12.14 a Subsidiary includes a dochtermaatschappij as in section 2:24a of the Dutch Civil Code; and

1.12.15 Organization Documents includes the deed of incorporation (akte van oprichting) and the articles of association (statuten).

SECTION 2. CREDIT FACILITIES

2.1 Loan Commitments.

2.1.1 Commitments. Subject to the terms and conditions set forth herein, (a) each US Lender agrees, severally and not jointly, to make US Revolving Loans to the US Borrowers under the US Facility from time to time from the Closing Date to the US Termination Date, up to the amount of its US Commitment, (b) each Belgian Lender agrees, severally and not jointly, to make Belgian Revolving Loans to the Belgian Borrowers under the Belgian Facility from time to time from the Closing Date to the Belgian Termination Date, up to the amount of its Belgian Commitment, and (c) each Luxembourg Lender agrees, severally and not jointly, to make Luxembourg Revolving Loans to the Luxembourg Borrowers under the Luxembourg Facility from time to time from the Closing Date to the Luxembourg Termination Date, up to the amount of its Luxembourg Commitment; provided, that:

(a) (i) US Revolving Loans shall be denominated in Dollars; (ii) Belgian Revolving Loans shall be denominated in Dollars or Euros; and (ii) Luxembourg Revolving Loans shall be denominated in Dollars or Euros;

(b) all Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof;

(c) Revolving Loans shall not be made, and shall not be required to be made, by any Lender in the event that, after giving effect to such Revolving Loans, the Total Revolver Usage would exceed the Total Loan Cap at such time;

(d) US Revolving Loans shall not be made, and shall not be required to be made, by any Lender in the event that, after giving effect to such US Revolving Loans, the US Revolver Usage would exceed the lesser of the US Loan Limit as then in effect or the US Borrowing Base at such time;

(e) Belgian Revolving Loans shall not be made to a Belgian Borrower, and shall not be required to be made to such Belgian Borrower, by any Lender in the event that after giving effect to such Belgian Revolving Loans, the Belgian Revolver Usage of such Belgian Borrower would exceed the lesser of the Belgian Loan Limit of such Belgian Borrower as then in effect or the Belgian Borrowing Base of such Belgian Borrower at such time;

(f) Luxembourg Revolving Loans shall not be made to a Luxembourg Borrower, and shall not be required to be made to such Luxembourg Borrower, by any Lender in the event that after giving effect to such Luxembourg Revolving Loans, the Luxembourg Revolver Usage of such Luxembourg Borrower would exceed the lesser of the Luxembourg Loan Limit of such Luxembourg Borrower as then in effect or the Luxembourg Borrowing Base of such Luxembourg Borrower at such time;

(g) Belgian Lenders shall have no obligation to a Belgian Borrower to honor any request for a Belgian Revolving Loan on or after the Belgian Termination Date; Luxembourg Lenders shall have no obligation to a Luxembourg Borrower to honor any request for a Luxembourg Revolving Loan on or after the Luxembourg Termination Date, and US Lenders shall have no obligation to a US Borrower to honor any request for a US Revolving Loan on or after the US Termination Date.

2.1.2 US Facility; Belgian Facility; Luxembourg Facility. Each Borrowing of (a) US Revolving Loans shall be funded by US Lenders on Pro Rata basis, (b) Belgian Revolving Loans shall be funded by Belgian Lenders on a Pro Rata basis, and (c) Luxembourg Revolving Loans shall be funded by Luxembourg Lenders on a Pro Rata basis. The Revolving Loans shall bear interest as set forth in Section 3.1. Each Belgian Revolving Loan shall, at the option of Borrower Agent (or the applicable Belgian Borrower), and each Luxembourg Revolving Loan shall, at the option of Borrower Agent (or the applicable Luxembourg Borrower) be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of European Base Rate Loans or EURIBOR Loans if denominated in Euros, or European Base Rate Loans or LIBOR Loans if denominated in Dollars. The Revolving Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Collateral.

2.1.3 Swing Line Loans. Subject to the terms and conditions set forth herein, (a) US Swing Line Lender agrees to make US Swing Line Loans to the US Borrowers under the US Facility from time to time from the Closing Date to the Termination Date, (b) Belgian Swing Line Lender agrees to make Belgian Swing Line Loans to the Belgian Borrowers under the Belgian Facility from time to time from the Closing Date to the Belgian Termination Date, and (c) Luxembourg Swing Line Lender agrees to make Luxembourg Swing Line Loans to the Luxembourg Borrowers under the Luxembourg Facility from time to time from the Closing Date to the Luxembourg Termination Date, in each case, in reliance upon the agreements of the other Lenders set forth in this Section 2.1.3, on any Business Day denominated in the applicable Available Currency and in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding of Swing Line Loans under such Facility exceeding the Swing Line Sublimit for such Facility, (ii) the Total Revolver Usage exceeding the Total Loan Cap, (iii) the Belgian Revolver Usage exceeding the Belgian Loan Cap, (iv) the Luxembourg Revolver Usage exceeding the Luxembourg Loan Cap or (v) the US Revolver Usage exceeding the US Loan Cap; provided, that, a Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers under any Facility may borrow, prepay and reborrow Swing Line Loans. Each Swing Line Loan shall constitute a Revolving Loan for all purposes except that payments thereon shall be made to the applicable Swing Line Lender for its own account. Each of the Swing Line Loans shall be repaid in accordance with the terms of this Agreement and the Belgian Swing Line Loans shall be secured by the Belgian Collateral, the Luxembourg Swing Line Loans shall be secured by the Luxembourg Collateral and the US Swing Line Loans shall be secured by the US Collateral. Such Swing Line Loans shall bear interest at the rate then applicable to Revolving Loans based on the European Base Rate in the case of Belgian Swing Line Loans and Luxembourg Swing Line Loans and the US Base Rate in the case of US Swing Line Loans.

2.1.4 Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.5 Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for general corporate purposes of Borrowers and the other Loan Parties, including working capital, acquisitions and other investments permitted hereunder. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law by any Person (including any Secured Party or other individual or entity participating in any transaction). Any provision of this clause 2.1.5 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of a breach of any applicable Blocking Law.

2.1.6 Voluntary Reduction or Termination. Upon at least five (5) Business Days prior written notice (or such shorter notice as Agent may agree to) to Agent at any time, Borrowers may terminate or reduce the Commitments, which notice shall specify whether such termination or reduction is with respect to the US Commitments, Belgian Commitments and/or Luxembourg Commitments and the applicable amounts of such reduction or reductions, provided, that,

(a) (i) in the case of a reduction in the US Commitments (other than a reduction to zero or the termination thereof), (A) after giving effect to such reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the sum of (1) the US Revolver Usage as of such date, plus (2) the principal amount of all US Revolving Loans not yet made as to which a request has been given by or on behalf of a Borrower, plus (3) the amount of all Letters of Credit for the account of any US Loan Party not yet issued as to which a request has been given by or on behalf of a Borrower, shall not exceed the US Commitments as so reduced, and (B) such reduction pursuant to this Section 2.1.6 shall be in an increment of $250,000, but not less than $2,000,000, and (C) after giving effect to any such reduction the US Commitments shall not be less than thirty-five percent (35%) of the Maximum Facility Amount or (ii) in the case of the reduction of the US Commitments to zero or termination of the US Commitments, all other Commitments shall be terminated at the same time and Agent and Lenders shall receive Full Payment of all Obligations;

(b) (i) in the case of a reduction in the Belgian Commitments (other than a reduction to zero or the termination thereof), (A) after giving effect to such reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the sum of (1) the Belgian Revolver Usage as of such date, plus (2) the principal amount of all Belgian Revolving Loans not yet made as to which a request has been given by or on behalf of a Belgian Borrower, plus (3) the amount of all Letters of Credit for the account of any Belgian Loan Party not yet issued as to which a request has been given by or on behalf of a Borrower, shall not exceed the Belgian Commitments as so reduced, and (B) such reduction pursuant to this Section 2.1.6 shall be in an increment of $250,000, but not less than $2,000,000, or (ii) in the case of the reduction of the Belgian Commitments to zero or termination of the Belgian Commitments, Agent and Lenders shall receive Full Payment of all Belgian Obligations;

(c) (i) in the case of a reduction in the Luxembourg Commitments (other than a reduction to zero or the termination thereof), (A) after giving effect to such reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the sum of (1) the Luxembourg Revolver Usage as of such date, plus (2) the principal amount of all Luxembourg Revolving Loans not yet made as to which a request has been given by or on behalf of a Luxembourg Borrower, plus (3) the amount of all Letters of Credit for the account of any Luxembourg Loan Party not yet issued as to which a request has been given by or on behalf of a Borrower, shall not exceed the Luxembourg Commitments as so reduced, and (B) such reduction pursuant to this Section 2.1.6 shall be in an increment of $250,000, but not less than $2,000,000, or (ii) in the case of the reduction of the Luxembourg Commitments to zero or termination of the Luxembourg Commitments, Agent and Lenders shall receive Full Payment of all Luxembourg Obligations;

(d) any notice of termination or partial reduction given pursuant to this Section 2.1.6 shall be irrevocable; except, that, in the event that any such notice expressly states that the reduction of the applicable Commitments is conditioned upon the consummation of other credit facilities or other transactions permitted under this Agreement, such notice may be revoked by the Borrowers (by notice to Agent on or prior to the specified date of consummation) if such condition is not satisfied;

(e) once reduced, Commitments may not be increased;

(f) each such reduction of the Commitments in a Facility shall reduce the Commitments of each Lender in such Facility proportionately in accordance with its Pro Rata share thereof;

(g) if, after giving effect to any reduction of the Commitments for a Facility, the LC Sublimit or the Swing Line Sublimit with respect to the applicable Facility exceeds the amount of the Commitments thereunder, such sublimits shall be automatically reduced by the amount of such excess and otherwise the amount of any such Commitment reduction shall not be applied to the LC Sublimit or the Swing Line Sublimit for the applicable Facility unless otherwise specified by the Borrower Agent; and

(h) for the avoidance of doubt, no Loan Party shall be released from its obligations under this Agreement and the other Loan Documents until Full Payment of all Obligations.

2.1.7 Overadvances.

(a) In the event that at any time (i) the US Dollar Equivalent of the US Revolver Usage outstanding exceeds the US Loan Cap, or (ii) the US Dollar Equivalent of the aggregate Belgian Exposure outstanding exceeds the Belgian Loan Cap, (iii) the US Dollar Equivalent of the Luxembourg Revolver Usage outstanding exceeds the Luxembourg Loan Cap, or (iv) the US Dollar Equivalent of the a Total Revolver Usage outstanding exceeds the Total Loan Cap (each of the foregoing clauses (i), (ii), (iii), and (iv), an “Overadvance”), in each case, at any time, the excess amount shall be payable by Borrowers upon demand by Agent and in each case shall constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. To the extent that an Overadvance is solely as a result of an increase in the amount of a Reserve, the Overadvance shall be due and payable within five (5) Business Days after the date the Overadvance occurs.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Lenders hereby authorize Agent or any Swing Line Lender, as applicable, and either Agent or any Swing Line Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to:

(i) make US Revolving Loans (including US Swing Line Loans) to US Borrowers notwithstanding that a US Overadvance exists or would occur as a result thereof, so long as after giving effect to such US Revolving Loans, (1) the US Revolver Usage does not exceed the US Borrowing Base by more than ten percent (10%), and (2) the outstanding US Revolver Usage (except for and excluding amounts charged to a Loan Account for interest, fees, or expenses) does not exceed the US Loan Limit,

(ii) make Belgian Revolving Loans (including Belgian Swing Line Loans) to Belgian Borrowers notwithstanding that a Belgian Overadvance exists or would occur as a result thereof, so long as after giving effect to such Belgian Revolving Loans, (1) the Belgian Revolver Usage does not exceed the Belgian Borrowing Base by more than ten percent (10%), and (2) the outstanding Belgian Revolver Usage (except for and excluding amounts charged to a Loan Account for interest, fees, or expenses) does not exceed the Belgian Loan Limit,

(iii) make Luxembourg Revolving Loans (including Luxembourg Swing Line Loans) to Luxembourg Borrowers notwithstanding that a Luxembourg Overadvance exists or would occur as a result thereof, so long as after giving effect to such Luxembourg Revolving Loans, (1) the Luxembourg Revolver Usage does not exceed the Luxembourg Borrowing Base by more than ten percent (10%), and (2) the outstanding Luxembourg Revolver Usage (except for and excluding amounts charged to a Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Luxembourg Loan Limit,

(c) Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance (and to settle with Agent and the applicable Swing Line Lender for the amount of such Lender’s Pro Rata share of any such Overadvances and including any Overadvance made pursuant to the foregoing provisions) and to forbear from requiring Borrowers to cure an Overadvance, so long as the conditions set forth above as to the applicable Overadvance are satisfied and the applicable Overadvance does not continue for more than thirty (30) consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Loan Party shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.8 Protective Advances.

(a) Subject to the limitations below, Agent is authorized, in its Permitted Discretion, at any time that any condition in Section 6 as to any Facility is not satisfied, upon prior written notice to Borrower Agent and consultation with Borrower Agent, to make Base Rate Loans under a Facility (in the case of such Loans to Belgian Borrowers, “Belgian Protective Advances”, in the case of such Loans to Luxembourg Borrowers, “Luxembourg Protective Advances”, and in the case of such Loans to US Borrowers, “US Protective Advances”, and collectively “Protective Advances”) which Agent deems necessary or desirable in its Permitted Discretion (i) to preserve or protect any Collateral, or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amounts chargeable to any Loan Party under any Loan Documents, including interest, costs, fees and expenses, provided, that, (A) the aggregate amount of outstanding US Protective Advances shall not, at any time, exceed ten percent (10%) of the US Loan Limit or when added to the US Revolver Usage, the aggregate US Commitments, (B) the aggregate amount of outstanding Belgian Protective Advances shall not, at any time, exceed ten percent (10%) of the Belgian Loan Limit or when added to the Belgian Revolver Usage, the aggregate Belgian Commitments, and (C) the aggregate amount of outstanding Luxembourg Protective Advances shall not, at any time, exceed ten percent (10%) of the Luxembourg Loan Limit or when added to the Luxembourg Revolver Usage, the aggregate Luxembourg Commitments.

(b) Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time and Agent may require the Lender to fund, in the currency in which the applicable Protective Advance was denominated, their participation. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Loan Party shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.9 Increase in Commitments.

(a) At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower Agent may, by notice to Agent, request to effect one or more increases in the Commitments of any Facility (an “Incremental Commitment”); provided, that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (i) no Event of Default shall have occurred and be continuing or shall result therefrom (and Agent shall have received a certificate to that effect from Borrower Agent), (ii) the US Commitments shall comprise no less than thirty-five percent (35%) of the Maximum Facility Amount after giving effect to such Incremental Commitments, (iii) except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower Agent and the Additional Lenders, any Incremental Commitment shall be on the same terms and pursuant to the same documentation applicable to the existing Commitments under the applicable Facility, (iv) Borrower Agent shall have delivered or caused to be delivered any officers’ certificates, board resolutions, legal opinions or other documents reasonably requested by Agent, and (v) all fees due and payable in connection with such Incremental Commitment shall have been paid in immediately available funds. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Commitments shall not at the time of incurrence of any such Incremental Commitments (and after giving effect to such incurrence) exceed $65,000,000. Each Incremental Commitment shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrower Agent and Agent otherwise agree); provided, that, such amount may be less than

$5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Commitments set forth above.

(b) Each notice from the Borrower Agent pursuant to this Section shall set forth the requested amount of the relevant Incremental Commitments. Any Incremental Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by Borrower Agent, such Additional Lender and Agent. Subject to the final sentence of this paragraph, Incremental Commitments may be provided by any existing Lender (it being understood that no existing Lender shall, unless it agrees, be obligated to provide any Incremental Commitments) or by any Additional Lender or a combination thereof. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent, to effect the provisions of this Section. Notwithstanding anything to the contrary provided for in this Section 2.1.9, each request for any Incremental Commitment under any Facility shall offer each of the existing Lenders holding a Commitment in such Facility the opportunity to participate in such Incremental Commitment in accordance with the respective Pro Rata shares of such Lenders under such Facility, with such fees in respect of the Incremental Commitment for each Lender as Borrower Agent may agree. Unless any applicable Lender shall agree to participate in such Incremental Commitment in accordance with its Pro Rata share under such Facility and to the fees in respect of the Incremental Commitment included in the offer within ten (10) Business Days of such offer, it shall be deemed to have declined to provide an Incremental Commitment, except as Agent and Borrower Agent may otherwise agree.

(c) Any Revolving Loan made pursuant to an Incremental Commitment shall be a “Loan” for all purposes of this Agreement and the other Loan Documents.

(d) Notwithstanding anything to the contrary, this Section 2.1.9 shall supersede any provisions in Section 14.1 to the contrary.

2.1.10 Commitment Reallocation.

(a) Subject to the terms and conditions of this Section 2.1.10, Borrower Agent may request that Lenders under a Facility change the then current allocation of each such Lender’s (and, if applicable, its Affiliate’s or branch’s) Commitment under such Facility in order to effect an increase or decrease in Commitments under a particular Facility, with any such increase or decrease in a particular Facility to be accompanied by a concurrent and equal dollar-for-dollar decrease or increase, respectively, in another Facility (each, a “Commitment Reallocation”). In addition to the other conditions set forth in this Section 2.1.10, any such Commitment Reallocation shall be subject to the following conditions: (i) Borrower Agent shall have provided to Agent a written request (in reasonable detail) at least five (5) Business Days (or such shorter notice as Agent may agree) prior to the requested effective date therefor (which effective date must be a Business Day) (the “Commitment Reallocation Date”) setting forth the proposed Commitment Reallocation Date and the amounts and each Facility to be subject to the proposed reallocations to be effected, (ii) any such Commitment Reallocation shall increase or decrease the Commitments under the specified Facility in an amount equal to $2,500,000 and in increments of $500,000 in excess thereof, (iii) after giving effect to any such Commitment Reallocation, the US Commitments shall be equal to or greater than thirty-five percent (35% of the Maximum Facility Amount, (iv) no more than one (1) Commitment Reallocation may be requested in any Fiscal Quarter of Parent, (v) no Event of Default shall have occurred and be continuing either as of the date of such request or on the Commitment Reallocation Date (both immediately before and after giving effect to such Commitment Reallocation), (vi) any increase in Commitments under a Facility shall result in a dollar-for-dollar decrease in Commitments under another Facility as specified in the request (and if no Facility is specified, then such Facility as Agent shall determine), (vii) in no event shall the sum of all the Commitments exceed the aggregate amount of the Commitments then in effect, (viii) after giving effect to such Commitment Reallocation, no Overadvance would exist or would result therefrom and (ix) at least three (3) Business Days prior to the proposed Commitment Reallocation Date, a Senior Officer of Borrower Agent shall have delivered to Agent a certificate certifying as to compliance with preceding clauses (v), (vii) and (viii) and demonstrating (in reasonable detail) the calculations required in connection therewith, which certificate shall be deemed recertified to Agent by a Senior Officer of Borrower Agent on and as of the Commitment Reallocation Date.

(b) Agent shall promptly inform the Lenders of the affected Facilities of any request for a Commitment Reallocation. If the conditions set forth in this Section 2.1.10 are not satisfied on the applicable Commitment Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify the Borrower Agent in writing that the requested Commitment Reallocation will not be effectuated; provided, that, (A) Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by Borrower Agent pursuant to Section 2.1.10(a)(ix) in making its determination as to the satisfaction of certain conditions set forth in Section 2.1.10(a). Each Commitment Reallocation shall be effectuated in accordance with the respective Pro Rata shares of each Lender under each relevant Facility. On each Commitment Reallocation Date, Agent shall notify the Lenders of the affected Facility, the Borrower Agent and Agent, if applicable, on or before 3:00 p.m., Local Time, by facsimile, e-mail or other electronic means, of the occurrence of the Commitment Reallocation to be effected on such Commitment Reallocation Date, the amount of the Loans held by each such Lender as a result thereof and the amount of the affected Commitments of each such Lender as a result thereof. To the extent necessary where a Lender under one Facility and its separate Affiliate or branch that is a Lender under another Facility are participating in a Commitment Reallocation, the Commitment Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Acceptance. The respective Pro Rata shares of the Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and Agent and the affected Lenders shall make such adjustments as Agent shall deem necessary so that the outstanding Loans and LC Exposure of each Lender equals its Pro Rata share thereof after giving effect to the Commitment Reallocation.

(c) Notwithstanding anything to the contrary, this Section 2.1.10 shall supersede any provisions in Section 14.1 to the contrary.

2.2 Letter of Credit Facility

2.2.1 Issuance of Letters of Credit.

(a) Subject to the terms and conditions set forth herein, (i) any US Borrower may request the issuance of US Letters of Credit in Dollars or in one or more Available Currencies for its account in a form reasonably acceptable to the US Issuing Bank, at any time and from time to time prior to the US Termination Date, (ii) any Belgian Borrower may request the issuance of Belgian Letters of Credit in Dollars or in one or more Available Currencies for its account in a form reasonably acceptable to the Belgian Issuing Bank, at any time and from time to time prior to the Belgian Termination Date and (iii) any Luxembourg Borrower may request the issuance of Luxembourg Letters of Credit in Dollars or in one or more Available Currencies for its account in a form reasonably acceptable to the Luxembourg Issuing Bank, at any time and from time to time prior to the Luxembourg Termination Date.

(b) Each Borrower acknowledges that an Issuing Bank’s issuance of any Letter of Credit is conditioned upon the receipt by such Issuing Bank of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as such Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. An Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) such Issuing Bank receives a LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance (or such later date as the Issuing Bank may agree); (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements reasonably satisfactory to Agent and such Issuing Bank to eliminate any Fronting Exposure associated with such Defaulting Lender. If, in sufficient time to act, an Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, such Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, an Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(c) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business or for any other general corporate purposes of Borrowers and their Subsidiaries to the same extent that Borrowers are permitted to use the proceeds of Loans hereunder or as otherwise approved by Agent. If a Borrower requests that Issuing Bank issue a Letter of Credit for the benefit of a Subsidiary, (i) such Subsidiary shall have no rights against Issuing Bank, (ii) the Borrower making such request shall be responsible for the application and obligations under this Agreement and the other Loan Documents; (iii) in no event shall the issuance of such Letter of Credit for the benefit of a Subsidiary limit or otherwise affect the Obligations of any Loan Party in respect of a Letter of Credit, (iv) the Stated Amount of such Letters of Credit issued for the benefit of a Subsidiary that is not a Loan Party or of a Loan Party that has not guaranteed the Obligations of the Loan Party that is requesting such Letter of Credit or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee, shall not exceed the amount of Permitted Intercompany Loans that are permitted to be made to such Subsidiary or Loan Party hereunder, and (v) communications (including notices) related to the applicable Letter of Credit shall be among Issuing Bank and such Borrower or Borrower Agent. Increase, renewal or extension of a Letter of Credit (other than automatic renewals) shall be treated as issuance of a new Letter of Credit, but an Issuing Bank may require a new LC Application in its sole discretion.

(d) Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, any Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of any Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to Letters of Credit or claimed against Issuing Bank, Agent or any Lender. An Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(e) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, an Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. An Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. An Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2 Reimbursement; Participations.

(a) If an Issuing Bank honors any request for payment under a Letter of Credit, the Borrower or Borrowers that is the applicant in respect thereof shall pay to such Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by such Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by such Borrower or Borrowers is received by such Issuing Bank. The obligation of Borrowers to reimburse an Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and several (but not joint), and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that any Loan Party may have at any time against the beneficiary. Whether or not Borrower Agent or any Borrower submits a Notice of Borrowing, the applicable Borrower or Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans under its Facility in an amount necessary to pay all amounts due the Issuing Bank on any Reimbursement Date and each Lender under such Facility shall fund its Pro Rata share of such Borrowing whether or not the applicable Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under any Facility and without any further action on the part of the applicable Issuing Bank or the Lenders under such Facility, the applicable Issuing Bank hereby grants to each Lender under the relevant Facility, and each Lender under such Facility hereby irrevocably and unconditionally purchases from such Issuing Bank, without recourse or warranty, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share under such Facility of the aggregate amount available to be drawn under such Letter of Credit Such Issuing Bank is issuing Letters of Credit in reliance upon this participation. If any Borrower does not make a payment to an Issuing Bank when due hereunder, Agent shall promptly notify Lenders under the applicable Facility and each of such Lenders shall within one (1) Business Day after such notice pay to Agent, for the benefit of such Issuing Bank, the Lender’s Pro Rata share in such Facility of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c) The obligation of each Lender to make payments to Agent for the account of an Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by such Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that a Loan Party may have with respect to any Obligations. An Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. An Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Loan Party. An Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(d) No Indemnitee shall be liable to any Loan Party, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.2.3 Cash Collateral. At Agent’s or an Issuing Bank’s reasonable request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; (b) all outstanding Letters of Credit if either an Event of Default exists or the Termination Date occurs; (c) all outstanding Belgian Letters of Credit, if the Belgian Termination Date occurs; (d) all outstanding Luxembourg Letters of Credit, if the Luxembourg Termination Date occurs; or (e) all outstanding US Letters of Credit, if the US Termination Date occurs; provided, that, a Borrower shall not be required to Cash Collateralize a Letter of Credit on the Termination Date, Belgian Termination Date, Luxembourg Termination Date or US Termination Date, as applicable, if Agent and Issuing Bank have received the original of such Letter of Credit together with the agreement of the beneficiary thereof, in form and substance satisfactory to Agent and Issuing Bank, that no draws have been made under such Letter of Credit which are unpaid, the beneficiary waives all rights and benefits under such Letter of Credit and authorizes the termination and cancellation of such Letter of Credit and there are no outstanding indemnities or other liabilities of Issuing Bank in connection with such Letter of Credit, or at the option of Agent and Issuing Bank, Issuing Bank has received a letter of credit payable to Agent (or at Agent’s option the Issuing Bank with respect to such Letters of Credit) issued by a bank reasonably acceptable to Issuing Bank and in form and substance reasonably satisfactory to Issuing Bank with respect to such Letter of Credit. If any Borrower fails to provide any Cash Collateral as required hereunder, the Lenders under the applicable Facility may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments under such Facility have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4 Resignation of Issuing Bank. An Issuing Bank may resign at any time upon at least thirty (30) days’ prior written notice to Agent and Borrower Agent, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, an Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest as follows:

(i) in the case of a US Base Rate Loan, at the US Base Rate in effect from time to time, plus the Applicable Margin for such US Base Rate Loan;

(ii) in the case of a European Base Rate Loan, at the European Base Rate in effect from time to time, plus the Applicable Margin for European Base Rate Loans;

(iii) in the case of a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Loans; and

(iv) in the case of a EURIBOR Loan, at EURIBOR for the applicable Interest Period, plus the Applicable Margin for EURIBOR Loans.

(b) Interest on the Loans shall be payable in the currency of the Loan.

(c) During an Insolvency Proceeding with respect to any Loan Party, or during any other Event of Default if Required Lenders so elect, any principal of, or interest (including, to the extent permitted by law, interest not paid when due) on, any Loan or any fees or other amount payable hereunder not paid when due, whether at stated maturity, upon acceleration or otherwise, shall, in each case of the foregoing to the extent of the applicable overdue amount, bear interest at the Default Rate (whether before or after any judgment), and in the case of the fees payable under Section 3.2.2, such fees shall be increased by two percent (2%) per annum, and in each case shall be payable when due hereunder or earlier on written demand. Payment or acceptance of the increased rates of interest provided for in this Section 3.1.1 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(d) Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or becomes payable, until paid in full in cash by the applicable Borrower(s). If a Loan is repaid on the same day made, one (1) Business Day’s interest shall accrue. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any LIBOR Loan or EURIBOR Loan, with respect to the principal amount being prepaid; and (iii) on the applicable Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on written demand.

3.1.2 Application of LIBOR and EURIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of any Base Rate Loan funded in Dollars or Euros (as applicable) to, or to continue any LIBOR Loan or EURIBOR Loan at the end of its Interest Period as, a LIBOR Loan or EURIBOR Loan, as applicable. During any Event of Default, Agent may (and shall at the direction of Required Lenders) require that no Loan may be made, converted or continued as a LIBOR Loan or EURIBOR Loan.

(b) Borrower Agent shall give Agent (and in the case of any such request by or on behalf of a Belgian Borrower or a Luxembourg Borrower, Bank of America (London)) a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) or 1:00 pm (Local Time) in the case of a request on behalf of US Borrowers at least three (3) Business Days prior to the requested conversion or continuation date (or such later time as the Agent may agree). Promptly after receiving any such notice, Agent shall notify each Lender under the applicable Facility thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest

Period for a LIBOR Loan or EURIBOR Loan, Borrower Agent has failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate used in determining LIBOR or EURIBOR or with respect to any alternate or replacement for or successor to any such rate, any LIBOR Successor Rate Conforming Changes, or the effect of any of the foregoing.

3.1.3 Interest Periods. Borrower Agent shall select an interest period on behalf of the applicable Borrower or Borrowers (“Interest Period”) of one or three or, if available from all Lenders, six months or twelve months to apply to each LIBOR Loan or EURIBOR Loan; provided, that, (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan or EURIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; (c) no Interest Period shall extend beyond the Termination Date; and (d) no Interest Period with respect to Belgian Loans, Luxembourg Loans or US Loans shall extend beyond the Belgian Termination Date, Luxembourg Termination Date or US Termination Date, respectively.

3.2 Fees

3.2.1 Unused Line Fee.

(a) Belgian Unused Line Fee. Belgian Borrowers shall pay to Agent for the Pro Rata benefit of Belgian Lenders, a fee equal to one-quarter percent (0.25%) per annum times the average daily amount by which the Belgian Commitments exceed the Belgian Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Belgian Termination Date.

(b) Luxembourg Unused Line Fee. Luxembourg Borrowers shall pay to Agent for the Pro Rata benefit of Luxembourg Lenders, a fee equal to one-quarter percent (0.25%) per annum times the average daily amount by which the Luxembourg Commitments exceed the Luxembourg Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Luxembourg Termination Date.

(c) US Unused Line Fee. US Borrowers shall pay to Agent for the Pro Rata benefit of US Lenders, a fee equal to one-quarter percent (0.25%) per annum times the average daily amount by which the US Commitments exceed the US Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the US Termination Date.

3.2.2 LC Fees.

(a) Belgian LC Fees. Belgian Borrowers shall pay (i) to Agent, for the Pro Rata benefit of Belgian Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Belgian Letters of Credit, payable in arrears on the first day of each month; (ii) to Agent, for its own account, a fronting fee equal to one-eighth percent (0.125%) per annum on the Stated Amount of each Belgian Letter of Credit, payable in arrears on the first day of each month; and (iii) to Belgian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Belgian Letters of Credit, which charges shall be paid as and when incurred.

(b) Luxembourg LC Fees. Luxembourg Borrowers shall pay (i) to Agent, for the Pro Rata benefit of Luxembourg Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Luxembourg Letters of Credit, payable in arrears on the first day of each month; (ii) to Agent, for its own account, a fronting fee equal to one-eighth percent (0.125%) per annum on the Stated Amount of each Luxembourg Letter of Credit, payable in arrears on the first day of each month; and (iii) to Luxembourg Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Luxembourg Letters of Credit, which charges shall be paid as and when incurred.

(c) US LC Fees. US Borrowers shall pay (i) to Agent, for the Pro Rata benefit of US Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of US Letters of Credit, payable in arrears on the first day of each month; (ii) to Agent, for its own account, a fronting fee equal to one-eighth percent (0.125%) per annum on the Stated Amount of each US Letter of Credit, payable in arrears on the first day of each month; and (iii) to US Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of US Letters of Credit, which charges shall be paid as and when incurred.

3.2.3 Closing Fee. On the Closing Date, Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee of $250,000.

3.2.4 Administrative Fee. In the event that at any time there is more than one unaffiliated Lender, Borrowers shall pay to Agent, for its own account, a quarterly administrative agent fee in the amount of $8,750 per quarter, which fee shall be earned and payable in full on the first day of the month after the date that there is more than one unaffiliated Lender and thereafter shall be payable in advance on the first day of each three (3) calendar month period thereafter until Full Payment of the Obligations.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by any Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party promptly following receipt of the certificate.

3.4 Expenses. Borrowers shall reimburse Agent for all reasonable and documented legal, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Loan Party or Collateral by Agent’s personnel or a third party; provided, that, in the case of legal fees and expenses, such fees and expenses shall be limited to the reasonable and documented out-of-pocket fees and disbursements of one counsel for Agent and Lenders taken as a whole and, in addition, one local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction and in the event of any actual or perceived conflict of interest, where Agent or Lender affected by such conflict notifies the Borrower Agent of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each affected party. If, for any reason (including inaccurate information in Borrower Materials), it is determined by Agent, after consultation with Borrower Agent, that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall promptly pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on written demand. In the event that Borrower Agent objects to the determination by Agent that a higher Applicable Margin should have applied during any period as the proper margin under the terms of this Agreement or any other Loan Document, then Borrower Agent shall provide written notice to Agent of such objection and correct and complete evidence of the basis for its objection. In the event that after the review of such evidence Agent concludes that its determination that the higher Applicable Margin was not the proper margin for such period and Agent has received any payments in respect thereof, Agent shall credit the Loan Account the applicable amount. Agent will provide Borrower Agent with copies of invoices that Agent receives from third parties that constitute expenses subject to reimbursement hereunder and will provide invoices or include such expenses on the statements provided by Agent to Borrower Agent hereunder consistent with the customary practice of Agent.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to, participate in, or charge applicable interest or fees with respect to, any Loan or Letter of Credit, or to determine or charge interest based on European Base Rate or LIBOR or EURIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as LIBOR Loans or EURIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Loan, Cash Collateralize the applicable LC Obligations or, if applicable, convert LIBOR Loan(s) or EURIBOR Loan(s) of such Lender to Base Rate Loan(s), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates; Replacement of LIBOR

3.6.1 Inability to Determine Rate. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request with respect to a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR or EURIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (b) Agent or Required Lenders determine for any reason that LIBOR or EURIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans or EURIBOR Loans, as the case may be, and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or EURIBOR Loan, or, failing that, will be deemed to have requested a Base Rate Loan, and Agent may (or shall upon request by Required Lenders) immediately convert any affected LIBOR Loan or EURIBOR Loan to a Base Rate Loan.

3.6.2 Replacement of LIBOR. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide LIBOR after such specific date (such specific date, “Scheduled Unavailability Date”); or

(c) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(d) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (a) through (c) above, on a date and time determined by Agent (any such date, “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (a), (b) or (c) above and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (“LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (d) above, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and the other Loan Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m. on the fifth Business Day after Agent has notified Lenders and Borrower Agent of the occurrence of the circumstances described in clause (d) above unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided, that, if Agent determines that Term SOFR has become available, is administratively feasible for Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies Borrower Agent and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Pre-

Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

Agent will promptly (in one or more notices) notify Borrower Agent and Lenders of (x) any occurrence of any events, periods or circumstances under clauses (a) through (c) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate. Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything to the contrary in any Loan Document, if at any time any LIBOR Successor Rate as so determined would otherwise be less than one-quarter percent (0.25%), the LIBOR Successor Rate will be deemed to be one-quarter percent (0.25%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time upon consultation with Borrower Agent and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to Borrower Agent and Lenders reasonably promptly after such amendment becomes effective.

If events or circumstances of the type described in clauses (a) through (c) above occur with respect to any LIBOR Successor Rate then in effect, the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

3.6.3 Alternate Benchmark Rate. Notwithstanding anything to the contrary herein, (a) after any such determination by Agent or receipt by Agent of any such notice described in Section 3.6.2(a) through (c), as applicable, if Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.6.2(d) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.6.2(a) through (c) have occurred with respect to the LIBOR Successor Rate then in effect and Agent determines that none of the LIBOR Successor Rates is available, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar US dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar US dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its sole discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to Lenders and Borrower Agent unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

3.6.4 No Successor Rate. If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3 and the circumstances under Section 3.6.2(a) or (c) exist or the Scheduled

Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower Agent and Lenders. Thereafter, (a) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (b) the LIBOR component shall no longer be utilized in determining Base Rate, until the LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans (subject to clause (b) above).

3.7 Increased Costs; Capital Adequacy

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes to the extent subject to Section 5.8) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Issuing Bank with a certificate as provided below,, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank in reasonable detail, as the case may be, as specified in this Section delivered to Borrower Agent shall be conclusive absent manifest error. Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate promptly after receipt thereof (but in any event within thirty (30) days).

3.7.2 Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, upon written request with a certificate as provided below, such additional amounts as will compensate it or its holding company for the reduction suffered. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or

Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in this Section delivered to Borrower Agent shall be conclusive absent manifest error. Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate promptly after receipt thereof (but in any event within thirty (30) days).

3.7.3 Reserved.

3.7.4 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than one hundred eighty (180) days (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, or if any payment of Obligations by a Loan Party established in Belgium is or becomes non-deductible from that Borrower’s taxable income for Belgian tax purposes by reason of that amount being (a) paid or accrued to a Lender incorporated, resident, established or acting through a Lending Office established in a Belgian Non-Cooperative Jurisdiction or (b) paid to an account opened in the name of or for the benefit of such Loan Party in a financial institution established in a Belgian Non-Cooperative Jurisdiction, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld or non-deductible in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all actual losses (but not profits), expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating such amounts, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, even if the Loan was not in fact so funded.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Loans

4.1.1 Notice of Borrowing.

(a) To request Loans, Borrower Agent shall give Agent (and for Loans to Belgian Borrowers and Luxembourg Borrowers, in addition, Bank of American (London)) a Notice of Borrowing by 11:00 a.m. (Local Time) (i) in the case of US Base Rate Loans to US Borrowers, on the requested funding date, (ii) in the case of European Base Rate Loans to Belgian Borrowers and Luxembourg Borrowers at least two (2) Business Days prior to the requested funding date (in each case, or such later time as Agent may agree); provided that a Notice of Borrowing that requests a Loan denominated other than in Euros must be received no later than 11:00 a.m. (Local Time) three (3) Business Days prior to the requested funding date (or such shorter time as may be agreed to by Agent) and (ii) in the case of LIBOR Loans or EURIBOR Loans, at least three (3) Business Days prior to the requested funding date (or such shorter time as may be agreed to by Agent). Notices received by Agent after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify:

(A) the Facility under which such Loans are to be borrowed;

(B) the aggregate amount of such Borrowing;

(C) the date of such Borrowing, which shall be a Business Day;

(D) whether such Borrowing is to be a Base Rate Loan, LIBOR Loan or EURIBOR Loan;

(E) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan);

(F) in the case of a LIBOR Loan or EURIBOR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” (which shall be deemed to be one month if not specified);

(G) the location and number of the applicable Borrower’s account to which funds are to be disbursed in accordance with the requirements of Agent.

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges under this Agreement or any other Loan Document, including Extraordinary Expenses, LC Obligations, and Cash Collateral, but not including any Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation and shall therefore be charged to the Loan Account.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Fundings by Lenders. Except for Swing Line Loans, Agent shall endeavor to notify Lenders under the applicable Facility of each Notice of Borrowing under such Facility (or deemed request for a Borrowing) by 1:00 p.m. (Local Time) on the proposed funding date for a Base Rate Loan or by 3:00 p.m. (Local Time) two Business Days before a proposed funding of a LIBOR Loan or EURIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing under a Facility for which it is a Lender in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and reasonably acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then the applicable Borrowers agree to repay to Agent promptly on written demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or an Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of any Loan Party under the Loan Documents or with respect to any Obligations. Each Lender at its option may make any LIBOR Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such LIBOR Loan or EURIBOR Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such LIBOR Loan or EURIBOR Loan in accordance with the terms of this Agreement.

4.1.3 Settlement. Settlement of Loans, including Swing Line Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its sole discretion apply payments on Loans to Swing Line Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender under a Facility hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swing Line Loans under such Facility outstanding from time to time until settled. If a Swing Line Loan cannot be settled among the applicable Lenders, whether due to a Loan Party’s Insolvency Proceeding or for any other reason, each Lender under the applicable Facility shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one (1) Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments (or any of them as to a Facility) have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4 Notices. Each Borrower authorizes Agent and Lenders to make Loans, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of applicable Borrowers based on telephonic or e-mailed instructions by or on behalf of Borrower Agent or any Loan Party to Agent. Borrower Agent or the applicable Loan Party shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern, absent manifest error.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swing Line Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. Notwithstanding anything to the contrary contained herein, a Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans or EURIBOR Loan) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Loans and EURIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans or EURIBOR Loan when made shall be in a minimum amount of $500,000, plus an increment of $250,000 in excess thereof. No more than eight (8) Borrowings of LIBOR Loans and EURIBOR Loans under a Facility may be outstanding at any time, and all LIBOR Loans or EURIBOR Loan having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR or EURIBOR for any Interest Period requested by or on behalf of any Borrower, Agent shall promptly notify Borrower Agent thereof by telephone or electronically and, if requested by Borrower Agent, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Loan Party hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Loan Party. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Loan Party agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Loan Party.

4.5 One Obligation. Without in any way limiting any Guaranty of the Obligations, but subject to any limitations set forth in any Guaranty, as applicable, (a) the US Obligations owing by each US Loan Party shall constitute one general obligation of the US Loan Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of each US Loan Party, provided that each Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, each US Loan Party to the extent of any US Obligations owed by such US Loan Party to such Secured Party; (b) the Belgian Obligations owing by each Belgian Loan Party shall constitute one general obligation of the Belgian Loan Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of each Belgian Loan Party, provided that each Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Belgian Loan Party to the extent of any Belgian Obligations owed by such Belgian Loan Party to such Secured Party; and (c) the Luxembourg Obligations owing by each Luxembourg Loan Party shall constitute one general obligation of the Luxembourg Loan Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of each Luxembourg Loan Party, provided that each Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Luxembourg Loan Party to the extent of any Luxembourg Obligations owed by such Luxembourg Loan Party to such Secured Party .

4.6 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations under the Loan Documents shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products, and upon such termination, all Obligations thereunder shall be immediately due and payable, except as the applicable Secured Bank Product Provider may otherwise agree in writing. Until Full Payment of the Obligations, all undertakings of Loan Parties contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by a Loan Party or Lender in any Loan Document, shall survive any assignment by Agent, any Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in the applicable Available Currency which is the same as the Obligations being paid, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (except as permitted by Section 5.8), and in immediately available funds, not later than 2:00 p.m. (Local Time ) (or such later time as Agent may agree) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan or EURIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before LIBOR Loans or EURIBOR Loans. All payments with respect to any US Obligations shall be made in Dollars and all payments with respect to any other Obligation shall be made in the currency of the underlying Obligation. Any payment made contrary to the requirements of the preceding sentence shall be subject to the terms of Section 5.11.

5.2 Repayment of Loans. Loans may be prepaid from time to time, without penalty or premium. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6. In addition, all US Obligations shall be due and payable in full on the US Termination Date, all Belgian Obligations shall be due and payable in full on the Belgian Termination Date, and all Luxembourg Obligations shall be due and payable in full on the Luxembourg Termination Date, in each case unless payment is sooner required hereunder.

5.3 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, promptly on written demand.

5.4 Marshaling; Payments Set Aside. None of Agent, Issuing Banks or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of a Loan Party is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5 Application and Allocation of Payments

5.5.1 Application. Subject to Section 5.5.2, payments made by any Loan Party hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrower Agent; and (c) fourth, as determined by Agent in its discretion.

5.5.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) Collateral and Payments of US Loan Parties. With respect to monies, payments, Property or Collateral of or from any US Loan Party, together with any allocations pursuant to subclause (ix) of any other clause of this Section 5.5.2:

(i) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing by any US Loan Party to Agent;

(ii) second, to all other amounts owing by any US Loan Party to Agent, including US Swing Line Loans, US Protective Advances, and US Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii) third, to all amounts owing by any US Loan Party to Issuing Bank;

(iv) fourth, to all Obligations of any US Loan Party (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(v) fifth, to all Obligations of any US Loan Party (other than Secured Bank Product Obligations) constituting interest;

(vi) sixth, to Cash Collateralize all LC Obligations of US Loan Parties;

(vii) seventh, to all Loans to US Loan Parties, and to Secured Bank Product Obligations of US Loan Parties constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii) eighth, to all other Secured Bank Product Obligations of US Loan Parties;

(ix) ninth, to be applied ratably to the Obligations of other Loan Parties that are the subject of a Guarantee by a US Loan Party; and

(x) tenth, to the US Loan Parties or such other Person entitled thereto under Applicable Law.

(b) Collateral and Payments of Belgian Loan Parties. With respect to monies, payments, Property or Collateral of or from any Belgian Loan Party, together with any allocations pursuant to subclause (ix) of any other clause of this Section 5.5.2:

(i) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing by any Belgian Loan Party to Agent;

(ii) second, to all other amounts owing by any Belgian Loan Party to Agent, including Belgian Swing Line Loans, Belgian Protective Advances, and Belgian Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii) third, to all amounts owing by any Belgian Loan Party to Issuing Bank;

(iv) fourth, to all Obligations of any Belgian Loan Party (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(v) fifth, to all Obligations of any Belgian Loan Party (other than Secured Bank Product Obligations) constituting interest;

(vi) sixth, to Cash Collateralize all LC Obligations of Belgian Loan Parties;

(vii) seventh, to all Loans to Belgian Loan Parties, and to Secured Bank Product Obligations of Belgian Loan Parties constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii) eighth, to all other Secured Bank Product Obligations of Belgian Loan Parties;

(ix) ninth, to be applied ratably to the Obligations of other Loan Parties that are the subject of a Guarantee by a Belgian Loan Party; and

(x) tenth, to the Belgian Loan Parties or such other Person entitled thereto under Applicable Law.

(c) Collateral and Payments of Luxembourg Loan Parties. With respect to monies, payments, Property or Collateral of or from any Luxembourg Loan Party, together with any allocations pursuant to subclause (ix) of any other clause of this Section 5.5.2:

(i) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing by any Luxembourg Loan Party to Agent;

(ii) second, to all other amounts owing by any Luxembourg Loan Party to Agent, including Luxembourg Swing Line Loans, Luxembourg Protective Advances, and Luxembourg Loans and participations that a Defaulting Lender has failed to settle or fund;

(iii) third, to all amounts owing by any Luxembourg Loan Party to Issuing Bank;

(iv) fourth, to all Obligations of any Luxembourg Loan Party (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(v) fifth, to all Obligations of any Luxembourg Loan Party (other than Secured Bank Product Obligations) constituting interest;

(vi) sixth, to Cash Collateralize all LC Obligations of Luxembourg Loan Parties;

(vii) seventh, to all Loans to Luxembourg Loan Parties, and to Secured Bank Product Obligations of Luxembourg Loan Parties constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(viii) eighth, to all other Secured Bank Product Obligations of Luxembourg Loan Parties;

(ix) ninth, to be applied ratably to the Obligations of other Loan Parties that are the subject of a Guarantee by a Luxembourg Loan Party; and

(x) tenth, to the Luxembourg Loan Parties or such other Person entitled thereto under Applicable Law.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from a Loan Party shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Loan Parties to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five (5) Business Days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party, and no Loan Party has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith in the absence of gross negligence or willful misconduct by Agent as determined by a final, non-appealable order of a court of competent jurisdiction, and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6 Collection Accounts. The balances in the US Collection Accounts in the case of US Loan Parties, the balances in the Belgian Collection Accounts in the case of Belgian Loan Parties, and the balances in the Luxembourg Collection Accounts in the case of Luxembourg Loan Parties as of the end of a Business Day shall be applied to the Obligations of such Borrower or Borrowers at the beginning of the next Business Day during any Cash Dominion Event. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to the applicable Borrowers as long as no Cash Dominion Event exists.

5.7 Loan Account; Account Stated.

5.7.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Obligations of Borrowers resulting from each Loan made to such Borrowers or issuance of a Letter of Credit for the account of Borrowers from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of any Borrower to pay any amount owing hereunder. With respect to US Borrowers, Agent may maintain a single Loan Account in the name of Borrower Agent, and each US Borrower confirms that such arrangement shall have no effect on its guarantee of the Obligations of the other Borrowers or the joint and several character of its liability for the Obligations of any US Loan Party.

5.7.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.8 Taxes

5.8.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Loan Parties shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined in good faith by Agent) requires the deduction or withholding of any Tax from any such payment by Agent or a Loan Party, then Agent or such Loan Party shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include each Issuing Bank.

(b) [Reserved].

(c) If Agent or any Loan Party is required by any Applicable Law to withhold or deduct Taxes from any payment, then (i) Agent or such Loan Party, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2 Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes, except for any Luxembourg registration duties (droit d’enregistrement) payable due to registration, submission or filing of any Loan Document by Agent or any Lender when such registration, submission or filing is or was not required to create, maintain or preserve the rights of the Lenders under any Loan Document.

5.8.3 Tax Indemnification.

(a) The applicable Loan Party shall indemnify and hold harmless, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Recipient). The applicable Loan Party shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. The applicable Loan Party shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Loan Parties’ obligation to do so), (ii) Agent and Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or a Loan Party in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4 Evidence of Payments. As soon as practicable after payment by a Loan Party of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Loan Parties or with respect to which a Loan Party paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrower Agent (but only to the extent of indemnity payments or additional amounts actually paid by Loan Parties with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Loan Parties shall, upon request by the Recipient, repay to the Recipient such amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Loan Party or other Person.

5.9 Lender Tax Information

5.9.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Section 5.9.2) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position. Each Lender represents that it is not incorporated, does not have its place of effective management and is not acting through a Facility Office located in a Belgian Non-Cooperative Jurisdiction. Each Lender which becomes a tax resident of a Belgian Non-Cooperative Jurisdiction or starts acting through a Facility Office in a Belgian Non-Cooperative Jurisdiction with which a Loan becomes effectively connected, shall promptly notify Agent and upon a request of Borrower Agent shall promptly provide information reasonably demonstrating that it cannot be considered as an artificial construction within the meaning of Article 198,10° of the Belgian Income Tax Code 1992.

5.9.2 Documentation. Without limiting the foregoing, if any Borrower is a US Person,

(a) Any Lender that is a US Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from US federal backup withholding Tax;

(b) Each Foreign Lender, which shall be legally entitled to an exemption from withholding Tax, shall deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent) certifying as to the entitlement of such Lender to an exemption from withholding Tax solely with respect to the US Facility, based on whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of US federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a

“controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“US Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a US Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner;

(c) any Foreign Lender that is legally entitled to an exemption from withholding Tax, shall deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit US Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.10 Nature and Extent of Each US Loan Party’s Liability

5.10.1 Joint and Several Liability. Each US Loan Party agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations of a US Loan Party, except its Excluded Swap Obligations. Each US Loan Party agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any US Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any US Loan Party; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the US Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the US Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against a US Loan Party for repayment of any Obligations under Section 502 of the US Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations. Notwithstanding anything to the contrary contained herein, no US Loan Party shall have joint and several liability for the Obligations of any Foreign Loan Party (provided, that, the foregoing shall not be construed to in any manner limit or affect the liability of a US Loan Party for the Obligations of any Foreign Loan Party pursuant to the Guaranty by such US Loan Party of the Obligations of any Foreign Loan Party).

5.10.2 Waivers.

(a) Each US Loan Party expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any US Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such US Loan Party. Each US Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a US Loan Party. It is agreed among each US Loan Party and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each US Loan Party acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any US Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each US Loan Party consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any US Loan Party might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any US Loan Party shall not impair any other US Loan Party’s obligation to pay the full amount of the Obligations. Each US Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such US Loan Party’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each US Loan Party’s liability under this Section shall not exceed the greater of (i) all amounts for which such US Loan Party is primarily liable, as described in clause (c) below, or (ii) such US Loan Party’s Allocable Amount.

(b) If any US Loan Party makes a payment under this Section of any Obligations (other than amounts for which such US Loan Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other US Loan Party, exceeds the amount that such US Loan Party would otherwise have paid if each US Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such US Loan Party’s Allocable Amount bore to the total Allocable Amounts of all US Loan Parties, then such US Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other US Loan Party for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any US Loan Party shall be the maximum amount that could then be recovered from such US Loan Party under this Section without rendering such payment voidable under Section 548 of the US Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) This Section shall not limit the liability of any US Loan Party to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such US Loan Party), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such US Loan Party shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each US Loan Party and to restrict the disbursement and use of Loans and Letters of Credit to a US Loan Party based on that calculation.

(d) Each US Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified US Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each US Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each US Loan Party for all purposes of the Commodity Exchange Act.

5.10.4 Joint Enterprise. Each Loan Party has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Loan Parties acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5 Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of its Obligations.

5.11 Currency Matters.

5.11.1 Dollars are the currency of account and payment for each and every sum at any time due from Loan Parties hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent; provided, that:

(a) each repayment of a Loan, LC Obligation or a part thereof shall be made in the currency in which such Loan or LC Obligation is denominated at the time of that repayment;

(b) each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c) (i) each payment of fees pursuant to Section 3.2.1(a) and 3.3.1(b) shall be in Euros, and (ii) each payment of fees pursuant to Section 3.2.1(c) shall be in Dollars;

(d) each payment of fees pursuant to Section 3.2.2, 3.2.3 and 3.2.4 shall be in the currency of the underlying Letter of Credit; and

(e) each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made.

5.11.2 No payment to any Secured Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Secured Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.11. Agent has the right, at the expense of the applicable Loan Party, but not the obligation, to convert any payment made in an incorrect currency into the applicable currency required under this Agreement. To the extent that the amount of any such payment shall, on actual conversion into such currency, be less than such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties) agrees to indemnify and hold harmless such Secured Party, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Secured Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Secured Party shall return such excess to the Borrower Agent.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Loan Documents. Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto (other than any Loan Documents specifically permitted to be delivered after the Closing Date pursuant to Section 10.1.14).

(b) Perfected Security Interests and Pledges. Agent shall have received (i) subject to Section 10.1.14, reasonably satisfactory evidence that Agent shall have a valid Lien, security interest and pledge in, on and of the Collateral constituting the assets of the US Loan Parties to the extent that such Lien, security interest and pledge is required to be perfected and can be perfected by the filing of a financing statement under the UCC or obtaining control over Equity Interests, in each case under the law of the applicable jurisdiction in the United States, (ii) subject to Section 10.1.14, reasonably satisfactory evidence that Agent shall have a valid Lien, security interest and pledge in, on and of the Collateral constituting the assets of Loan Parties organized, incorporated or formed in a jurisdiction other than the United States, and (iii) releases, satisfactions and payoff letters terminating all Liens on the Collateral not permitted under Section 10.2.2.

(c) Reserved.

(d) Closing Certificate. Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Loan Party certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Belgian Borrower and each Luxembourg Borrower is Solvent and US Borrower, on a consolidated basis together with its Subsidiaries, is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth herein are true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) (except in the case of any representation or warranty which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of the respective date or for the respective period, as the case may be).

(e) Organization Documents; Incumbency. Agent shall have received a copy of (i) each Organization Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Senior Officers of each Loan Party, including those executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party (A) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) in the case of each Borrower, the extensions of credit contemplated hereunder, and (C) in the case of each Guarantor, the guaranty of the Obligations of each Borrower, in each case certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate (or other similar instrument) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation (to the extent a good standing certificate or similar instrument may be obtained in such jurisdiction). Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

(f) Luxembourg Closing Certificates. Agent shall have received a certificate of each Luxembourg Loan Party dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed by an authorized signatory of such Luxembourg Loan Party attaching the documents and other evidence referred to below certifying that each copy document relating to it specified below is correct, complete and, where applicable, in full force and effect as at a date no earlier than the Closing Date:

(i) its up-to-date articles of association;

(ii) an excerpt from the Luxembourg Company Register dated no earlier than one (1) Business Day prior to the Closing Date;

(iii) a certificate dated no earlier than one (1) Business Day prior to the Closing Date and issued by the Luxembourg Company Register stating that no judicial decision pursuant to which such Luxembourg Company would be subject to one of the judicial proceedings referred to therein, including bankruptcy (faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), has been registered with the Luxembourg Company Register;

(iv) in respect of CTG Luxembourg PSF, the latest authorisation to carry out the activity of support PFS issued by the CSSF;

(v) in respect of CTG Luxembourg PSF, its two business licenses (“autorisation[s] d’établissement”) granted in accordance with the provisions of the Luxembourg 2011 Law;

(vi) n respect of CTG Luxembourg IT, its business license (“autorisation d’établissement”) granted in accordance with the provisions of the Luxembourg 2011 Law;

(vii) a copy, certified by an authorised signatory of CTG Luxembourg IT, of the shareholders register of CTG Luxembourg IT recording the Luxembourg share pledge agreement granted by CTG Luxembourg PSF over the shares of CTG Luxembourg IT;

(viii) a copy of the resolutions of the board of managers of each Luxembourg Loan Party:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Credit Documents to which it is a party;

(B) authorizing a specified person or persons to execute, deliver and perform its rights and obligations under, the Loan Documents to which it is a party on its behalf; and

(C) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.

(ix) a specimen of the signature of each person authorized by the resolutions referred to above;

(x) a certificate of each Luxembourg Loan Party confirming/certifying that:

(A) it is not subject to bankruptcy (faillite), pre-bankrupcy, insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée);

(B) it is not, on the Closing Date, in a state of cessation of payments (cessation de paiement) and has not lost its commercial creditworthiness;

(C) it is not, on the Closing Date, subject to conservatory measures such as attachment order (saisie conservatoire) or garnishment (saisie attribution or saisie arrêt);

(D) no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any Insolvency Proceeding or similar proceedings;

(E) no application has been made by it for a voluntary or judicial winding-up or liquidation;

(F) borrowing or guaranteeing or securing, as appropriate, the Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on that Luxembourg Loan Party to be exceeded ; and

(G) it complies with the provisions of the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended.

(g) Belgian Closing Certificates. Agent shall have received a certificate of each Belgian Loan Party dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed by an authorized signatory of such Belgian Loan Party attaching the documents and other evidence referred to below certifying that each copy document relating to it specified below is correct, complete and, where applicable, in full force and effect as at a date no earlier than the Closing Date:

(i) a copy of its constitutional documents, comprising (i) its latest consolidated articles of association (gecoördineerde statuten / statuts coordonnés), (ii) a recent extract of the Crossroad Bank for Enterprises relating to it (dated not older than five (5) Business Days prior to the Closing Date), and (iii) a non-bankruptcy and absence of judicial reorganisation certificate relating to it issued by the clerk’s office of the relevant enterprise court (dated not older than ten (10) Business Days prior to the Closing Date), and (iii) a non- bankruptcy and absence of judicial reorganisation certificate relating to it issued by the clerk’s office of the relevant enterprise court (dated not older than ten (10) Business Days prior to the Closing Date;

(ii) a copy of the resolutions of the board of directors of each Belgian Loan Party;

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party;

(B) authorizing a specified person or persons to execute, deliver and perform its rights and obligations under, the Loan Documents to which it is a party on its behalf and to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and

(C) Authorizing the Parent to act as its agent in connection with the Loan Documents.

(iii) a specimen of the signature of each person authorized by the resolutions referred to above to execute the Loan Documents to which the Belgian Loan Party is proposed to be a party; and

(iv) each Belgian Loan Party confirming that, subject to the guarantee limitations set out in the Guarantee (or any other Loan Document), borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Belgian Loan Party to be exceeded.

(h) Legal Opinions. Agent shall have received reasonably satisfactory opinion of Baker & McKenzie LLP, counsel to the US Loan Parties, Baker & McKenzie CVBA/SCRL, counsel to the Belgian Loan Parties, Baker & McKenzie Amsterdam N.V., counsel to the Dutch Guarantor in respect of the capacity of the Dutch Guarantor to enter into, amongst others, this Agreement, Norton Rose Fulbright Amsterdam, counsel to Agent in respect of the validity of the Dutch Security Documents, Norton Rose Fulbright Luxembourg SCS, counsel to Agent in respect of the validity of the Luxembourg Security Documents, Baker & McKenzie Luxembourg, counsel to the Luxembourg Loan Parties in respect of the existence and capacity of the Luxembourg Loan Parties, customary for transactions of this type (which shall cover, among other things, authority, validity, binding effect and enforceability of the Loan Documents and the creation and perfection of Liens on the Collateral).

(i) Insurance. Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Loan Parties, all in compliance with the Loan Documents.

(j) Know Your Customer. Each Loan Party shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Loan Party.

(k) Historical Financial Statements. Lenders shall have received the unaudited consolidated statements of Parent and its Subsidiaries for the period ending April 2, 2021.

(l) Diligence. Agent shall have completed its business, financial and legal due diligence of Loan Parties, with results satisfactory to Agent. No Material Adverse Effect shall have occurred since December 31, 2020.

(m) Fees, Expenses. Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(n) Borrowing Base; Total Excess Availability. Agent shall have received a Borrowing Base Report as of March 31, 2021. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Total Excess Availability as of the Closing Date shall be not less than the US Dollar Equivalent of $25,000,000.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan or issuing any Letter of Credit, but excluding for the avoidance of doubt any conversion or continuation election of an interest rate or period), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a) No Default or Event of Default exists;

(b) the representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date); and

(c) with respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by or on behalf of a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of, and after giving effect to, the credit extension.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest.

7.1.1 Grant of Security Interest by Loan Parties. As security for the payment or performance, as the case may be, in full of the Obligations when due (whether at the stated maturity, by acceleration or otherwise), each US Loan Party hereby grants to Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Loan Party’s right, title and interest in, to and under all personal Property of such Loan Party, including all of such Loan Party’s right, title and interest in, to and under any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located:

(a) all Accounts and Payment Intangibles;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts and Securities Accounts;

(e) all Documents, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property, including all Equity Interests;

(j) all letters of credit and Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.1.2 Excluded Assets. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the Collateral subject to this Agreement or any other Loan Document include, or the security interest or Lien granted under Section 7.1.1 or under any other Loan Document attach to, any of the following:

(a) a Letter-of-Credit Right with a face amount of less than $500,000 (other than to the extent a security interest therein can be perfected by filing a UCC financing statement), provided, that, the aggregate amount of all Letter-of-Credit Rights that are excluded shall not exceed $2,000,000;

(b) a Commercial Tort Claim in an amount of less than $500,000 (other than to the extent a security interest therein can be perfected by filing a UCC financing statement), provided, that, the aggregate amount of a Commercial Tort Claims that are excluded shall not exceed $2,000,000;

(c) Margin Stock;

(d) any asset to the extent and for so long as the grant of a security interest therein would be prohibited by Applicable Law or would require any Governmental Approval (other than to the extent that any such prohibition or requirement would be rendered ineffective or is unenforceable pursuant to the provisions of the UCC or other Applicable Law);

(e) Equity Interests in any Person other than the Loan Parties to the extent (i) not permitted by the terms of such Person’s organizational or joint venture documents (other than to the extent that any such restriction would be rendered ineffective or unenforceable pursuant to the provisions of the UCC or other Applicable Law), or (ii) it would require the consent of an Person that is not an Affiliate of any Loan Party (unless such consent has been received or the requirement for such consent is rendered ineffective or is unenforceable pursuant to the provisions of Applicable Law), or (iii) it would require any Governmental Approval;

(f) Equity Interests in CTG Luxembourg PSF (to the extent and for so long as it would require any Governmental Approval and such Governmental Approval has not been received; it being understood and agreed that Loan Parties are not required to seek such Governmental Approval) and Equity Interests in any Excluded Subsidiary;

(g) in the case of assets consisting of Licenses, leases, agreements or other contracts or assets to the extent and for so long as the grant of security therein is prohibited or restricted by any Applicable Law or by the terms of such License, lease, agreement or other contract (including anti-assignment provisions of any such contract) or would require the consent of a Governmental Authority or a third party that is party to such contract (unless such consent has already been received or the applicable third party has agreed to cooperate with the establishment of any secured financing) or would trigger termination of (or a right to terminate), except in each case above, to the extent that any such prohibition, restriction, requirement of consent or right of termination, as the case may be, would be rendered ineffective or is unenforceable pursuant to the provisions of the UCC or other Applicable Law;

(h) any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” and any other Intellectual Property in any jurisdiction where, with respect thereto, the grant of a security interest therein would cause the invalidation or abandonment or unenforceability of such Intellectual Property under Applicable Law;

(i) any Real Estate;

(j) motor vehicles, airplanes and other assets subject to certificates of title (other than to the extent a security interest therein can be perfected by the filing of a UCC financing statement);

(k) treasury stock;

(l) life insurance policies (including the cash surrender value);

(m) Excluded Deposit Accounts;

(n) any asset to the extent that the grant of a security interest therein would result in material adverse tax consequences to Parent and its Subsidiaries taken as a whole, as reasonably determined in good faith by the Borrowers after consultation with Agent;

(o) receivables and related assets sold pursuant to the Permitted Supply Chain Financing to the extent set forth in the Citibank Lien Release Agreement (and without limitation on the right of Agent to any amounts payable to a Loan Party thereunder as Collateral);

(p) any assets acquired in connection with a Permitted Acquisition or other permitted Investment subject to Liens permitted by the Loan Documents and which are subject to contractual arrangements prohibiting a Lien securing the Loan Documents (other than to the extent that any such prohibition or requirement would be rendered ineffective or unenforceable pursuant to the provisions of the UCC or other Applicable Law);

(q) those assets as to which the Agent and the Borrower Agent reasonably agree that the cost of obtaining, perfecting or maintaining such a security interest therein exceeds the benefit to the Lenders afforded thereby; and

(r) (i) Property of Dutch Guarantor other than any Equity Interests of Belgian Borrower, any proceeds thereof and related assets as set forth in the Dutch Security Documents and (ii) Property of any other Loan Party organized under the laws of the Netherlands after the Closing Date other than any direct Equity Interests of another Subsidiary of Parent, the proceeds thereof and related assets of the type described in the Dutch Security Documents, which Subsidiary is or is required to be a Loan Party;

Provided, that, any Proceeds, products, substitutions or replacements of Excluded Assets shall not constitute Excluded Assets unless such Proceeds, products, substitutions or replacements would themselves constitute Excluded Assets.

7.2 Lien on Deposit Accounts; Cash Collateral

7.2.1 Deposit Accounts. All amounts credited to any Deposit Account of a US Loan Party (other than Excluded Deposit Account), including sums in any blocked, lockbox, sweep or collection account are subject to Agent’s Lien hereunder. In the event that Agent exercises its rights under Section 8.4 with respect to the transfer of funds from any Deposit Account to an Agent Payment Account, each Loan Party hereby authorizes and directs each bank or other depository to deliver to Agent all balances in any such Deposit Account maintained for such Loan Party, without inquiry into the authority or right of Agent to make such request.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of any Loan Party, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss. As security for its Obligations, each US Loan Party hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Loan Party or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3 Reserved.

7.4 Other Collateral

7.4.1 Commercial Tort Claims. US Loan Parties shall promptly notify Agent in writing if any US Loan Party has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2 Certain After-Acquired Collateral.

(a) Each US Loan Party shall:

(i) promptly furnish to Agent upon reasonable request (A) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Loan Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (B) any other writings and information as Agent may reasonably request;

(ii) promptly notify Agent in writing upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, to the extent the aggregate face value of all such Accounts exceeds $500,000 at any time outstanding;

(iii) promptly notify Agent in writing upon the acquisition or creation by any Loan Party of a Deposit Account (that is not an Excluded Deposit Account) or Securities Account, or upon any Deposit Account of a Loan Party ceasing to be an Excluded Deposit Account, and comply with the terms of Section 8.4.5 with respect thereto;

(iv) [reserved];

(v) promptly notify Agent in writing of any information that the Loan Parties have or may receive with respect to the material Collateral that would reasonably be expected to have a Material Adverse Effect;

(vi) deliver to Agent, to hold as security for the Obligations all of the Loan Parties’ certificated Investment Property (other than Excluded Assets), whose face value, in the aggregate for all Loan Parties, exceeds $500,000, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Agent, or in the event such Investment Property is in the possession of a securities intermediary or credited to a Securities Account, execute with the related securities intermediary a Control Agreement over such Securities Account in favor of Agent, in form and substance reasonably satisfactory to Agent (provided, that, each US Loan Party will deliver any certificated Investment Property representing or evidencing Equity Interests in any Loan Party, together with such instruments of transfer regardless of the face value thereof);

(vii) if requested by Agent, provide to Agent, on a quarterly basis (as necessary), a list of any material patents, trademarks or copyrights that have been federally registered in the name of, or any federally registered patents, trademarks or copyrights acquired by, a Loan Party during such quarter, and execute and deliver an appropriate Security Document with respect to such Intellectual Property; and

(viii) upon request of Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Agent may from time to time deem reasonably necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral.

(b) [Reserved].

7.5 Limitations. The Lien on Collateral granted hereunder or under any other Loan Document is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Loan Parties relating to any Collateral. In no event shall any Loan Party’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, each Loan Party shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Loan Party authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Loan Party, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. If any Loan Party acquires assets (other than any Excluded Assets) of a type that is not subject to a Security Document previously executed and delivered by such Loan Party, promptly upon Agent’s request, such Loan Party shall execute and deliver a Security Document applicable to such assets in accordance with Applicable Law to establish the first priority Lien of Agent with respect thereto. Without limiting the generality of the foregoing, at any time during the continuation of a Cash Dominion Event, in the event that Agent determines in its Permitted Discretion that as a result of a Change in Law in any jurisdiction that is an Eligible Account Debtor Jurisdiction or for any other reason, the execution and delivery of additional agreements or documents or any filings, notifications, registrations or other documentation or actions are necessary or consistent with the practice in such jurisdiction to establish the rights of Agent as a secured party, collateral assignee, or pledgee as a holder of a valid and enforceable first priority (and perfected or equivalent) Lien with respect to Accounts owing from account debtors in such jurisdiction under the Applicable Law of such jurisdiction, the Borrower to whom such Accounts are owing shall execute and deliver such agreements or documents and take such other actions as may be reasonably requested by Agent (all of the foregoing in this sentence being the “Additional Account Security Actions”) within thirty (30) days of the request of Agent (or such longer period as Agent may agree).

7.7 Termination of Security Interests.

7.7.1 Upon written confirmation by Agent to Borrower Agent of the Payment in Full of the Obligations in accordance with the provisions of this Agreement, the Liens in the Collateral created under the Security Documents shall automatically terminate and all rights to the Collateral shall automatically revert to the applicable Loan Party or any other Person entitled thereto, in each case without any other action or consent from any Person. Following such confirmation of Payment in Full of the Obligations, Agent shall deliver to Borrower Agent all Collateral of such Loan Parties then in the possession of Agent pursuant to the Loan Documents except as may otherwise be required by Applicable Law, and, if requested by, and at the expense of, Borrower Agent, Agent shall authorize the filing of (or itself file, at its option) appropriate termination statements to terminate such security interests and execute and deliver (to the extent applicable) such other agreements or documents, in form and substance reasonably satisfactory to Agent, evidencing the release or termination of such Liens as may be reasonably requested by Borrower Agent. The Lien of Agent on any Collateral created under any of the Security Documents shall be released: (a) as to any such Collateral that is sold, transferred or otherwise disposed of by any

Loan Party to a Person that is not another Loan Party or Subsidiary in a transaction permitted by Section 10.2.6, upon written confirmation by Borrower Agent to Agent of the satisfaction of the conditions to such sale, transfer or other disposition, or confirmation that such sale, transfer or other disposition is otherwise so permitted, (b) any Collateral constituting property in which no Loan Party had any interest at the time the Lien of Agent was granted or at any other time thereafter, (c) automatically as to any assets constituting Excluded Assets, (d) as to any Collateral that is owned by a Guarantor, automatically upon the release of such Guarantor from its obligations under this Agreement because all of the Equity Interests of such Guarantor are sold, transferred or otherwise disposed of to a Person that is not a Loan Party or Subsidiary in a transaction permitted by Section 10.2.6 upon written confirmation by Borrower Agent to Agent that such sale, transfer or other disposition is permitted thereunder or such Guarantor otherwise becomes an Excluded Subsidiary. Subject to Applicable Law, following any release of a Guarantor, Agent shall deliver to such Guarantor all Collateral of such Guarantor then in the possession of Agent pursuant to the Loan Documents and, if requested by, and at the expense of, such Guarantor, Agent shall authorize the filing of (or itself file, at its option) appropriate termination statements to terminate such security interests and execute and deliver (to the extent applicable) such other agreements or documents, in form and substance reasonably satisfactory to Agent, evidencing the release or termination of such Liens or such guarantee obligations, as applicable, as may be reasonably requested by such Guarantor.

7.7.2 No transfer or renewal, extension, assignment, or termination of this Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Loan Party to Agent, Issuing Bank or any Lender, nor any additional Loans or other loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to any Loan Party, or any of them, by Agent, nor any other act of any Lender, Issuing Bank or Secured Bank Product Provider, or any of them, shall release any Loan Party from any obligation, except (a) in accordance with the terms hereof or the other Loan Documents or (b) a release or discharge executed in writing by Agent in accordance with the provisions of this Agreement. Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth. A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

7.7.3 If Agent, Issuing Bank, any Lender or any Secured Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to it in full or partial satisfaction of any Obligations or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to voidable transfers, fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because it elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that Agent, Issuing Bank, such Lender or Secured Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees it incurs related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability to the extent of such amount shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability to the extent of such amount or any Collateral securing such liability to the extent of such amount.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Reports; Reserves.

8.1.1 By the twenty-fifth (25th) day after the end of each Fiscal Month (and if not a Business Day, then the next Business Day), Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the last day of the immediately preceding Fiscal Month, and at such other times as Agent may request; provided, that, (i) (A) at any time that Total Excess Availability is less than the greater of (1) twelve and one-half percent (12.5%) of the Total Loan Cap and (2) $5,000,000 or an Event of Default exists or has occurred and is continuing, at the election of Agent, such Borrowing Base Report shall be delivered on Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday and (B) in such event, Borrowers shall continue to provide a weekly Borrowing Base Report for not less than the next four (4) consecutive weeks and (ii) at any time when Borrowing Base Reports are otherwise required to be delivered pursuant to this Section on monthly basis, Borrower Agent may elect, at its option, to deliver more frequent Borrowing Base Reports, in which case such Borrowing Base Reports shall be delivered on Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday and (B) in such event, Borrowers shall continue to provide a weekly Borrowing Base Report for not less than the next three (3) consecutive weeks. All information (including calculation of Excess Availability) in a Borrowing Base Report shall be certified by Borrowers. Subject to Section 8.1.2 and Section 8.1.3 below, Agent may from time to time in its Permitted Discretion adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Collection Accounts or otherwise; (b) to adjust Reserves; and (c) to the extent any information or calculation does not comply with this Agreement.

8.1.2 Agent shall have the right, from time to time, in its Permitted Discretion, to establish Reserves in such amounts and with respect to such matters as Agent deems necessary or appropriate, and to increase or decrease such Reserves. In exercising such Permitted Discretion, Agent may take into account factors that (a) will or could reasonably be expected to adversely affect the value of any Collateral securing the Obligations, the enforceability or priority of the Liens of Agent or the amount that Agent would be likely to receive in the liquidation of such collateral, or (b) may demonstrate that any collateral report or financial information concerning the Loan Parties is incomplete, inaccurate or misleading in any material respect. In exercising such Permitted Discretion, Reserves may be established against anticipated obligations, contingencies or conditions affecting Loan Parties, including, without limitation, (i) tax liabilities and other obligations owing to Governmental Authorities, (ii) asserted and anticipated litigation liabilities, (iii) anticipated remediation for compliance with Environmental Laws, and (iv) obligations owing to any Licensor or lessor of real property, any warehouseman, any processor or any mortgagor on third party mortgaged sites.

8.1.3 Agent will provide Borrower Agent not less than three (3) Business Days’ prior notice of the establishment of any new categories of Reserves after the date hereof or any change in the methodology for the calculation of an existing Reserve after the date hereof, except that such notice shall not be required if in the good faith determination of Agent, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Agent therein or to otherwise address any event, condition or circumstance that, in the good faith judgment of the Agent, is reasonably likely to cause a diminution in the value of the Collateral or to threaten the ability to realize upon any portion of the Collateral, provided, that, if after giving effect to any such new category of reserves or change in methodology there would be an Overadvance, then Lenders shall not be required to make Revolving Loans or issue, renew or amend Letters of Credit during such three (3) Business Day period. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition, circumstance, or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and currently maintained or eligibility criteria to the extent addressed thereby (including that Reserves for the same event, condition or other matter shall not be imposed against more than one of the US Borrowing Base, the Belgian Borrowing Base or the Luxembourg Borrowing Base unless such event, condition or other matter affects US Borrowers, Belgian Borrowers or Luxembourg Borrowers, as the case may be).

8.2 Accounts

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, with each monthly Borrowing Base Report or during the continuation of a Cash Dominion Event, on such other periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, on or before the twenty-fifth (25th) day after the end of each Fiscal Month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and if so requested by Agent during the continuation of a Cash Dominion Event, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, upon Agent’s request, such Borrower shall provide evidence of the payment of such Taxes to the proper taxing authority or that such Taxes are Properly Contested.

8.2.3 Account Verification. Agent shall have the right at any time as part of a field examination (whether or not a Default or Event of Default exists), or at any time after a Specified Event of Default, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Loan Parties shall use commercially reasonable efforts to cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Reserved.

8.2.5 Reserved

8.3 Reserved.

8.4 Cash Management; Deposit Accounts; Securities Accounts.

8.4.1 Schedule 8.4 lists all Deposit Accounts and Securities Accounts maintained by Loan Parties, including Collection Accounts and Deposit Accounts used for disbursements and other purposes, and the depository bank where such Deposit Accounts are maintained (together with such other banks as a Loan Party may hereafter select, subject to Section 8.4.5 below, collectively, the “Cash Management Banks” and individually, a “Cash Management Bank”) and securities intermediary where such Securities Accounts are maintained. Except as set forth in Schedule 8.4, each Loan Party (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) has established separate Deposit Accounts that are used exclusively as Collection Accounts and not for disbursements, other than to transfer funds to a Deposit Account or Deposit Accounts used for making disbursements, provided, that, Loan Parties (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall establish such separate Deposit Accounts exclusively as Collection Accounts and Deposit Accounts used for making disbursements (which may be either changing the use of existing Deposit Accounts or establishing new Deposit Accounts, as such Loan Party may determine) within ninety (90) days after the Closing Date (or such longer period as Agent may agree). Each Loan Party (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except Excluded Deposit Accounts) and Securities Accounts within ninety (90) days after the Closing Date (or such longer period as Agent may agree). A Loan Party (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall be the sole account holder of each of its Deposit Accounts and Securities Account and shall not allow any Person (other than Agent and the depository bank or securities intermediary, as the case may be) to have control over their Deposit Accounts, Securities Accounts or any Property deposited therein (in each case other than Excluded Deposit Account and funds and other property deposited therein).

8.4.2 Without limitation of the foregoing, (a) in the case of a Deposit Account in the United States (other than an Excluded Deposit Account), within ninety (90) days after the Closing Date (or such longer period as Agent may agree), Loan Parties shall deliver, or cause to be delivered to Agent, a Control Agreement with respect to such Deposit Account duly authorized, executed and delivered by the applicable Loan Party and Cash Management Bank and (b) in the case of a Deposit Account outside of the United States (other than an Excluded Deposit Account or any Deposit Account of Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date), within ninety (90) days after the Closing Date (or such longer period as Agent may agree), Loan Parties (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall use commercially reasonable efforts to deliver, or cause to be delivered to Agent, the acknowledgement and agreement of the Cash Management Bank with respect to a Deposit Account outside of the United States with the terms required under Section 8.4.3 (with such changes or modifications as may be acceptable to Agent) as soon as possible after the Closing Date, provided, that, if Agent has not received such acknowledgement and agreement within sixty (60) days after the Closing Date (or such later date as Agent may hereafter agree) with respect to any Collection Account of a Loan Party (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date), Loan Parties (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall promptly (but in any event within ninety (90) days after the Closing Date (or such later date as Agent may hereafter agree) establish Collection Accounts at a Cash Management Bank that has provided such an acknowledgement and agreement (which Agent shall have received as executed and delivered by the applicable Loan Party and such Cash Management Bank on or before such date) and such Loan Party shall have closed any Collection Account that is not subject to such an acknowledgement and agreement from the Cash Management Bank.

8.4.3 Each Control Agreement in the case of any Deposit Account in the United States (other than an Excluded Deposit Account) and the agreements with a Cash Management Bank as to Deposit Accounts (other than an Excluded Deposit Account) subject to a Bank Account Pledge Agreement with respect to a Deposit Account in any jurisdiction other than the United States shall provide, among other things, that (a) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Deposit Account without further consent by the applicable Loan Party upon the delivery of an Activation Notice with respect to any such Deposit Account of any Loan Party, (b) unless Agent otherwise agrees, the Cash Management Bank waives, subordinates, and agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (c) upon the instruction of Agent during a Cash Dominion Event (an “Activation Notice”) with respect to a Collection Account, the Cash Management Bank will transfer each day or with such other frequency as shall be acceptable to Agent by wire transfer or other electronic funds transfer all funds in such account to the applicable Agent Payment Account. Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood and agreed that (i) Agent shall not issue an Activation Notice or any other notice to stop the use or access by the applicable Loan Party of a Collection Account in accordance with the terms hereof except during the continuation of a Cash Dominion Event, (ii) Agent shall not issue a notice to a Cash Management Bank or take other action to stop the use or access by the applicable Loan Party of any other Deposit Account subject to the pledge of Agent in accordance with the terms hereof unless and until there is a continuing Specified Event of Default and (iii) regardless of whether a Cash Dominion Event exists, Loan Parties shall be allowed to disburse funds from Deposit Accounts (other than Collection Accounts) for payments of payroll and employee benefits and taxes, (A) except that until separate Collection Accounts have been established as required herein, Loan Parties shall be permitted to disburse funds from Collection Accounts for payments of payroll and employee benefits and taxes consistent with its current practices as of the Closing Date and (B) except after a Specified Event of Default, in the event of a notice by Agent to Borrower Agent of its intention to exercise its rights and remedies with respect to such Deposit Accounts.

8.4.4 Each Loan Party (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall direct all Account Debtors or other obligors in respect of any amounts payable to such Loan Parties, to make payment of all such amounts, in the case of US Loan Parties to a US Collection Account, in the case of Belgian Loan Parties to a Belgian Collection Account, and in the case of Luxembourg Borrowers to a Luxembourg Collection Account, and otherwise take all reasonable actions to cause such payments to be made to the applicable Collection Account within ninety (90) days after the Closing Date (or such longer period as Agent may agree) to the extent that any such Account Debtor or other obligor is not already making payments to the applicable Collection Account. In addition, each such Loan Party shall deposit, or cause to be deposited, any other Collections that it receives (i) to the US Collection Account in the case of a US Loan Party, (ii) to the Belgian Collection Account in the case of a Belgian Loan Party, and (iii) to the Luxembourg Collection Account in the case of a Luxembourg Borrower; provided, that, to the extent that any amounts are not received by any such Loan Party in the applicable Collection Account, such Loan Party shall cause all such amounts to be transferred by wire transfer or other electronic funds transfer as soon as possible, but in any event within three (3) Business Days (or such longer period as Agent may agree), to the applicable Collection Account or the applicable Agent Payment Account.

8.4.5 So long as no Cash Dominion Event has occurred and is continuing, upon prior written notice to Agent, Borrower Agent may amend Schedule 8.4 to add or replace a Deposit Account or Cash Management Bank and shall upon such addition or replacement provide to Agent an amended Schedule 8.4; provided, that, (i) to the extent that a Collection Account is established at such Cash Management Bank (other than an Excluded Deposit Account), such prospective Cash Management Bank shall be reasonably satisfactory to Agent, (ii) in the case of any Deposit Account in the United States (other than an Excluded Deposit Account), the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Control Agreement upon or before the opening of any such Deposit Account, and (iii) in the case of any Deposit Account in a jurisdiction outside of the United States (other than an Excluded Deposit Account and any Deposit Account of Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date), (A) the applicable Loan Party shall have executed and delivered to Agent a Bank Account Pledge Agreement with respect thereto upon or before the opening of any such Deposit Account, (B) the notice of the pledge of such Deposit Account shall have been sent to the applicable Cash Management Bank within two (2) Business Days after the execution and delivery of the Bank Account Pledge Agreement with respect thereto and (C) the applicable Loan Party shall use commercially reasonable efforts to obtain the acknowledgement and agreement of the Cash Management Bank with respect thereto with the terms required under Section 8.4.3 within ten (10) Business Days after the date of the Bank Account Pledge Agreement with respect thereto (provided, that, in the event that the acknowledgment and agreement is not received by such date, or such other date as Agent may agree, then the applicable Borrower shall promptly close such Deposit Account). Each Loan Party (other than Dutch Guarantor or any other Loan Party organized under the laws of the Netherlands after the Closing Date) shall close any of its Deposit Accounts that is not an Excluded Deposit Account (and establish replacement Deposit Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within ninety (90) days (or such longer period as Agent may agree) after notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Deposit Accounts or Agent’s liability under any Control Agreement with such Cash Management Bank is no longer satisfactory in Agent’s reasonable judgment.

8.5 General Provisions

8.5.1 Location of Collateral. All tangible items of Collateral having an individual value of $250,000 or more, or an aggregate value of $500,000 or more, other than Inventory in transit, shall at all times be kept by Loan Parties at the business locations set forth in Schedule 8.5.1, except that Loan Parties may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) have equipment at a third party location for repair and (c) move tangible Collateral to another location in the same jurisdiction, provided, that, upon Agent’s request, Loan Parties shall provide Agent with a list of locations of tangible items of Collateral.

8.5.2 Reserved.

8.5.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Loan Parties. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Loan Parties’ sole risk.

8.5.4 Defense of Title. Each Loan Party shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.6 Power of Attorney. Until Full Payment of the Obligations, each Loan Party hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or a Loan Party’s name, but at the cost and expense of Loan Parties:

(a) During a Cash Dominion Event, endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, upon prior written notice to Borrower Agent (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Loan Party is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.

(c) If the Dutch Guarantor is represented by one or more attorneys in connection with the execution of this Agreement or any other Loan Document, and the relevant power of attorney is expressed to be governed by the laws of the Netherlands or any other law, that choice of law is hereby accepted by each other Party, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Loan Party represents and warrants, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit, that:

9.1.1 Organization and Qualification. Each Loan Party (a) is a duly organized or incorporated and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and in good standing in all jurisdictions where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Loan Party is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2 Power and Authority. Each Loan Party is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other organizational action, and do not (a) require any consent or approval of any holders of Equity Interests of any Loan Party, except those already obtained; (b) contravene the Organization Documents of any Loan Party; (c) violate or cause a default under any Applicable Law in any material respect, Material Contract or Material Debt; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Loan Party’s Property.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Loan Party and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests as of the Closing Date. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Loan Party or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Loan Party has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien and Permitted Liens under Section 10.2.2(c), 10.2.2(d) and 10.2.2(l), and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 9.1.4, as of the

Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Loan Party or Subsidiary.

9.1.5 Title to Properties; Priority of Liens. Each Loan Party and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Loan Party and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. On and after the Closing Date, except for Permitted Liens, no real or personal property of any Loan Party or Subsidiary is subject to any Lien of any kind. Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral securing the Obligations (subject to Permitted Liens). No Loan Party has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Loan Party that constitute Collateral.

9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Loan Parties with respect thereto. Each Loan Party warrants, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a) it is genuine and in all material respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto in all material respects; and

(c) it satisfies the eligibility criteria set forth in the definition of “Eligible Accounts”.

9.1.7 Financial Statements; Solvency. The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects, on a consolidated basis, the financial positions and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2019, there has been no change in the condition, financial or otherwise, of any Loan Party or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading; provided, that, for purposes of this sentence the reference to “financial statement” shall not be construed to include projections and other forward-looking information and information of a general economic or industry specific nature. Each Luxembourg Borrower is Solvent. Each Belgian Borrower is Solvent. The US Loan Parties, on a consolidated basis, together with the Subsidiaries of Parent, are Solvent.

9.1.8 Reserved.

9.1.9 Taxes. All foreign, federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Loan

Party and its Subsidiaries have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except (a) as otherwise permitted herein, (b) taxes that are being Properly Contested, or (iii) if the failure to file such reports or pay such taxes could not reasonably be expected to have a Material Adverse Effect. The provision for taxes on the books of each Loan Party and its Subsidiary is, in all material respects, consistent with the requirements of GAAP for all years not closed by applicable statutes and for the current Fiscal Year.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents as of the Closing Date.

9.1.11 Intellectual Property. Each Loan Party and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business. As of the Closing Date, there is no pending or, to any Loan Party’s knowledge, threatened material Intellectual Property Claim with respect to any Loan Party or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, as of the Closing Date, no Loan Party pays or owes any material royalty or other material compensation to any Person with respect to any Intellectual Property (other than Licenses for Intellectual Property that is off-the-shelf commercial software that is generally available entered into in the Ordinary Course of Business). As of the Closing Date, all issued patents, pending patent applications, federal trademark registrations, pending federal trademark applications and copyright registrations owned, used or licensed by any Loan Party (other than Licenses for Intellectual Property that is off-the-shelf commercial software that is generally available entered into in the Ordinary Course of Business) is shown on Schedule 9.1.11. No Loan Party has a License (other than Licenses for Intellectual Property that is off-the-shelf commercial software that is generally available entered into in the Ordinary Course of Business) affecting any material Collateral or other material Property of Parent and its Subsidiaries.

9.1.12 Governmental Approvals. Each Loan Party and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates with respect to any Collateral have been procured and are in effect, and Loan Parties and Subsidiaries have complied with all foreign and domestic laws with respect to the Collateral, where noncompliance could reasonably be expected to have a Material Adverse Effect. In respect of CTG Luxembourg IT and CTG Luxembourg PSF, each has the power to own its assets and carry on its business as it is being conducted, subject to obtaining a business license (“autorisation d’établissement”) in accordance with the provisions of the Luxembourg 2011 Law.

9.1.13 Compliance with Laws. Each Loan Party and Subsidiary, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Loan Party or Subsidiary under any Applicable Law where such citations, notice or orders could reasonably be expected to have Material Adverse Effect.

9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, as of the Closing Date, no Loan Party’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any foreign, federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up except where such remedial action could not reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary has received any Environmental Notice with respect to any event that could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

9.1.15 Burdensome Contracts. No Loan Party or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Loan Party or Subsidiary (other than any Excluded Subsidiary) is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Loan Party.

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Loan Party or Subsidiary, or in respect of which any Loan Party or Subsidiary may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Loan Party or Subsidiary is a party or by which the property or assets of any Loan Party or Subsidiary are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Loan Party or Subsidiary, or threats of work stoppage, strike, or pending demands for collective bargaining, that in the case of (a), (b) and (c) would reasonably be expected to have a Material Adverse Effect. Except as shown on such Schedule, as of the Closing Date, no Loan Party has a Commercial Tort Claim in an amount of more than $250,000, provided, that, the aggregate amount of all Commercial Tort Claims that are less than $250,000 do not exceed $1,000,000. As of the date of this Agreement there is no judicial decision pursuant to which the Luxembourg Loan Parties would be subject to any Insolvency Proceeding.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other federal and state laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Loan Party is or will be using “plan assets” (within the meaning of ERISA Section 3(42)) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c) Except as could not reasonably be expected to have a Material Adverse Effect or result in a Lien on the assets of any Loan Party that is not permitted hereunder, no ERISA Event has occurred or is reasonably expected to occur.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, in each case, except where the failure could not reasonably be expected to have a Material Adverse Effect. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations, which actual assumptions are commercially reasonable viewed as a whole, except where the failure could not reasonably be expected to have a Material Adverse Effect.

9.1.19 Trade Relations. There exists no actual or, to any Loan Party’s knowledge, threatened termination, limitation or modification of any business relationship between any Loan Party and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Loan Party to conduct its business at any time hereafter that will result in a Material Adverse Effect.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, no Loan Party is party to or bound by any collective bargaining agreement (which shall not be construed to include any agreements applicable at an industry or national level), management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Loan Party’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case that could reasonably be expected to have a Material Adverse Effect.

9.1.21 Reserved.

9.1.22 Not a Regulated Entity. No Loan Party is (a) an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, or any public utilities code regarding its authority to incur Debt.

9.1.23 Margin Stock. No Loan Party or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24 OFAC; Anti-Corruption Laws. No Loan Party, Subsidiary, or (to the knowledge of any Loan Party or Subsidiary) any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Each Loan Party and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Any provision of this Section 9.1.24 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of a breach of any applicable Blocking Law.

9.1.25 Centre of Main Interests and Establishments. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Loan Party incorporated in or organized under the laws of a jurisdiction that is an EU Participating Member State is situated in its respective jurisdiction of incorporation or organization and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

9.1.26 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

9.1.27 Reserved.

9.2 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents (in each case, as modified or supplemented by other information so furnished), and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents (in each case, as modified or supplemented by other information so furnished) will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. There is no fact or circumstance that any Loan Party has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Loan Parties hereby covenant and agree that on the Closing Date and thereafter until the Commitments have terminated and Full Payment of all Obligations has occurred:

10.1.1 Inspections; Field Examinations.

(a) Loan Parties will permit Agent from time to time, subject (unless an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Loan Party or Subsidiary, inspect, audit and make extracts from any Loan Party’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. Loan Parties acknowledge that all inspections, field examinations and reports are prepared by Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b) Loan Parties will reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with examinations of Loan Party’s books and records or any other financial or Collateral matters as it deems appropriate; provided, that, Agent may conduct, or cause to be conducted, (i) no more than one (1) field examination in any twelve (12) month period at the expense of Borrowers so long as Total Excess Availability is not less than the greater of (A) twelve and one-half percent (12.5%) of the Total Loan Cap or (B) $5,000,000 during such twelve (12) months, and (ii) not more than two (2) field examinations in any twelve (12) month period at the expense of Borrowers if at any time Total Excess Availability during such twelve (12) months is less than or equal to the greater of (A) twelve and one-half percent (12.5%) of the Total Loan Cap or (B) $5,000,000. Agent may cause additional field examinations to be done (A) at any time at its own expense, upon reasonable prior notice to Borrower Agent and during normal business hours, (B) if an Event of Default has occurred and is continuing, at the expense of Borrowers and without advance notice (which field examinations shall not be considered for purposes of the limitations on field examinations at the expense of Borrowers set forth herein), (C) if and to the extent (and only to the extent) required by any applicable law or (D) in connection with a Permitted Acquisition, if a Borrower requests that any Accounts acquired by it pursuant to such Permitted Acquisition be considered for purposes of the Borrowing Base, at the expense of Borrowers, which field examination shall not be considered for purposes of the limitations on field examinations at the expense of Borrowers set forth herein. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations (which shall not be included in the limits provided above) reasonably satisfactory to Agent.

10.1.2 Financial and Other Information. Each Loan Party will, and will cause its Subsidiaries to, keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent (for distribution to Lenders):

(a) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or such later date as Agent may agree), balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a Consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit or other material qualification or exception, except for any such qualification or exception with respect to any Debt maturing within three hundred sixty-four (364) days after the date of such financial statements) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a Consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c) at any time that Total Excess Availability is less than the greater of (i) twelve and one-half percent (12.5%) of the Total Loan Cap and (ii) $5,000,000 or a Specified Event of Default exists or has occurred and is continuing, upon the request of Agent, as soon as available, and in any event within thirty (30) days after the end of each of the first two Fiscal Months of each Fiscal Quarter and within forty-five (45) days after the end of the last Fiscal Month of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Month and the related statements of income and cash flow for such Fiscal Month and for the portion of the Fiscal Year then elapsed, on a Consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such Fiscal Month and period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by the chief financial officer of Borrower Agent (which shall include in reasonable detail the calculations necessary to demonstrate compliance with Section 10.3 regardless of whether a Compliance Period is then in effect);

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Parent or any other Loan Party by their accountants in connection with such financial statements;

(f) not later than sixty (60) days after the end of each Fiscal Year, annual projections of the consolidated balance sheets, results of operations, and cash flow of Parent and its Subsidiaries for the then current Fiscal Year, Fiscal Quarter by Fiscal Quarter;

(g) at Agent’s request, a listing of each Loan Party’s trade payables (not more frequently than monthly, or if the Borrowing Base Report is being delivered weekly, then not more frequently than weekly), specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that any Loan Party files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Loan Party to the public concerning material changes to or developments in the business of such Loan Party;

(i) promptly upon Agent’s written request, a new Beneficial Ownership Certification, in form and substance acceptable to Agent, when there has been any change in the information included in the Beneficial Ownership Certification and such other information reasonably requested by Agent or any Lender in connection with the Beneficial Ownership Regulation; and

(j) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Loan Party’s or Subsidiary’s financial condition, ownership or business.

Notwithstanding anything to the contrary contained in this Agreement, all financial statements and reports required hereunder (including, without limitation, those required pursuant to Section 10.1.2(a) and Section 10.1.2(b) hereof) shall, upon notice of such filing from Borrower Agent to Agent, be deemed delivered to Agent and the Lenders upon delivery of such financial statements and reports to the SEC pursuant to Parent’s public company reporting requirements (and such financial statements and reports shall be readily available to Agent and Lenders). In addition, upon the filing of Parent’s 10-Q report with the SEC for any Quarterly Reporting Period, such report shall be deemed to satisfy the requirements of clause (b) above, and upon the filing of Parent’s 10-K report with the SEC for any Fiscal Year, such report shall be deemed to satisfy the requirements of clause (a) above. All financial statements and reports required to be delivered pursuant to this Section 10.1.2 may, at Borrower Agent’s option, be delivered via electronic mail to Agent (for distribution to Lenders) in accordance with Section 14.3 hereof.

Foreign Loan Parties shall comply in all material aspects with the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or the Applicable Laws in any relevant jurisdiction implementing this Directive, as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements, and promptly, on request from Agent, to provide to Agent evidence (in form and substance satisfactory to Agent) of the same following such compliance or the Applicable Laws in any jurisdiction that relates to.

10.1.3 Notices. Loan Parties will notify Agent in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any labor contract which would reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding the US Dollar Equivalent of $3,500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice in each case which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (i) the occurrence of any ERISA Event that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (j) the discharge of or any withdrawal or resignation by the independent accountants of Parent; or (k) any opening of a new office or place of business with such notice provided at the time of the delivery of the next Borrowing Base Report after the opening thereof.

10.1.4 Landlord Agreements. Each Loan Party will, upon the reasonable request of Agent, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between a Loan Party and any landlord, bailee or other Person that owns any premises at which any books and records of a Loan Party may be kept or that otherwise may possess, handle or control any such books or records.

10.1.5 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Corruption Laws, Anti-Money Laundering Laws and Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Corruption Laws, Anti-Money Laundering Laws and Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority. Unless otherwise approved by the CSSF and notified in writing to Agent, CTG Luxembourg PSF shall at all times maintain all required capital standards in accordance with the relevant prudential regulations applicable to support PFS in Luxembourg, in particular, the Luxembourg 1993 Law, and ensure, on that the basis of the financial statements provided in accordance with Section 9.1.7 that comply with any relevant applicable regulations. Any provision of this Section 10.1.5 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of such person by reason of a breach of any applicable Blocking Law.

10.1.6 Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at all times maintain insurance upon its Equipment and other personal property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be reasonably acceptable to

Agent or as is generally consistent with insurance coverage maintained by such Loan Party and Subsidiaries on the Closing Date, with provisions reasonably satisfactory to Agent for, with respect to Loan Parties, payment of all losses thereunder to Agent, for the benefit of Lenders, and such Loan Party or Subsidiary as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of Agent, for the benefit of the Lenders). If required by Agent, the Loan Parties shall provide copies of such policies to Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior written notice of cancellation to Agent. Agent is hereby authorized to act as attorney-in-fact for Loan Parties in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts after the occurrence of an Event of Default and for so long as the same is continuing. In the event of failure to provide such insurance as herein provided, Agent may, at its option, provide such insurance and Loan Parties shall pay to Agent, upon demand, the cost thereof. Promptly following Agent’s written request, Loan Parties shall furnish to Agent such information about the insurance of Loan Parties and their Subsidiaries as Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Agent.

10.1.8 [Reserved].

10.1.9 Future Subsidiaries. Each Loan Party will, and will cause each of its Subsidiaries to, promptly notify Agent if any Person becomes a Subsidiary and with respect to any Subsidiary other than an Excluded Subsidiary, deliver any know-your-customer or other background diligence information reasonably requested by Agent or any Lender with respect to such Subsidiary (other than an Excluded Subsidiary); and (other than in the case of an Excluded Subsidiary) cause it to execute and deliver a Joinder in the form of Exhibit C hereto and guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such other documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person (other than Excluded Assets), including delivery of such legal opinions if Agent requests, in form and substance reasonably satisfactory to Agent, as Agent deems appropriate. It is understood and agreed that notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, none of the Excluded Subsidiaries is a Loan Party and none of the Excluded Subsidiaries shall be required to join as a Loan Party. With respect to a Subsidiary that has been classified as an Excluded Subsidiary, at such time that such Subsidiary no longer meets the requirements of an Excluded Subsidiary, Parent shall provide to Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in this Section.

10.1.10 Preservation of Existence. Each Loan Party will do, and will cause each of its Subsidiaries (other than an Excluded Subsidiary) to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority under the Applicable Law of the jurisdiction of its organization; provided, that, any Loan Party and its Subsidiaries may consummate any transaction permitted under Section 10.2.5 and 10.2.9.

10.1.11 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries (other than an Excluded Subsidiary) to, keep and maintain all property material to the conduct of its business in good working order and condition, subject to ordinary wear and tear, casualty and condemnation, and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.12 Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge (a) all Material Debt (other than Obligations, but without limitation of the obligation of Loan Parties to pay such Obligations under the terms hereof and of the other Loan Documents) and (b) all other material liabilities and obligations, before the same shall become delinquent or in default, except as to such other material liabilities and obligations where the validity or amount thereof is being Properly Contested or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

10.1.13 Material Contracts. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with each term, condition and provision of all Material Contracts.

10.1.14 Post-Closing. Each Loan Party will, and will cause each Subsidiary to, complete each of the actions applicable to it that is described in Schedule 10.1.14 as soon as commercially reasonable, but in any event no later than the date set forth in Schedule 10.1.14 with respect to such action, or such later date as Agent may agree.

10.2 Negative Covenants. Loan Parties hereby covenant and agree that on the Closing Date and thereafter until the Commitments have terminated and Full Payment of all Obligations has occurred:

10.2.1 Permitted Debt. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Debt existing as of the Closing Date set forth on Schedule 10.2.1 and any Refinancing Debt in respect of such Debt;

(c) Permitted Purchase Money Debt and any Refinancing Debt in respect of such Debt;

(d) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset (other than any Accounts or Payment Intangibles) when acquired by a Loan Party or Subsidiary pursuant to a Permitted Acquisition or other Permitted Investment, as long as (i) such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, (ii) no other Loan Party becomes liable for such Debt, and (iii) the aggregate principal amount of all such Debt under this clause shall not exceed US$7,500,000 (or the US Dollar Equivalent thereof) at any time outstanding (not including principal arising as a result of capitalized interest thereon);

(e) Debt arising in connection with the endorsement of instruments or other Payment Items for deposit;

(f) Debt consisting of tenders, bids, leases (other than Capital Leases), contracts, performance guarantees, completion guarantees, surety bonds, or statutory bonds and similar obligations incurred in the Ordinary Course of Business;

(g) Debt under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes;

(h) unsecured Debt of any Loan Party or any of its Subsidiaries evidenced by promissory notes issued by such Loan Party or Subsidiary to employees, officers, directors, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, heirs or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party or Subsidiary of the Equity Interests of Parent that has been issued to such Persons, so long as (i) on the date of the incurrence of such Debt, and after giving effect thereto, no Event of Default has occurred and is continuing, (ii) the aggregate principal amount of all such Debt outstanding at any one time (not including principal arising as a result of capitalized interest thereon) does not exceed US$7,500,000 (or the US Dollar Equivalent thereof) and (iii) such Debt of a Loan Party is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent;

(i) Debt arising from loans based on the cash surrender value of life insurance on former employees, provided, that, the aggregate amount of such Debt does not exceed the cash surrender value of the life insurance policies that are the basis for such loans;

(j) Debt consisting of reimbursement obligations to the issuers of guarantees of obligations of Belgian Loan Parties and Luxembourg Loan Parties under office leases and contracts with Governmental Authorities arising in the Ordinary Course of Business;

(k) Debt arising from contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-outs or similar obligation of any Loan Party or any of its Subsidiaries incurred in connection with the consummation of one or more Permitted Acquisitions or other Permitted Investments or Permitted Asset Dispositions;

(l) Debt constituting Permitted Investments;

(m) obligations under incentive, non-compete, consulting, deferred compensation, or other similar employment or consulting arrangements incurred in the Ordinary Course of Business;

(n) Debt incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the Ordinary Course of Business;

(o) Debt owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year;

(p) (i) Debt of any Subsidiary that is not a Loan Party (other than an Excluded Subsidiary); provided, that, (A) the aggregate principal amount of all such Debt shall not exceed US$20,000,000 (or the US Dollar Equivalent thereof) at any time outstanding (not including principal arising as a result of capitalized interest thereon), (B) no Loan Party shall have any liability in respect of such Debt and such Person to whom such Debt is owed shall not directly or indirectly have any recourse to any Loan Party or its assets, and (C) such Debt does not arise from Permitted Intercompany Loans and (ii) Debt of an Excluded Subsidiary, provided, that, (A) no Loan Party shall have any liability in respect of such Debt and such Person to whom such Debt is owed shall not directly or indirectly have any recourse to any Loan Party or its assets, and (B) such Debt does not arise from Permitted Intercompany Loans;

(q) Subordinated Debt provided, that, the aggregate principal amount of all such Subordinated Debt shall not exceed US$20,000,000 (or the US Dollar Equivalent thereof) at any time outstanding (not including principal arising as a result of capitalized interest thereon);

(r) Debt arising from Permitted Intercompany Loans;

(s) Debt of any Loan Party that is incurred in connection with the consummation of a Permitted Acquisition solely for the purpose of paying the consideration for such Permitted Acquisition and costs, expenses and fees related thereto, so long as (i) the aggregate principal amount of all such Debt outstanding at any time (not including principal arising as a result of capitalized interest thereon) does not exceed US$10,000,000 (or the US Dollar Equivalent thereof), (ii) a Lien on the assets acquired in connection with such Permitted Acquisition is granted to Agent to secure the Obligations (other than Excluded Assets), (iii) if such Debt is secured, the Lien is permitted under Section 10.2.2(l)(iii), (iv) such Debt, if incurred or guaranteed by a Loan Party, does not have a scheduled maturity prior to ninety-one (91) days after the Maturity Date as in effect on the date such Debt is incurred, and (vi) if such Debt is incurred or guaranteed by a Loan Party, the other terms and conditions thereof are reasonably satisfactory to Agent;

(t) Debt incurred under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) used for the purpose of Article 2:403 Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Article 2:404(2) Dutch Civil Code) and issued by the Dutch Guarantor in respect of any of its wholly-owned Subsidiaries;

(u) Debt incurred under any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between two or more Loan Parties incorporated in the Netherlands;

(v) other unsecured Debt and obligations in respect of Disqualified Equity Interests in an aggregate principal amount not to exceed $55,000,000 (or the US Dollar Equivalent thereof) at any time outstanding (not including principal arising as a result of capitalized interest thereon), provided, that, (i) as of the date of incurring such Debt and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (ii) such Debt shall have a scheduled maturity more than ninety-one (91) days after the Maturity Date as in effect on the date such Debt is incurred; and

(w) guarantees by Parent or any of its Subsidiaries in respect of Debt of another Loan Party or its Subsidiaries, to the extent that such Parent or Subsidiary would be permitted to make a Permitted Intercompany Loan to the Loan Party or Subsidiary whose Debt is being guaranteed.

10.2.2 Permitted Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet overdue, or (ii) are being Properly Contested,

(d) judgment and attachment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under this Agreement,

(e) Liens set forth on Schedule 10.2.2; provided, that, any such Lien described on Schedule 10.2.2 shall only secure the Debt that it secures on the Closing Date and any Refinancing Debt in respect thereof;

(f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business and not in connection with Borrowed Money, and which Liens either (i) are for sums not overdue by more than thirty (30) days, or (ii) are being Properly Contested;

(g) Liens on cash or Cash Equivalents or deposits of cash or Cash Equivalents made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection, including any Lien and/or right of set-off arising under the general terms and conditions (algemene bankvoorwaarden) or the equivalent in any jurisdiction of banking or financing institutions, but in each case not securing Debt other than the payment of service fees and other charges directly related to the administration of the applicable Deposit Account and for returned checks or other Payment Items;

(j) Liens on equipment or Real Estate acquired in a Permitted Acquisition securing Debt permitted by Section 10.2.1(d);

(k) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.2.1(o);

(l) (i) Liens on assets of a Subsidiary of Parent that is not a Loan Party to secure Debt permitted under Section 10.2.1(p), (ii) Liens to secure Debt permitted under Section 10.2.1(q), provided, that, the Liens securing such Debt are subordinated to the Lien of Agent and such Debt and Liens are subject to an intercreditor agreement by and between Agent and the holder(s) of such Lien, in form and substance reasonably acceptable to Agent, and (iii) Liens to secure Debt permitted under Section 10.2.1(s), provided, that, if secured by assets of a Loan Party, such Debt and Liens are subject to an intercreditor agreement by and between Agent and the holder(s) of such Liens, in form and substance reasonably acceptable to Agent, which may require, among other matters, that the Liens securing such Debt are subordinated to the Lien of Agent;

(m) Liens on the Accounts sold and related assets pursuant to the Permitted Supply Chain Financing;

(n) Liens (i) consisting of customary rights and restrictions contained in agreements relating to any disposition of assets in a transaction permitted under this Agreement pending the completion thereof and (ii) on assets subject to escrow or similar arrangements that secure indemnification obligations for any transaction permitted under this Agreement;

(o) Liens consisting of rights reserved by or vested in any Person by the terms of any lease, license, franchise, grant or permit held by a Loan Party or by a statutory provision, to terminate any such lease, license, franchise, grant or permit;

(p) Liens solely on any cash earnest money deposits made by a Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(q) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business;

(r) other Liens on assets (other than Accounts, Payment Intangibles, and Equity Interests of any Loan Party) which do not secure Debt for Borrowed Money as to which the aggregate amount of the obligations secured thereby does not exceed $2,000,000 (or the US Dollar Equivalent thereof).

10.2.3 Reserved.

10.2.4 Distributions. Each Loan Party will not, and will not permit any of its Subsidiaries to, declare or make any Distributions, except:

(a) any Subsidiary may make Distributions to Parent or any other US Loan Party;

(b) any Subsidiary may make Distributions to its direct parent (other than Parent) or to Parent in each case payable solely in its respective Equity Interests (other than Disqualified Equity Interests);

(c) any Subsidiary may make distributions to Parent, the proceeds of which are used by Parent to make a substantially contemporaneous payments to employees, officers, directors, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, heirs, or estates of any of the foregoing) of any Loan Party or its Subsidiaries required for the redemption of Equity Interests of Parent held by such Persons, together with amounts necessary to pay any Taxes arising in connection therewith; provided, that, (i) as of the date of any such distribution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (ii) the aggregate amount of all such distributions by Loan Parties shall not exceed US$2,000,000 (or the US Dollar Equivalent thereof) in any calendar year (which, to the extent not used in any calendar year, may be carried forward to the immediately following calendar year but not thereafter and in any event shall not exceed US$2,000,000 (or the US Dollar Equivalent thereof) in any calendar year after giving effect to increasing the amount in any year by adding the amounts that were permitted to be distributed from the immediately preceding year, but were not in fact so distributed);

(d) non-Wholly Owned Subsidiaries of Parent may also make Distributions to the holders of Equity Interests of such Subsidiary on a ratable basis based on the relative ownership interests of the relevant class of Equity Interests as required by the Organization Documents of such Subsidiary; and

(e) Loan Parties and their Subsidiaries may make other Distributions with cash or Cash Equivalents so long as on the date of any such Distribution and after giving pro forma effect thereto, each of the Payment Conditions is satisfied.

10.2.5 Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a) advances made in connection with purchases of goods or services or in the form of a prepayment of expenses in the Ordinary Course of Business;

(b) an Investment by any Loan Party or Subsidiary in cash and Cash Equivalents;

(c) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business,

(d) (i) Accounts and other trade credit extended in the Ordinary Course of Business and consistent with past business practices of Parent and its Subsidiaries, (ii) Investments received in settlement of (A) amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or (B) owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries existing on the Closing Date and listed on Schedule 10.2.5 and any extensions, renewals or reinvestments thereof, so long as the amount of any such Investment pursuant to this clause (e) is not increased at any time above the amount of such Investment existing on the date hereof, unless such increase is otherwise permitted by this Section 10.2.5;

(f) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

(g) Permitted Intercompany Loans;

(h) Permitted Acquisitions;

(i) Investments made in deferred compensation plans consistent with the current practices of Parent and its Subsidiaries;

(j) Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit;

(k) Contingent Obligations of any Loan Party or any Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Debt, in each case entered into in the Ordinary Course of Business;

(l) Investments constituting Contingent Obligations in respect of Debt permitted under Section 10.2.1 that could have been incurred by such Loan Party or Subsidiary;

(m) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in lieu thereof;

(n) pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, utilities and other obligations of a like nature, in each case in the Ordinary Course of Business or letters of credit or guarantees issued in lieu thereof

(o) Investments with cash or Cash Equivalents in the form of capital contributions and the acquisition of Equity Interests made:

(i) by any Loan Party to another Loan Party, provided, that, in the case of such Investments by a Loan Party to a Loan Party that has not guaranteed the Obligations of the Loan Party that is making the Investment or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee, (A) as of the date of such Investment and after giving effect thereto, subject to additional Investments permitted under clause (B) below, the aggregate amount of all such Investments by Loan Parties to the Loan Parties that have not guaranteed the

Obligations of Loan Parties making the Investments or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee, together with the aggregate amount of all such loans by Loan Parties to the Loan Parties that have not guaranteed the Obligations of Loan Parties making the loans or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee permitted under clause (a) of the definition of the term “Permitted Intercompany Loans”, shall not exceed US$7,500,000 (or the US Dollar Equivalent thereof) in the aggregate at any time outstanding, or such greater amount as Agent may agree, and (B) any other such Investments at any time that the aggregate amount of such Investments permitted under clause (A) of this subsection made during the term of this Agreement exceed such amount, so long as on the date thereof and after giving effect thereto, each of the Payment Conditions is satisfied,

(ii) by any Loan Party to any Subsidiary of Parent that is not a Loan Party, provided, that, as of the date of any such Investment and after giving effect thereto, subject to additional Investments permitted under clause (B) below, (A) the aggregate amount of all such Investments by any Loan Party to any Subsidiary of Parent that is not a Loan Party, together with loans by Loan Parties to Subsidiaries of Parent that are not Loan Parties permitted under clause (b) of the definition of the term “Permitted Intercompany Loans”, shall not exceed US$7,500,000 (or the US Dollar Equivalent thereof) in the aggregate at any time outstanding, or such greater amount as Agent may agree and (B) any other such Investments at any time that the aggregate amount of such Investments permitted under clause (A) of this subsection made during the term of this Agreement exceed such amount, so long as on the date thereof and after giving effect thereto, each of the Payment Conditions is satisfied,

(iii) by any Subsidiary of Parent that is not a Loan Party to any Loan Party,

(iv) by any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party;

(p) Investments arising from Hedge Agreements entered into in compliance with Section 10.2.13;

(q) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger, and any renewal or extension thereof;

(r) any other Investments with cash or Cash Equivalents not otherwise subject to clauses (a) through (q) above, so long as on the date thereof and after giving pro forma effect thereto, each of the Payment Conditions is satisfied.

For purposes of this Section 10.2.5, the amount of any Investment shall be based upon the initial amount invested and shall not include any appreciation in value or return on such Investment but shall take into account repayments, redemptions. distributions and return of capital.

10.2.6 Disposition of Assets. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Loan Party to a Loan Party.

10.2.7 Reserved.

10.2.8 Restrictions on Payment of Certain Debt. Each Loan Party will not, and will not permit any of its Subsidiaries to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

(a) payments of regularly scheduled interest and principal payments when due, and any other mandatory prepayments when due in respect of any Debt (including the payment of secured Debt that becomes due as a result of the voluntary sale or transfer of the Property securing such Debt), other than payments in respect of any Subordinated Debt prohibited by the subordination provisions thereof;

(b) optional prepayments of Debt with the proceeds of Refinancing Debt in respect thereof;

(c) optional prepayment of Debt in exchange for Equity Interests of Parent, or with the net cash proceeds from the issuance of Equity Interests of Parent (other than Disqualified Equity Interests) to Persons that are not Loan Parties or their Subsidiaries; provided, that, as of the date of any such prepayment and after giving effect thereto, (i) no Event of Default exists or has occurred and is continuing and (ii) such prepayment is made substantially simultaneous with the receipt of the proceeds from the issuance of such Equity Interests;

(d) in the case of Debt owing by any Loan Party to another Loan Party, the Loan Party owing such Debt may make payments in respect thereof, so long as on the date of such payment and after giving effect thereto, no Event of Default exists or has occurred and is continuing;

(e) in the case of any Debt owing by any Loan Party to a Subsidiary of Parent that is not a Loan Party, the Loan Party owing such Debt may make payments in respect thereof, so long as on the date of such payment and after giving effect thereto, each of the Payment Conditions is satisfied;

(f) in the case of Debt owing by any Subsidiary of Parent that is not a Loan Party to any Loan Party, the Subsidiary that is not a Loan Party owing such Debt may make any payments in respect thereof at any time or times,

(g) in the case of Debt owing by any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party, the Loan Party owing such Debt may make payments in respect thereof,

(h) in the case of Debt owing by a Loan Party to a Subsidiary of Parent that is not a Loan Party, such Debt may be satisfied pursuant to the conversion of it (or other similar non-cash transaction) into Equity Interests of such Subsidiary issued by a Loan Party, so long as on the date of such payment and after giving effect thereto, no Event of Default exists or has occurred and is continuing;

(i) other prepayments of Debt (including optional prepayment of Debt), provided, that, as of the date of any such payments and after giving effect thereto, each of the Payment Conditions is satisfied.

10.2.9 Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries (other than any Excluded Subsidiaries) to, change its name; change its tax, charter or other organizational identification number; change its form or jurisdiction of organization; liquidate, wind up its affairs or dissolve itself; consummate or unwind a statutory division; or merge, combine, amalgamate or consolidate with any Person, whether in a single transaction or in a series of related transactions, except:

(a) (i) any US Loan Party may merge, amalgamate or consolidate with any other US Loan Party, (ii) any Belgian Loan Party may merge, amalgamate or consolidate with any other Belgian Loan Party or US Loan Party, (iii) any Luxembourg Loan Party may merge, amalgamate or consolidate with any other Loan Party; provided, that, (A) unless a Luxembourg Loan Party is merging, amalgamating or consolidating with another Luxembourg Loan Party, the other Loan Party is the surviving or continuing Person, (B) in each case where a US Loan Party is merging, amalgamating or consolidating, the US Loan Party is the surviving Person, (C) in the case of any merger, amalgamation or consolidation involving a US Borrower, the US Borrower is the surviving Person, and (D) the Lien on and security interest in the assets granted or to be granted in favor of Agent under the applicable Security Document shall be maintained or created in accordance with the provisions of Section 10.1.9;

(b) any Subsidiary of a Loan Party that is not a Loan Party may merge, amalgamate or consolidate with a Loan Party, provided, that, (i) the Loan Party is the surviving Person and (ii) as of the date of any such merger, amalgamation or consolidation and after giving effect thereto, no Event of Default exists or has occurred and is continuing;

(c) any Subsidiary of a Loan Party that is not a Loan Party may merge, amalgamate or consolidate with another Subsidiary of a Loan Party that is not a Loan Party;

(d) (i) any Subsidiary of Parent (other than a Borrower) with nominal assets and nominal liabilities may liquidate or dissolve, (ii) any Loan Party (other than Parent or a Borrower) or any Subsidiary of a Loan Party that is not a Loan Party may liquidate or dissolve so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to (A) in the case of a liquidating or dissolving Belgian Loan Party or Subsidiary of a Belgian Loan Party, a Belgian Loan Party or US Loan Party that is not liquidating or dissolving, (B) in the case of a liquidating or dissolving US Loan Party or Subsidiary of a US Loan Party, a US Loan Party that is not liquidating or dissolving, (C) in the case of a liquidating or dissolving Luxembourg Loan Party or Subsidiary of a Luxembourg Loan Party, a Luxembourg Loan Party, Belgian Loan Party or US Loan Party, in each case that is not liquidating or dissolving;

(e) a Loan Party may change its name, change its tax, charter or other organizational identification number, change its form or jurisdiction of organization; provided, that, (i) Agent shall have received not less than five (5) Business Days’ prior written notice of any such change with reasonable detail as to such change (or in the case of a change to a tax, charter or other organizational identification number, promptly after the issuance of such number by the applicable Governmental Authority), (ii) a Loan Party may only change its jurisdiction of organization to a jurisdiction in the United States or such other jurisdiction as may be acceptable to Agent, and (iii) on or about the date of any such change, Loan Parties shall execute and deliver such agreements as Agent may reasonably require.

10.2.10 Reserved.

10.2.11 Organization Documents. Each Loan Party will not, and will not permit any of its Subsidiaries to, amend, modify or otherwise change any of its Organization Documents in any manner that is adverse to the interests of Agent and Lenders in any material respect.

10.2.12 Tax Consolidation. Each Loan Party will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.13 Accounting Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; and each Loan Party will not, and will not permit any of its Subsidiaries to change its Fiscal Year without the prior written consent of Agent.

10.2.14 Restrictive Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries (other than any Excluded Subsidiary) to, become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) restrictions in agreements relating to Debt or a Lien permitted hereunder; (c) constituting customary restrictions on assignment in leases and other contracts; (d) required by Applicable Law; (e) in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (f) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is not prohibited pursuant to Section 10.2.6) that limit the transfer of such Property pending the consummation of such sale; and (g) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto.

10.2.15 Reserved.

10.2.16 Conduct of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17 Affiliate Transactions. Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (a) transactions with Affiliates upon fair and reasonable terms and no less favorable in any material respect than might be obtained at the time in a transaction with a person that is not an Affiliate of Parent or any other Loan Party in a comparable arm’s-length transaction; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions with Affiliates entered into or consummated prior to the Closing Date as shown on Schedule 10.2.17; (d) transactions solely among Loan Parties permitted hereunder, including Permitted Intercompany Loans and Investments permitted under Section 10.2.5(o); (e) transactions solely among a Subsidiary of Parent that is not a Loan Party and another Subsidiary of Parent that is not a Loan Party; (f) transactions with Affiliates involving value of less than $1,000,000 in any one case, but not to exceed $5,000,000 in the aggregate for all such transactions; (g) payment of customary fees and costs and indemnities provided to or on behalf of directors, officers, employees and consultants of Parent and its Subsidiaries; (h) any transaction between a Loan Party and an Affiliate of a Loan Party that is based on the reasonable allocation of overhead and administrative expense or transfers in accordance with Tax transfer pricing rules; or (i) any issuances of securities of Parent or other payments, awards or grants in cash, securities of Parent or otherwise pursuant to, or the funding of, employment agreements, severance arrangements, stock options and stock ownership plans (or arrangements of similar nature) in the Ordinary Course of Business or otherwise approved by the applicable board of directors of a Loan Party or Subsidiary.

10.2.18 Plans. Each Loan Party will not, and will not permit any of its Subsidiaries to, become party to any Multiemployer Plan, other than any in existence on the Closing Date.

10.2.19 Centre of Main Interests. Each Loan Party incorporated in or organized under the laws of a jurisdiction that is an EU Participating Member State shall not change its centre of main interests or its jurisdiction of incorporation or organization for the purposes of the Insolvency Regulation.

10.2.20 Amendment of Material Documents. Each Loan Party will not, and will not permit any of its Subsidiaries to, amend, modify, or waive any of its rights under any agreement, document or instrument in respect of any Material Debt that is Subordinated Debt which would increase the interest rate margin by more than 500 basis points in excess of the interest rate margin applicable to such Debt immediately prior to such amendment, modification or change, make any payments thereunder earlier or more frequent than the dates required as in effect on the date hereof or as of the date of the execution thereof, results in the Obligations not being fully benefited by the subordination provisions thereof, or otherwise modify the terms of such agreement, document or instrument in a manner that, taken as a whole, would be materially adverse to the rights or interests of Agent or Lenders.

10.2.21 Financial Assistance. The proceeds of the Loans have not been and will not be used to finance or refinance the acquisition of or subscription for shares in any Belgian Loan Party (except for share buy-backs in accordance with the BCCA) and no Belgian Collateral or other security interest will be used in breach of the BCCA.

10.3 Financial Covenant: Fixed Charge Coverage Ratio. Loan Parties hereby covenant and agree that, the Fixed Charge Coverage Ratio shall be not less than 1.00 to 1.00 as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 30, 2021, based on the four (4) immediately preceding Fiscal Quarters for which Agent has received financial statements, provided, that, compliance with such financial covenant shall only be required during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed Fiscal Quarter for which financial statements have been delivered and for each Fiscal Quarter end thereafter until the Compliance Period ends.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Payments. Any Loan Party fails to pay when due and payable, or when declared due and payable, (i) all or any portion of the Obligations under any Loan Document consisting of interest, fees, or charges due Agent or any Lender or other amounts (other than any portion thereof constituting principal or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit) constituting Obligations under any Loan Document and such failure continues for a period of five (5) Business Days, or (ii) all or any portion of the principal of the Loans or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

(b) Representations, Etc. Any representation, warranty or certification of a Loan Party made in or in connection with any Loan Documents, Borrower Materials or transactions contemplated thereby is incorrect or misleading in any material respect when given or deemed given (or in the case of any representation, warranty or other certification qualified or modified by materiality or Material Adverse Effect in the text thereof, then in any respect);

(c) Covenants.

(i) A Loan Party breaches or fails to perform any covenant contained in Section 2.1.5, 10.1.7, 10.1.10 (with respect to preservation of existence of a Borrower), 10.1.14, 10.2 or 10.3;

(ii) A Loan Party breaches or fails to perform any covenant applicable to it and contained in Section 7.2, 7.6, 8.1, 8.2.1, 8.4, or 10.1.3 and such breach or failure is not cured within five (5) Business Days after a Senior Officer of any Loan Party has knowledge thereof or receives written notice thereof from Agent, whichever is sooner;

(iii) A Loan Party breaches or fails to perform any covenant applicable to it and contained in Section 7.4.1, 7.4.2, 10.1.1, or 10.1.2, and such breach or failure is not cured within ten (10) Business

Days after a Senior Officer of any Loan Party has knowledge thereof or receives written notice thereof from Agent, whichever is sooner;

(iv) breach or fail to perform any other covenant applicable to it and contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of any Loan Party has knowledge thereof or receives written notice thereof from Agent, whichever is sooner;

(d) Loan Documents. A Guarantor repudiates, revokes or attempts to revoke its Guaranty; a Loan Party or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for a Loan Party to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(e) Security Documents. If any of the US Security Documents, Belgian Security Documents, Luxembourg Security Documents or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on any material portion of the Collateral of the US Loan Parties (taken as a whole) or of the Loan Parties (taken as a whole), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or omission by Agent;

(f) Cross-Default. Any breach or default of a Loan Party occurs under (i) any Swap; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case of the foregoing clause (i) and (ii) relating to any Material Debt (other than the Obligations), if the maturity of or any repayment with respect to such Debt may be accelerated due to such breach, it being understood and agreed that if such breach or default under such Material Debt is waived in writing by the holders of such Material Debt prior to an acceleration of the Obligations under the Loan Documents, the Event of Default under this (f) shall deem to have been cured.;

(g) Judgement. Any judgment or order for the payment of money is entered against a Loan Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Parties, $7,500,000 (or the US Dollar Equivalent thereof) (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h) Reserved.;

(i) Cessation of Business, Etc. A Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business that shall have resulted in a Material Adverse Effect; a Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement that shall have resulted in a Material Adverse Effect; a Belgian Borrower or Luxembourg Borrower is not Solvent;

(j) Insolvency. An Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and either: (i) the Loan Party consents to institution of the proceeding, (ii) the petition commencing the proceeding is not timely contested by the Loan Party, (iii) the petition is not dismissed within sixty (60) days after filing, or (iv) an order for relief is entered in the proceeding;

(k) ERISA, Etc. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (or similar event with respect to a Foreign Plan) that has resulted or could reasonably be expected to result in liability of a Loan Party to a Foreign Plan, Pension Plan, Multiemployer Plan or PBGC in excess of $7,500,000;

(l) Reserved. or

(m) Change of Control, Etc. A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Loan Parties to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment or adjust any Borrowing Base;

(c) require Loan Parties to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Loan Parties fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other Applicable Law. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Loan Parties to assemble Collateral, at Loan Parties’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, Loan Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Loan Party agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Loan Party’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, worldwide, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) at any time an Event of Default exists or has occurred and is continuing any or all Intellectual Property of any Loan Party, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, provided, that, (a) nothing in this Section 11.3 shall require a Loan Party to grant any license that is prohibited by Applicable Law or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property (except to the extent any such prohibition or other right is rendered ineffective or is unenforceable under any Applicable Law) and (b) as to any trademarks, to the extent necessary to preserve the validity of such trademarks, any such license with respect thereto shall be subject to the maintenance of quality standards with respect to the goods and services on which such trademarks are used.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, upon written notice to Borrower Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against its Obligations, whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Loan Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Banks and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, any Issuing Bank or any Lender to require strict performance by any Loan Party under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, any Issuing Bank or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized by the Lenders to determine in its Permitted Discretion eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 Agreements Regarding Collateral and Borrower Materials

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Loan Party or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any Communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Loan Party or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off a Deposit Account or Securities Account without Agent’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference, voidable transfer or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default under Section 11.1(a) or Section 11.1(j) exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Loan Party.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10 Remittance of Payments and Collections

12.10.1 Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. (Local Time) on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. (Local Time) on such day, and if request is made after 1:00 p.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two (2) Business Days and thereafter at the Default Rate for Base Rate Loans. No Loan Party shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to a Loan Party or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Certain ERISA Matters

12.13.1 Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Loan Parties, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2 Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.16 Withholding Taxes. To the extent required by any Applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because (a) the appropriate form was not delivered or was not properly executed by such Lenders (b) such Lender failed to notify Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or (c) such Lender otherwise failed to comply with Section 5.9, or if Agent reasonably determined that a payment was made to a Lender pursuant to this Agreement without deduction or applicable withholding Tax from such payment, such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including any expenses (including legal expenses) incurred.

12.17 [Reserved].

12.18 Parallel Debt Obligations. In order to ensure the continuing validity of the security interests governed by Dutch law (a) each Loan Party irrevocably and unconditionally undertakes (that undertaking in respect of any amount, a “Parallel Debt Obligation” and in respect of all of them, the “Parallel Debt Obligations”) to pay to Agent an amount equal to and in the same currency as all amounts from time to time due and payable by that Loan Party to the Secured Parties under the Credit Documents (the obligations to the Secured Parties in respect of any amount and a certain currency, an “Original Obligation” and its obligations to the Secured Parties in respect of all of them, the “Original Obligations”); (b) the Parallel Debt Obligations shall be separate from and independent of the Original Obligations, so that Agent will have an independent right to demand performance of any Parallel Debt Obligation; (c) the Parallel Debt Obligations shall be owed to Agent in its own name and any Foreign Security Agreement governed by Dutch law shall also be expanded to secure the Parallel Debt Obligations; (d) the Secured Parties, the Loan Parties and Agent acknowledge that Agent acts in its own name and not as an agent or representative of the Secured Parties and the security interests governed by

Dutch law created in favor of Agent will not be held on trust; (e) other than as set out in Section 12.17(f), the Parallel Debt Obligations shall not limit or affect the existence of the Original Obligations, for which the Secured Parties shall have an independent right to demand performance (to the extent permitted by this Agreement); and (f) payment by the Loan Parties of any Parallel Debt Obligation shall to the same extent decrease and be a good discharge of the corresponding Original Obligation owing to the Secured Parties and payment by the Loan Parties of any Original Obligations to the Secured Parties shall to the same extent decrease and be a good discharge of the corresponding Parallel Debt Obligation owing by it to Agent. Notwithstanding clause (f) above, no Loan Party may pay any Parallel Debt Obligation other than at the instruction of, and in the manner determined by, Agent. For the avoidance of doubt, the Parallel Debt Obligations will become due and payable (opeisbaar) at the same time as the corresponding Original Obligations.

12.19 Certain Belgian Matters. Each Lender designates and appoints Agent as its representative (vertegenwoordiger/représentant) within the meaning of Article 5 of the Belgian Financial Collateral Law and article 3 of the Belgian Pledge Law with respect to any Belgian Collateral which is expressed to be or is construed to be governed by Belgian Law.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, the other Loan Parties, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Loan Party may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender. Each Luxembourg Loan Party expressly accepts, agrees and confirms, and each other party to this Agreement expressly agrees, for the purposes of articles 1278 and seq. and 1281 of the Luxembourg Civil Code, that upon assignment, transfer and/or novation by a Lender to an Eligible Assignee of all or any of its rights or obligations under the Loan Documents or the Security Documents, any security interest and guarantee created under the Loan Documents or the Security Documents shall be preserved for the benefit of the Eligible Assignee. For the purposes of article 1271 et seq. of the Belgian Civil Code, the Loan Parties and the Secured Parties agree that upon any novation under the Loan Documents, the Belgian Collateral, guarantees, indemnities, and other undertakings created by the Loan Documents shall continue for the benefit of the Secured Parties, their successors, transferees and assignees, as the case may be.

13.2 Participations

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Each Participant shall, on or prior to the date it becomes a Participant, comply with Section 5.9 as if it were a Lender. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents (including its Commitments hereunder) shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral except in accordance with the terms of the Loan Documents.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); (c) in the case of an assignment or transfer by a Lender of a US Commitment, Belgian Commitment or Luxembourg Commitment, there is a corresponding assignment or transfer by such Lender (or any an Affiliate thereof) to the Eligible Assignee thereof (which may, in certain circumstances, be the same institution or an Affiliate thereof) of an amount which bears the same proportion to the US Commitment, Belgian Commitment or Luxembourg Commitment, as the case may be, as the amount assigned or transferred by the Lender bears to the US Commitment, Belgian Commitment or Luxembourg Commitment, so that after giving effect to such assignment or transfer, the Eligible Assignee has acquired the proportionate share of each Commitment; and (d) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2 Prior consent. Notwithstanding anything to the contrary in this Agreement and except at any time an Event of Default exists or has occurred and is continuing, no assignment pursuant to this Section 13.3 may be effected without the prior consent (which shall refer to this Section 13.3.2) of the Belgian Loan Parties, if at the time of the assignment the state or territory in which that Eligible Assignee is incorporated, resident or established, or where its Facility Office is established, is a Belgian Non-Cooperative Jurisdiction, or the bank account(s) to which payments, to which that Eligible Assignee will be entitled, will be made, are managed by or opened with a person incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or by a permanent establishment situated in a Belgian Non-Cooperative Jurisdiction or managed by, or opened with, a financial institution incorporated, resident or established in a Belgian Non-Cooperative Jurisdiction or having a permanent establishment in a Belgian Non-cooperative jurisdiction. If a Belgian Loan Party receives a written request, such Belgian Loan Party will have the obligation to duly consider such request. Within five (5) Business Days following the receipt of such written request, such Belgian Loan Party, may either grant its written consent (which shall not be unreasonably withheld) or request additional information reasonably demonstrating that the Eligible Assignee is not to be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code 1992. The Belgian Loan Party will be deemed to have granted the request if the Belgian Loan Party has not granted its consent or has not requested any such additional information within five (5) Business Days. If the Belgian Loan Party has requested any such additional information and does not receive additional information which is reasonably satisfactory to the Belgian Loan Party, the Belgian Loan Party will have the right to refuse its consent. If the Belgian Loan Party receives such additional information and such additional information is reasonably satisfactory to the Belgian Loan Party, the Belgian Loan Party will grant its written consent. The Belgian Loan Party will be deemed to have granted consent if the Belgian Loan Party has not notified its refusal within ten (10) Business Days following the receipt of such additional information.

13.3.3 Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.4 Certain Assignees. No assignment or participation may be made to a Loan Party, Affiliate of a Loan Party, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.5 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Loan Party as the borrower in the register, without any effect on the liability of any Loan Party with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) within the last one hundred twenty (120) days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last one hundred twenty (120) days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon ten (10) days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within twenty (20) days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers

14.1.1 Amendment. No modification of any Loan Document, including any amendment, supplement or extension of a Loan Document or waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Loan Party party to such Loan Document (including any amendment to this Agreement to change the percentages applicable to Eligible Accounts set forth in the definition of the terms Belgian Borrowing Base, Luxembourg Borrowing Base or US Borrowing Base); provided, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date, US Termination Date, Belgian Termination Date, or Luxembourg Termination Date, as may be applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.5.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Loan Party from liability for any Obligations;

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.5.2.

14.1.2 Limitations. Notwithstanding anything in any Loan Document to the contrary, LIBOR and related matters may be modified in accordance with Section 3.6, and no further action or consent by any party shall be required. The agreement of Loan Parties shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Banks as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product Provider (in such capacity) shall have any right to consent to modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Banks or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Corrections. If Agent and Borrower Agent identify an ambiguity, omission, mistake, typographical error or other defect in any provision, schedule or exhibit of a Loan Document, they may amend, supplement or otherwise modify the Loan Document to cure it, and the modification shall be effective without action or consent by any other party to this Agreement.

14.2 Indemnity. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY LOAN PARTY OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE, provided, that, (a) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the fund obligations under the Loan Documents by, such Indemnitee or (ii) any dispute between and among indemnified persons that does not involve an act or omission by any Loan Party, except that Agent shall be indemnified in its capacity as such and (b) in the case of legal fees and expenses, limited to the reasonable and documented fees and disbursements of one counsel for Agent and Lenders taken as a whole and, in addition, one local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction and in the case of an actual or perceived conflict of interest, where Agent or the Lender affected by such conflict notifies the Borrower Agent of the existence of such conflict and thereafter retains its own counsel, one additional counsel per affected party. No party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, provided, that nothing in this paragraph shall limit any Loan Party’s obligations to indemnify an Indemnitee for special, indirect, consequential or punitive damages that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

14.3 Notices and Communications

14.3.1 Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, five (5) Business Days after deposit in the US mail, with first-class postage pre-paid, addressed to the applicable address; (c) if sent by overnight courier service shall be deemed to have been given when received; and (d) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Loan Parties.

14.3.2 Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system approved and maintained by it (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Loan Parties, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4 Public Information. Loan Parties and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Loan Parties’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to a Loan Party’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of a Loan Party even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Loan Party.

14.4 Performance of Borrowers’ Obligations. Agent may, in its Permitted Discretion at any time and from time to time, at Borrowers’ expense, after written notice to Borrower Agent and consultation with Borrower Agent, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by Agent to (a) at any time an Event of Default exists or has occurred and is continuing, enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable and documented out-of-pocket payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on written demand. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents. Agent will provide Borrower Agent with copies of invoices that Agent receives from third parties that constitute expenses subject to reimbursement hereunder and will provide invoices or include such expenses on the statements provided by Agent to Borrower Agent hereunder consistent with the customary practice of Agent.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Execution; Electronic Records. A Communication, including any required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Loan Party and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of a Loan Party without further verification; and (c) upon request by Agent, an Electronic Signature shall be promptly followed by a manually executed counterpart. “Electronic Record” and “Electronic Signature” are used herein as defined in 15 U.S.C. § 7006.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents and Borrower Materials constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Loan Party.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Loan Party acknowledges and agrees that (a)(i) this Credit Facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Loan Parties and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Loan Parties have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Loan Parties, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Subject to prior written consent from Borrower Agent, which consent shall not be unreasonably withheld or delayed, Agent may use the name, logos, and other insignia of Borrowers and the Loan Parties and the Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means material, non-public information received from or on behalf of a Loan Party or Subsidiary relating to it or its business. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13 Compliance with DAC 6. No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets any hallmark set out in Annex IV of DAC6. Nothing in any Loan Documents shall prevent disclosure of any information including confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to be become an arrangement described in Part II A1 of Annex IV of DAC 6.

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum; Bail-In of EEA Financial Institutions

14.15.1 Forum. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS OR BORROWER MATERIALS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.15.4 Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.15.5 Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.15.6 Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.16 Waivers by Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Borrower Materials, Obligations or Collateral; (b) except as otherwise expressly provided for or required by the Loan Documents. presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Loan Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) except as otherwise expressly provided for or required by the Loan Documents, notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents, Borrower Materials or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Loan Parties that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.18 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND BORROWER MATERIALS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

COMPUTER TASK GROUP, INCORPORATED

By:	Peter Radetich
Name:	Peter Radetich
Title:	Senior Vice President

Address: 300 Corporate Parkway 214N, Amherst, NY 14226 Attn: John Laubacker / Peter Radetich Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

COMPUTER TASK GROUP BELGIUM NV

By:	Peter Radetich
Name:	Peter Radetich
Title:	Authorized Signatory

Address: Culliganlaan 1D, 1831 Diegem, Belgium Attn: John Laubacker / Peter Radetich Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

COMPUTER TASK GROUP LUXEMBOURG PSF S.A.

By:	Peter Radetich
Name:	Peter Radetich
Title:	Authorized Signatory

Address: 10A, Zone Industrielle de Bourmicht L - 8070 Bertrange, Grand Duchy of Luxembourg Attn: John Laubacker / Peter Radetich Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

[Signature Page to Loan and Security Agreement (CTG)]

COMPUTER TASK GROUP IT SOLUTIONS S.A.

By:	/s/ Peter Radetich

Name:	Peter Radetich

Title:	Authorized Signatory

Address: 7 rue des Mérovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg
Attn: John Laubacker / Peter Radetich
Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

GUARANTORS:

COMPUTER TASK GROUP INTERNATIONAL, INC.

By:	/s/ Peter Radetich

Name:	Peter Radetich

Title:	Senior Vice President

Address: 300 Corporate Parkway 214N, Amherst, NY 14226
Attn: John Laubacker / Peter Radetich
Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

CTG ITS SA

By:	/s/ Peter Radetich

Name:	Peter Radetich

Title:	Authorized Signatory

Address: Avenue Pasteur 6, 1300 Wavre, Belgium
Attn: John Laubacker / Peter Radetich
Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

[Signature Page to Loan and Security Agreement (CTG)]

COMPUTER TASK GROUP EUROPE B.V.

By:	/s/ Peter Radetich

Name:	Peter Radetich

Title:	Authorized Signatory

Address: Siriusdreef 17, 2131 WT Hooffddorp, Netherlands Attn: John Laubacker / Peter Radetich Email: John.Laubacker@ctg.com / peter.radetich@ctg.com

[Signature Page to Loan and Security Agreement (CTG)]

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Bailey E. Falls

Name:	Bailey E. Falls

Title:	Senior Vice President

Address:

Bank of America, N.A.
Attn: Loan Administration-CTG (mail code CT2-500-35-02)
City Place 1
185 Asylum St.
Hartford CT 06103
Telecopy: 312-453-4566

[Signature Page to Loan and Security Agreement (CTG)]